Exhibit 99(1)

              FEDERAL DEPOSIT INSURANCE CORPORATION
                      WASHINGTON, D.C. 20429

                             FORM F-2

               Annual Report Under Section 13 of the
              Securities Exchange Act of 1934 for the
                Fiscal Year Ended December 31, 1996

                   FDIC Certificate Number 27334

                           PEOPLE'S BANK
             ---------------------------------------
         (Exact name of bank as specified in its charter)

                            Connecticut
  -------------------------------------------------------------
  (State or other jurisdiction of incorporation or organization)

                            06-1213065
                    --------------------------
               (I.R.S. Employer Identification No.)

             850 Main Street, Bridgeport, Connecticut
           --------------------------------------------
                   (Address of principal office)

                               06604
                          -------------
                            (Zip Code)

   Bank's telephone number, including area code: (203) 338-7171

       Securities registered under section 12(b) of the Act:
                          Not applicable

       Securities registered under section 12(g) of the Act:
          Title of class: Common Stock, without par value

Indicate by check mark if the bank, as a "small business issuer" as defined under 17 CFR 240.12b-2, is providing alternative disclosures as permitted for small business issuers in this Form
F-2. [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to item 10 is not contained herein, and will not be contained, to the best of bank's knowledge, in definitive proxy or information statements incorporated by reference in part III of this Form F-2 or any amendment of this Form F-2. [ ]

Indicate by check mark whether the bank (1) has filed all reports required to be filed by section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90
days. Yes X   No
         ---    ---

The aggregate market value of voting stock held by non-affiliates of the registrant, based upon the last reported sales price of its common stock on February 18, 1997 on the National Association of Securities Dealers Automated Quotation National Market System, was $572,228,405.

  Indicate the number of shares outstanding of each of the bank's classes of common stock, as of the latest practicable date:

     40,649,383 shares of common stock as of February 18, 1997

                         Table of Contents

                                                           Page
                                                           ----

Statement re:  Documents Incorporated by Reference           1


Part I

  Item 1  - Business                                         2

  Item 2  - Properties                                       6

  Item 3  - Legal Proceedings                                7

  Item 4  - Security Ownership of Certain Beneficial
            Owners and Management                            8

Part II

  Item 5  - Market for the Bank's Common Stock
            and Related Security Holder Matters              8

  Item 6  - Selected Financial Data                          9

  Item 7  - Management's Discussion and Analysis of
            Financial Condition and Results of Operations    9

  Item 8  - Financial Statements and Supplementary Data      9

Part III

  Item 9  - Directors and Principal Officers of the Bank    10

  Item 10 - Management Compensation and Transactions        10

Part IV

  Item 11 - Exhibits, Financial Statement Schedules,
            and Reports on Form F-3                         11

Signatures                                                  15

                Documents Incorporated by Reference


Parts I and II:

Portions of People's Bank's Annual Report to Stockholders for the year ended December 31, 1996 (Exhibit I) are incorporated by reference into Parts I and II hereof.

Parts I and III:

Portions of People's Bank's definitive Proxy Statement for the Annual Meeting of Stockholders to be held on April 17, 1997 are incorporated by reference into Parts I and III hereof. The definitive copy of such Proxy Statement is to be filed with the FDIC on March 7, 1997.

                           People's Bank
                             Form F-2

                              Part I

Item 1 - Business

General
-------

People's Bank, a Connecticut capital stock savings bank, is the largest independent bank in Connecticut with $7.6 billion in total assets as of December 31, 1996. People's was organized in 1842 as a mutual savings bank and converted to stock form in 1988. People's is headquartered in Bridgeport, Connecticut.

People's offers a wide range of banking, fiduciary and other financial services to develop total business relationships with its corporate, individual and institutional customers. In addition to traditional banking services of accepting deposits and making loans, People's provides specialized services tailored to specific markets, including personal, institutional and employee benefit trust services, personal financial services, customer access to mutual funds, cash management services, certain international banking services and municipal banking and finance services. People's primary market area is the state of Connecticut, although it has a national credit card program and in 1996 established a limited branch in the United Kingdom to further expand its credit card business. People's also provides its customers with access to a worldwide automated teller machine network, 24-hour telephone banking services, PC banking services and interactive video banking. At December 31, 1996, People's had 72 traditional branches and 21 supermarket branches located in Fairfield, Hartford, New Haven, Litchfield and Tolland Counties. Over the next two years, People's expects to open 24 additional full service supermarket branches in Connecticut Stop & Shop superstores.

People's has two major lines of business: consumer banking and commercial banking. Within consumer banking, People's offers products and services such as credit cards, residential mortgage loans, home equity credit lines, other secured and unsecured consumer loans, consumer demand deposit accounts, Pay-By-Phone services, NOW accounts, savings and money market accounts, certificates of deposit, individual retirement accounts, trust and financial management services and savings bank life insurance. People's also provides discount securities brokerage services and mutual funds sales through its wholly owned subsidiary, People's Securities, Inc. Within its commercial banking line of business, People's offers products and services such as secured and unsecured commercial loans, commercial demand deposit accounts, asset-based lending services and cash management services. In addition, People's extends commercial real estate loans for income-producing properties primarily located in Connecticut. Further discussion of People's business and operations appears on pages 26 through 53 of the Annual Report (attached to this Report as Exhibit I) and is herein incorporated by reference.

Supervision and Regulation
--------------------------

As a state-chartered non-member savings bank, People's is subject to direct supervision and regulation by the State of Connecticut Department of Banking and the Federal Deposit Insurance Corporation ("FDIC"). In addition, People's parent organization, People's Mutual Holdings ("Holdings"), is a mutual bank holding company subject to regulation by the Board of Governors of the Federal Reserve System (the "FRB"). Consequently, People's is subject to indirect regulation by the FRB. As a result, People's is subject to periodic examinations, compliance with various reporting requirements, limitations on the conduct of certain non-banking activities and limitations as to investing powers.


Mutual Holding Company Structure
Effective January 1, 1995, the FDIC adopted final regulations governing mutual-to-stock conversions, and mutual holding company reorganizations, of state-chartered savings banks. The rules impose certain substantive and procedural requirements on state savings banks that propose to convert from mutual to stock form and on mutual holding company reorganizations. The final regulations require prior approval by the FDIC for newly converting institutions whose holding companies wish to waive dividends. The conversion regulations do not require prior FDIC approval for dividend waivers by mutual holding companies, such as Holdings, that were in existence prior to January 1, 1995.

During 1995 and 1996, several mutual holding companies undertook "second step" conversions, pursuant to which the holding company "demutualized" and the remaining entity was owned entirely by public shareholders. In at least one of these "second step" conversions, the FDIC required that the ownership percentage of the public minority shareholders of the converting bank be diluted to reflect the amount of cash dividends that had been previously waived by the former mutual holding company. People's is not able to predict whether the FDIC will impose similar requirements for dilution of public minority shareholders in connection with future "second step" conversions.

Neither People's, nor the Board of Trustees of Holdings, has expressed any intention to undertake a "second step" conversion in the future; indeed, it is unclear as to whether Connecticut law provides for such a "second step" conversion.

Federal Deposit Insurance Corporation
Improvement Act of 1991("FDICIA")
FDICIA was intended to reform the federal deposit insurance system and improve the supervision and enforcement powers of the banking agencies. Of particular importance to People's are the provisions of FDICIA that provide that state-chartered banks and their subsidiaries may engage (as principal) only in those activities permitted to national banks and their subsidiaries.

While national banks are generally not permitted to invest in equity securities, FDICIA contains an exception permitting the continued investment by certain state-chartered banks in equity securities listed on national securities exchanges and in shares of companies registered under the Investment Company Act of 1940. FDICIA requires, however, that such equity investments in the future not exceed 100% of a bank's Tier 1 capital; moreover, FDICIA allows the FDIC to further limit the amount of such equity securities investment, based upon an institution's capital position and overall financial condition. In 1993, the Regional Director of the FDIC approved People's application to continue such equity investments, provided that the total amount of such investments does not exceed 100% of People's Tier 1 capital. The approval further provided that, in the event People's intended to invest in equity securities in excess of 25% of its Tier 1 capital, People's must give 10 days written notice to the FDIC. As of December 31, 1996, the amount invested by People's in permissible equity securities investments represented approximately 36% of its Tier 1 capital. In March 1995, People's received permission from the FDIC to invest up to 100% of Tier 1 capital in adjustable rate and money market preferred stock. The FDIC requires 10 business days prior notice from People's if such investments are expected to exceed 80% of Tier 1 capital. In addition, investments in any one issuer may not exceed 15% of People's Tier 1 capital, and People's must continue to meet, at a minimum, the definition of an adequately capitalized institution. At December 31, 1996, the amount invested by People's in adjustable rate and money market preferred stock represented approximately 42% of Tier 1 capital.

No similar statutory exception exists with respect to FDICIA's prohibition on direct equity investments in real estate. Rather, FDICIA requires that a state-chartered bank engaged in equity investments in real estate prepare a plan of divestiture for such real estate investments and complete such divestiture no later than December 19, 1996. People's has disposed of all direct real estate equity investments under the terms of approved plan of divestiture, and the FDIC has approved the continued holding by People's of certain indirect real estate investments through its subsidiaries. People's does not expect that the divestiture of its remaining indirect real estate equity investments will have a material impact on its financial condition or operating results.

Another requirement of FDICIA affecting all federally insured institutions is the prescription that the federal banking agencies arrive at a uniform set of guidelines regarding real estate lending practices. These guidelines require that institutions adopt real estate lending policies, which, among other things: contain limitations on maximum loan-to-value ratios, by property type, in the underwriting of such real estate loans; limit the total amount of real estate loans in excess of such loan-to-value ratios to no more than 100% of Total capital; require certain necessary documentation in the underwriting of real estate loans; and mandate the annual review by the Board of Directors of such real estate lending policies. The implementation of these guidelines did not have a material impact on People's real estate lending activities.

Deposit Insurance
Deposits in People's are separately insured by the FDIC to the applicable maximum limits. The annual assessment for FDIC insurance is a percentage of the insured institution's total amount of assessable deposits. Pursuant to FDICIA, the FDIC adopted a regulation that bases an institution's deposit insurance assessment rate partly upon whether the institution is "well capitalized," "adequately capitalized," or "less than adequately capitalized." Each insured depository institution is also assigned to one of three "supervisory subgroups" based on reviews by the institution's primary federal or state regulator, statistical analyses of financial statements, and other information relevant to gauging the risk posed by the institution. Based on these capital and supervisory subgroups, each institution is assigned an annual FDIC assessment rate. The FDIC has authority to increase these rates to maintain the Bank Insurance Fund ("BIF") at its designated reserve ratio, and may raise the reserve ratios of the deposit insurance funds if justified by circumstances raising a significant risk of substantial future losses to the funds. Pursuant to the Deposit Insurance Funds Act of 1996 (which was signed into law on September 30, 1996), beginning on January 1, 1997 People's will be required to pay an additional annual assessment, expected to be approximately 0.013% of deposits, which will be used to pay debt service on certain obligations issued by the Financing Corporation in connection with funding operations of the Federal Savings and Loan Insurance Corporation prior to the latter's dissolution in 1989. After December 31, 1999, or possibly earlier, this assessment is scheduled to increase to a rate that is currently estimated to be approximately 0.024% of deposits.

Market Area and Competition
---------------------------

People's primary market area is the state of Connecticut, although if conducts a nationwide credit card business and, in 1996, established a limited purpose branch in the United Kingdom to further expand the credit card business. People's experiences competition for deposits and loans from commercial banks, savings institutions, specialty credit card banks, commercial and consumer finance companies, mortgage banking companies, insurance companies, credit unions and a variety of other institutional lenders and securities firms. The principal basis of competition for deposits is the interest rate paid, convenient access to services through traditional and non-traditional delivery alternatives and the quality of service to its customers. The principal basis of competition for loans is through the interest rates and loan fees charged and by developing relationships based on the efficiency, convenience and quality of services provided to borrowers. People's principal basis of competition in the credit card business is as a low fixed-rate provider of these services.

As a result of federal legislation adopted in 1994, interstate branching provisions will become effective on June 1, 1997. Current law governing interstate banking generally allows banks to merge across state lines to form a single institution. Interstate merger transactions can be used to consolidate existing multi-state operations or to acquire new branches. Banks will be able to establish a new branch as an initial entry into a state only if the state has authorized de novo branching. Banks established outside of Connecticut will be allowed to establish de novo branches in Connecticut unless Connecticut takes action to opt out of this legislation before that time. These developments will likely result in greater competition within the Connecticut banking market from financial institutions previously restricted from entering the market directly.


Personnel
---------

As of December 31, 1996, People's had 2,436 full-time and 590 part-time employees.

Item 2 - Properties

People's corporate headquarters is located at Bridgeport Center, which is owned by People's and had a net book value of $93.5 million at December 31, 1996. People's occupies approximately 80% of Bridgeport Center; all other available office space has been leased to third parties. At December 31, 1996, People's also conducted banking operations from its 72 traditional branches and 21 supermarket branches. People's branch network is mostly concentrated in Fairfield County, where it has 48 offices. People's also has 21 offices in Hartford County, 20 in New Haven County, three in Tolland County, and one in Litchfield County. People's owns 11 of its banking offices, which had an aggregate net book value of $5.7 million at December 31, 1996. People's remaining banking operations, including its United Kingdom credit card business, are conducted in leased offices. Information regarding People's operating leases for office space and related rent expense appears on page 79 of the Annual Report (attached to this Report as Exhibit I) and is herein incorporated by reference.

In addition to branch offices and Bridgeport Center, People's owned five additional banking facilities with an aggregate net book value of $20.3 million at December 31, 1996. These facilities are used for various purposes, including the headquarters for PSI.

Item 3 - Legal Proceedings

Silverberg. On November 29, 1990 (as amended), in the United States District Court, District of Connecticut, Herbert Silverberg, on behalf of himself and others similarly situated, brought a lawsuit against People's and the following present and former officers: David E. A. Carson, John L. Flannery, James P. Biggs, Leonard N. Mainiero, Raymond P. Granville, Jeffrey L. Coulson, and Joseph S. Kastrup. With the exception of Mr. Kastrup, who resigned in August 1990, Mr. Flannery, who retired in September 1991, Mr. Coulson, who resigned in December 1991, and Mr. Mainiero, who retired in May 1994, the named officers remain in their respective positions with People's. The complaint as amended alleges that People's and the named officers violated Federal securities laws and committed fraud by making allegedly incomplete, misleading or false statements regarding People's financial condition. The plaintiff alleges that he is a shareholder of People's and seeks to have the lawsuit certified as a class action representing all non-bank affiliated shareholders. The plaintiff seeks unspecified compensatory and punitive damages, interest and costs, including reasonable fees for attorneys, accountants and other experts.

On September 16, 1991, People's filed a motion to dismiss the amended complaint on the grounds that the amended complaint failed to plead fraud with particularity as required by the Federal Rules of Civil Procedure and also that it failed to state a claim upon which relief could be granted. On April 7, 1992, the United States District Court issued a ruling which denied People's motion to dismiss the amended complaint. It should be noted that, in making its ruling, the Court stated that it did not intimate any views on the merits of the plaintiff's claims or on their viability in the event of a motion for summary judgment after conclusion of discovery. People's filed its answer to the amended complaint on April 15, 1992.

On June 9, 1992, People's entered into a Stipulation with the plaintiff agreeing to the entry of an Order providing for conditional certification of a class pursuant to Rule 23(b)(3) of the Federal Rules of Civil Procedure. The court issued an Order pursuant to the Stipulation on June 15, 1992. Pursuant to the Stipulation and the Order, this case was conditionally certified to be maintained as a class action. The class consists of "all persons who purchased equity securities of People's Bank from July 6, 1988 to November 29, 1990, excluding the individual defendants, members of their immediate family, their heirs, successors and assigns, and any entity controlled by any of the individual defendants, and People's Bank and any subsidiary or affiliate of People's Bank..." In reaching the agreement to enter into a Stipulation, the plaintiff expressly did not concede or acknowledge that the wrongdoing alleged in the complaint as amended terminated on November 29, 1990, and People's did not concede or acknowledge that the claims in this action have any merit.

Management believes that People's and the named officers have meritorious defenses to the claims alleged by the plaintiff; the matter is being contested vigorously. Management is not aware of any similar proceeding or action being contemplated by any governmental authorities.

The Golden Hill Paugussett Tribe of Indians. On August 20, 1993 a lawsuit was filed in the Bridgeport Superior Court by The Golden Hill Paugussett Tribe of Indians (the "Tribe") against People's. The Tribe alleges that it has exclusively owned, used and occupied "since time immemorial" a certain parcel of land, located in the City of Bridgeport, Connecticut (the "Property"). People's currently holds record title to the Property on which Bridgeport Center, its headquarters office is built. The Tribe is seeking (1) a determination by the Superior Court that it is the sole and rightful owner of the Property, (2) the restoration of possession of the Property and an award of rents and profits, and
(3) attorneys fees, costs of litigation, and such further relief that the court deems just. At this time, People's does not believe that the claim has merit and has referred the matter to the title insurance company, which insures the Property, for defense.

People's has in place a liability insurance policy held on behalf of its directors and officers. The policy provides reimbursement for adjudicated damages, settlements and defense expenses incurred by its directors and officers arising out of any actual or alleged negligent act, error, misstatement, misleading statement, omission, or breach of duty by officers or directors in the discharge of their duties solely in their capacities as individuals occupying the position of director or officer of People's. It is currently anticipated that all or a portion of the claims made against the officers may be covered under this policy, subject to the applicable deductibles.

In the opinion of management, People's financial condition will not be affected materially as a result of the outcome of the foregoing legal proceedings.

Item 4 - Security Ownership of Certain Beneficial Owners and
         Management

The information required by this item is included on pages 1 through 4 of the Proxy Statement and is herein incorporated by reference.

                              Part II

Item 5 - Market for the Bank's Common Stock and Related Security
         Holder Matters

The common stock of People's is traded on the NASDAQ National
Market System under the symbol PBCT. At January 31, 1997, there were approximately 7,500 record holders of People's common stock.

Additional information required by this item is incorporated by reference to pages 71 - 73 and 83 of the Annual Report (Exhibit
I).

Item 6 - Selected Financial Data

The information required by this item appears on the inside front cover of the Annual Report (attached to this Report as Exhibit I) and is herein incorporated by reference.

Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations

The information required by this item appears on pages 26 through 53 of the Annual Report (attached to this Report as Exhibit I) and is herein incorporated by reference.

Statistical Information
-----------------------

Certain statistical information appears in People's Annual Report
(attached to this Report as Exhibit I) and is herein incorporated by reference, as follows:

Description of Statistical Information     Annual Report Page(s)
--------------------------------------     ---------------------

Distribution of Assets, Liabilities and
 Stockholders' Equity; Interest Rates
 and Interest Differentials                      28 - 30

Securities Portfolio                               37

Loan Portfolio                                    39-47

Summary of Loan Loss Experience                   31-32

Deposits                                        30, 47-48

Return on Equity and Assets                        25

Borrowings                                         49

A discussion of the Impact of Inflation is filed as Exhibit II to this Report, and is herein incorporated by reference.

Item 8 - Financial Statements and Supplementary Data

The information required by this item appears on pages 54 through 84 of the Annual Report (attached to this Report as Exhibit I) and is herein incorporated by reference. Supplemental financial statement schedules are filed as Exhibit VI to this Report, and are herein incorporated by reference.

                             Part III

Item 9 - Directors and Principal Officers of the Bank

Directors of the Bank
---------------------

The information required by this item appears on pages 5 through 9 of the Proxy Statement and is herein incorporated by reference.

Principal Officers of the Bank
------------------------------

The name, age, principal occupation and business experience for at least the last five years of each principal officer who is not a director of People's is set forth below as of February 18, 1997. For purposes of this discussion, "People's" includes the present stock-form bank as well as its predecessor mutual-form bank prior to its reorganization in 1988.

   Edward H. Bucnis, age 58, has been an Executive Vice
President (Operations Division) of People's since 1985. Mr.
Bucnis has served in various capacities for People's since 1974.

   Bryan J. Huebner, age 46, has been Executive Vice President
(Consumer Financial Services) since August 1996. Mr. Huebner has served in various capacities for People's since 1975.

   John A. Klein, age 47, has been an Executive Vice President
(Credit Card Services) of People's since February 1994. Mr. Klein has served in various capacities for People's since 1971.

   William T. Kosturko, age 48, has been an Executive Vice
President of People's since July 1994 and has been General
Counsel of People's since joining People's in October 1991.

   George W. Morriss, age 49, has been Executive Vice President and Chief Financial Officer of People's since September 1991. Mr.
Morriss has served in various capacities for People's since 1982.

   Louis H. Ulizio, Jr., age 58, has been Executive Vice
President (Commercial Banking Division) of People's since October
1991.

Item 10 - Management Compensation and Transactions

The information required by this item appears on pages 9 through 23 of the Proxy Statement and is herein incorporated by reference.

                             Part IV

Item 11 - Exhibits, Financial Statement Schedules, and Reports on Form F-3

(a)(1) The following financial statements of People's and the independent auditors' report thereon are incorporated by reference to pages 54 through 84 of the Annual Report
       (which is attached hereto as Exhibit I):

       Consolidated Statements of Condition as of December 31,
       1996 and 1995

       Consolidated Statements of Income for the years ended
       December 31, 1996, 1995 and 1994

       Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1996, 1995 and 1994

       Consolidated Statements of Cash Flows for the years ended
       December 31, 1996, 1995 and 1994

       Notes to Consolidated Financial Statements

       Independent Auditors' Report

(a)(2) The following supplemental financial statement schedules required to be filed by Item 8 of Form F-2 are filed as part of this Report (and are attached hereto as Exhibit
       VI):

       Schedule IV - Bank Premises and Equipment

       Schedule V  - Investments in, Income from Dividends, and
                     Equity in Earnings or Losses of Subsidiaries and Associated Companies

       The following supplemental financial statement schedules required to be filed by Item 8 of Form F-2 are incorporated by reference to the Annual Report (which is attached hereto as Exhibit I):

       Schedule I  - Securities (Annual Report - page 64)

       Schedule VI - Allowance for Loan Losses (Annual Report
                     - pages 31-32)

       The independent auditors' report on the foregoing schedules is filed as part of Exhibit VI to this Report.

       Schedule II (Loans to Officers, Directors, Principal
       Security Holders, and Any Associates of the Foregoing
       Persons) is not applicable.

       Schedule III - (Loans) is filed as part of Exhibit IV to this Report.

(b)    Exhibits

The following exhibits are filed with this Report or are incorporated herein by reference. Each exhibit identified by an asterisk constitutes a management contract or compensatory plan, contract or arrangement.

Exhibit I Annual Report Furnished to Security Holders for the Year Ended December 31, 1996

Exhibit II          Impact of Inflation (filed as Exhibit II)


Supplemental Financial Statement Schedules Required to be filed by Item 8:


Exhibit III         Computation of Net Income Per Common Share

Exhibit IV          Other Statistical Data

Exhibit V           Wholly Owned Subsidiaries

Exhibit VI          Schedule IV - Bank Premises and Equipment

                    Schedule V - Investments in, Income from
                    Dividends, and Equity in Earnings or Losses of Subsidiaries and Associated Companies

                    Independent Auditors' Report on Supplemental
                    Financial Statement Schedules


Other Exhibits:

Exhibit VII Management's Report on the Effectiveness of the Internal Control Structure over Financial
                    Reporting and Compliance with Designated Laws and Regulations

Exhibit VIII        Independent Accountants' Report on
                    Management's Assertion Regarding the Internal
                    Control Structure over Financial Reporting

Exhibit IX          Directors, Officers and Trustees Liability
                    Insurance Policy (Omitted and filed
                    separately with the Federal Deposit Insurance
                    Corporation)

Exhibit X(i) Articles of Incorporation (incorporated by reference to Exhibit X(i) to People's Annual
                    Report on Form F-2 for the fiscal year ended
                    December 31, 1995))


Exhibit X(ii) Bylaws, as amended (incorporated by reference to Exhibit X(ii) to People's Annual Report on
                    Form F-2 for the fiscal year ended December
                    31, 1994)

Exhibit XI          Instruments Defining the Rights of Security
                    Holders (incorporated by reference as
                    Exhibits X(i) and X(ii))

* Exhibit XII(i)    Executive Employment Agreement, dated January
                    1, 1985, between People's and David E.A.
                    Carson (incorporated by reference to Exhibit
                    4(ix) to People's Registration Statement on
                    Form F-1, dated June 23, 1988)

* Exhibit XII(ii)   Supplemental Retirement Agreement, dated
                    March 12, 1992, between People's and Louis H.
                    Ulizio, Jr. (incorporated by reference to Exhibit XII(ii) to People's Annual Report on
                    Form F-2 for the fiscal year ended December
                    31, 1994)

* Exhibit XIII(i)   Agreement for Compensation on Discharge
                    Subsequent to a Change in Control, dated
                    February 17, 1994, between People's and James
                    P. Biggs (incorporated by reference to
                    Exhibit XIII(i) to People's Annual Report on
                    Form F-2 for the fiscal year ended December
                    31, 1994)

* Exhibit XIII(ii)  Agreement for Compensation on Discharge
                    Subsequent to a Change in Control, dated
                    February 17, 1994, between People's and
                    Edward H. Bucnis (incorporated by reference to Exhibit XIII(ii) to People's Annual Report on Form F-2 for the fiscal year ended December 31, 1994)

* Exhibit XIII(iii) Agreement for Compensation on Discharge
                    Subsequent to a Change in Control, dated
                    February 17, 1994, between People's and John
                    A. Klein (incorporated by reference to
                    Exhibit XIII(iii) to People's Annual Report on Form F-2 for the fiscal year ended December 31, 1994)


* Exhibit XIII(iv)  Agreement for Compensation on Discharge
                    Subsequent to a Change in Control, dated
                    February 17, 1994, between People's and
                    William T. Kosturko (incorporated by
                    reference to Exhibit XIII(iv) to People's
                    Annual Report on Form F-2 for the fiscal year ended December 31, 1994)

* Exhibit XIII(v)   Agreement for Compensation on Discharge
                    Subsequent to a Change in Control, dated
                    February 17, 1994, between People's and
                    George W. Morriss (incorporated by reference to Exhibit XIII(v) to People's Annual Report on Form F-2 for the fiscal year ended
                    December 31, 1994)

* Exhibit XIII(vi)  Agreement for Compensation on Discharge
                    Subsequent to a Change in Control, dated
                    February 17, 1994, between People's and Louis
                    H. Ulizio, Jr. (incorporated by reference to
                    Exhibit XIII(vi) to People's Annual Report on Form F-2 for the fiscal year ended December 31, 1994)

* Exhibit XIII(vii) Agreement for Compensation on Discharge
                    Subsequent to a Change in Control, dated
                    August 15, 1996, between People's and Bryan
                    J. Huebner (filed herewith)

* Exhibit XIV       People's Bank 1988 Long-Term Incentive Plan
                    (incorporated by reference to Exhibit 5 to People's Registration Statement on Form F-1, dated June 23, 1988)

* Exhibit XV        Short Term Incentive Plan for Key Employees
                    of People's Bank (filed herewith)


* Exhibit XVI       1997-1999 Performance Unit Plan (filed
                    herewith)

* Exhibit XVII      The People's Bank Amended and Restated
                    Employees' Retirement Plan (incorporated by reference to Exhibit XVII to People's Annual
                    Report on Form F-2 for the fiscal year ended
                    December 31, 1995)


* Exhibit XVIII     The People's Bank Amended and Restated
                    Supplemental Retirement Plan (incorporated by reference to Exhibit XVIII to People's Annual
                    Report on Form F-2 for the fiscal year ended
                    December 31, 1994)

* Exhibit XIX       People's Bank 401(k) Employee Savings Plan
                    (incorporated by reference to Exhibit XIX to People's Annual Report on Form F-2 for the fiscal year ended December 31, 1994)

* Exhibit XX        People's Bank Amended and Restated
                    Supplemental Savings Plan (incorporated by reference to Exhibit XX to People's Annual
                    Report on Form F-2 for the fiscal year ended
                    December 31, 1994)

* Exhibit XXI       The People's Bank Directors' Retirement Plan
                    (incorporated by reference to Exhibit XXI to People's Annual Report on Form F-2 for the fiscal year ended December 31, 1994)

* Exhibit XXII      People's Bank Amended and Restated Deferred
                    Compensation Plan for Directors (incorporated by reference to Exhibit X to People's Annual
                    Report on Form F-2 for the fiscal year ended
                    December 31, 1991)

                            SIGNATURES

Pursuant to the requirements of Section 13 of the Securities
Exchange Act of 1934, People's has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                            PEOPLE'S BANK

Date:  February 20, 1997       By: /s/ David E. A. Carson
                                  ------------------------------
                                   David E. A. Carson
                                   President and
                                   Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Date:  February 20, 1997       By: /s/ David E. A. Carson
                                  ------------------------------
                                   David E. A. Carson
                                   President and
                                   Chief Executive Officer

Date:  February 20, 1997       By: /s/ George W. Morriss
                                  ------------------------------
                                   George W. Morriss
                                   Executive Vice President and
                                   Chief Financial Officer

Date:  February 20, 1997       By: /s/ Carlos R. Mello
                                  ------------------------------
                                   Carlos R. Mello
                                   Senior Vice President and
                                   Comptroller

Date:  February 20, 1997       By: /s/ James P. Biggs
                                  ------------------------------
                                   James P. Biggs
                                   Director

Date:  February 20, 1997       By: /s/ George P. Carter
                                  ------------------------------
                                   George P. Carter
                                   Director

Date:  February 20, 1997       By: /s/ Joseph E. Clancy
                                  ------------------------------
                                   Joseph E. Clancy
                                   Director

Date:  February 20, 1997       By: /s/ George R. Dunbar
                                  ------------------------------
                                   George R. Dunbar
                                   Director

Date:  February 20, 1997       By: /s/ Norwick R. G. Goodspeed
                                  ------------------------------
                                   Norwick R. G. Goodspeed
                                   Director

Date:  February 20, 1997       By: /s/ Eunice S. Groark
                                  ------------------------------
                                   Eunice S. Groark
                                   Director

Date:  February 20, 1997       By: /s/ Samuel W. Hawley
                                  ------------------------------
                                   Samuel W. Hawley
                                   Director

Date:  February 20, 1997       By: /s/ Betty Ruth Hollander
                                  ------------------------------
                                   Betty Ruth Hollander
                                   Director

Date:  February 20, 1997       By:
                                  ------------------------------
                                   Saul Kwartin
                                   Director

Date:  February 20, 1997       By: /s/ Jean M. LaVecchia
                                  ------------------------------
                                   Jean M. LaVecchia
                                   Director

Date:  February 20, 1997       By: /s/ Jack E. McGregor
                                  ------------------------------
                                   Jack E. McGregor
                                   Director

Date:  February 20, 1997       By: John F. Merchant
                                  ------------------------------
                                   John F. Merchant
                                   Director

Date:  February 20, 1997       By: /s/ Wilmot F. Wheeler, Jr.
                                  ------------------------------
                                   Wilmot F. Wheeler, Jr.
                                   Director

                             Exhibit I

            Annual Report Furnished to Security Holders
               for the Year Ended December 31, 1996
people's bank











                      http: //www.peoples.com











                        1996 Annual Report

                   [beginning of cover insert]

[Outside of cover insert:]


                            We're not
                         like any other
                              bank



                          people's bank


                         "We plan to be
                         a 21st Century
                       financial services
                          company with
                        a bank charter."



                          people's bank


                        Bridgeport Center
                         850 Main Street
                           Bridgeport
                        Connecticut 06604

                     http://www.peoples.com



[Inside of cover insert:]

innovating
challenging
empowering
educating
growing
People

      We're not like any other bank. We're not a small local bank. Nor are we a money center or regional bank. We are People's
Bank and we are different by design.

      We're currently building from within, not through acquisitions. We happen to believe that making our own organization stronger is better than downsizing other people's businesses. This adds value, at a much lower cost, for our stockbuilders and communities.


          [Photograph "Customers enjoy the convenience
            of the TJX/Visa/People's Bank card while
                     shopping at Marshalls."]


      We also know that money is a very personal thing, and, as a result, our emphasis is on people. We offer our customers innovative concepts, leading-edge technologies and spirited personnel who have the power to make decisions. Simply put: We marry the best technologies with the best people. New concepts are embraced - not only because we thing they will be faster or more efficient - but because they allow us to offer customers something better.

      This customer focus defines all our businesses. Whether a customer is starting a business, investing for retirement, or shopping for the best mortgage package or credit card value, our goal is to earn a "wow" response.

      Financial assets are important, but time is precious too.
It's not just when and where we provide services . . . but how fast . . . and how well.

      Less than a decade ago, customers preferred to bank in traditional branches. Today more and more people are demanding convenient technologies for their financial needs. These services are changing, with new channels including supermarket offices, personal computers, video banking and Internet access. But delivery systems are only as good as the products and services they offer, and the people behind them. We strive to offer the best.

      We plan to be a 21st Century financial services company with a bank charter. To realize this, we must invest in leadership, encourage innovation and embrace change. Our focus on people is the difference. This commitment has made us the bank we are today. It's our heritage. And our future.


                                          /s/ David E.A. Carson

                                          David E.A. Carson
                                          President and CEO
                                          People's Bank


                      [end of cover insert]


                     Selected Consolidated Financial Data

Financial Highlights

As of and for the years ended December 31
(dollars in millions, except per share data)

                                       1996      1995       1994       1993     1992
--------------------------------------------------------------------------------------
Operating Data:

Net Income                          $ 80.1      $ 71.0     $ 70.1     $ 56.3    $ 7.0
Pre-tax income                       101.1       114.0       64.9       41.6      7.6
Net Interest income                  234.5       231.6      246.6      219.5    206.3
Provision for loan losses             51.1        39.9       50.9       56.0     96.5
Operating income                     399.7       383.2      356.5      334.8    292.5
Fee-based revenues                   148.8       140.1      108.6       92.1     70.7
Non-interest expense                 259.0       229.8      237.4      240.0    205.5
--------------------------------------------------------------------------------------
Selected Statistical Operating Data:

Net interest margin-managed
  portfolio                           4.18%       4.25%      4.40%      4.25%    4.00%
Net interest margin-owned
  portfolio                           3.70        3.92       4.28       4.19     4.00
Interest rate spread-managed
  portfolio                           3.65        3.75       4.05       3.97     3.78
Interest rate spread-owned
  portfolio                           3.11        3.37       3.91       3.91     3.78
Return on average assets  1           1.13        1.09       1.11       0.71     0.08
Return on average
stockholders'equity  1                13.8        14.0       15.6       10.8      1.4
Efficiency ratio-managed
  portfolio                           54.9        52.9       59.2       65.7     63.2
Efficiency ratio-owned
  portfolio                           63.8        58.2       61.1       66.1     63.2
--------------------------------------------------------------------------------------
Financial Condition Data:

Total assets-managed portfolio      $8,979      $8,062     $7,284    $ 6,600  $ 5,691
Total assets-owned portfolio         7,645       6,862      6,484      6,400    5,691
Loans, net-managed portfolio         6,523       5,578      5,084      4,514    4,188
Loans, net-owned portfolio           5,189       4,378      4,284      4,314    4,188
Securities, net                      1,703       1,686      1,512      1,459      779
Deposits                             5,245       4,836      4,654      4,721    4,934
Borrowings                           1,695       1,392      1,297      1,193      399
Stockholders' equity                   618         550        469        426      307
Total non-performing assets            101          95        124        250      343
Ratios:
  Non-performing assets to
   total assets                       1.32%       1.38%      1.91%      3.90%     6.04%
  Net loan charge-offs to
   average loans                      0.81        0.99       1.27       1.47      2.61
  Allowance for loan losses
   to total loans                     1.66        1.68       1.78       1.82      1.97
  Average stockholders' equity
   to average assets                   8.2         7.8        7.1        6.6       5.2
  Stockholders' equity to
   total assets                        8.1         8.0        7.2        6.6       5.4
  Tier 1 leverage capital              7.9         7.6        7.1        6.7       5.4
  Tier 1 risk-based capital           10.0        10.9       10.1        9.5       7.4
  Total risk-based capital            13.9        12.1       11.3       10.7       8.7
--------------------------------------------------------------------------------------
Per Share Data:

Net income per common share:
  Primary                           $ 1.98      $ 1.81     $ 1.89     $ 1.63     $ 0.22
  Fully diluted                       1.96        1.74       1.73       1.58       0.22
Common stock dividends paid           0.80        0.64       0.47       0.06         -
Common book value                    15.24       13.83      11.90      10.90       9.40
Common stock price:
  High                              30-1/8      23-1/8     16-1/8         10      7-1/4
  Low                               18-1/2      11-3/8      8-3/8      5-1/2      1-3/4
  Close                             28-7/8          19     11-7/8          9      5-5/8
Total dividend payout ratio  2        17.1%       15.4%      13.6%       5.9%        - %
--------------------------------------------------------------------------------------


1 Percentage is based on income before extraordinary credit and cumulative effect of accounting changes. Based on net income for 1994, 1993 and 1992, the return on average assets was 1.11%, 0.97% and 0.12%, respectively, and the return on average stockholders' equity was 15.6%, 14.7% and 2.3%, respectively.

2 Reflects the waiver of common stock dividends paid on substantially all of the shares owned by People's Mutual Holdings, and includes cash dividends paid on noncumulative convertible preferred stock issued in May 1993 and retired in September 1996.

     See the Glossary on page 24 for definitions of certain items in this table.

                        The Year in Review

Closing Stock Price                    Managed Efficiency Ratio
(dollars)                              (percent)

[Bar Graph]                            [Bar Graph]





Dividends Per Share                    Managed Credit Card
                                       Receivables
(dollars)                              (in billions)

[Bar Graph]                            [Bar Graph]





Net Income Per Share                   Return on Equity
(dollars)                              (percent)

[Bar Graph]                            [Bar Graph]

Table of Contents



2     Letter To Stockholders

5     Investing For The Future

11    Not Like Any Other Bank

12    Credit Card Cash In A Crunch

14    Hard Work And Hard Hats

16    Cash Counsel On The Web

18    Super Banking In A Market

20    Focusing On Connecticut

23    The Financial Report




Quotes from "Being Digital" By Nicholas P. Negroponte courtesy of Alfred A. Knopf Inc., New York.

                       Embracing The Future





               "As the business world globalizes and

             the Internet grows, we will start to see

                  a seamless digital workplace."




                           Being Digital

                               At People's Bank, we are embracing
                                  a fundamental transformation in
                                 the financial services industry.

Dear Stockholder:

      The typical bank today is
an anachronism. Surprising words,
perhaps, from a banker. But
People's is not a typical bank.
We are preparing for a future
where banks -- as we know them
 -- may not exist.

      Financial services are converging. Already, People's provides consumer and commercial banking, credit cards, insurance, securities and annuities. In the not-too-distant future, financial services companies will not exist separately as banks, or insurance companies, or investment firms. And distribution channels are becoming digital. How we serve customers and how they access us in this new electronic environment are critical to this change.

      To succeed in such a future, we need not only products that meet customer needs, but systems to provide these services to customers when, where and how they want them -- whether at home, at work, in a supermarket or in a bank branch. That is what we are building.

      In 1996 we achieved record net income of $80.1 million, or $1.96 per share, compared to $71.0 million, or $1.74 per share in 1995, and dividends have increased seven times in the past three years. These results reflect our goal of steadily increasing earnings, even as we substantially invest in the growth of People's Bank.

[Graphic of building complex.]

      In 1996 we made major investments in our delivery systems, particularly 7-day-a-week banking in Super Stop & Shop stores. By year end we had 21 of an anticipated 45 full-service supermarket branches on line. This year we also launched a People's credit card in the United Kingdom, transplanting the high-value/low-rate concept that built our domestic credit card operation. And in the United States, we created a separate credit card division to further focus our efforts on this important business. We are investing in other ways

      [Photograph of David E.A. Carson, President and CEO.]





By carefully focusing on our customers, in 1996 we:

   - Completed 20 full-service branches in Super Stop & Shop stores, New England's leading grocery chain.

   - Were ranked the nation's 27th largest issuer of MasterCard and Visa credit cards.

   - Launched a credit card business in the United Kingdom.

   - Launched a Municipal Banking and Finance Department.

   - Remained the Connecticut leader in residential mortgage originations.

   - Gained approximately 25,000 checking accounts, increasing average retail demand deposits by 19%.

   - Increased average commercial checking account deposits by 14%.

   - Increased assets under trust administration to more than $1.3 billion.

   - Signed up 25,000 customers for PC banking.

   - Attained the highest profitability in our brokerage subsidiary since it opened in 1983.

          [Two photographs of Executive Officers Group:
        Ed Bucnis, Lou Ulizio, Bill Kosturko, Jim Biggs,
          John Klein, Bryan Huebner and George Morriss.]



too. This year we created a Municipal Banking and Finance Department. We also added two regional offices to our expanding Trust and Financial Services Department. Building for the future, of course, does not always offer an immediate payback. The opportunities to grow the credit card business, to provide more convenient banking services, to broaden Connecticut's municipal banking and finance market, and to expand trust activities are long-term programs. Building engines of growth takes years of targeted effort. By investing now, we lay the groundwork. Our retail and commercial customer base increased considerably in 1996, partly because we have a reputation for being reliable. We listen to customer needs and ensure that they're met. Trust is what it's all about.

      Given the pace of change, our capital base also is ready for the new competitive landscapes. In September of 1996, all outstanding shares of our preferred stock were retired. In November, we completed a public offering of $150 million of subordinated notes, which enhanced our capital position. As a result, we can make our own decisions about growth. The challenge is to be on top of the market, to make decisions before other people do and to make the right decisions. We are implementing our third five-year information systems plan, which is keeping us on the leading edge of technological advances.

      At People's Bank we are investing for the future. We are building shareholder value. We thank you, our shareholders, for your support. As we move into a new era, structures are changing and becoming less important. Services are paramount. Customer needs drive the market. We are designing the financial services company of the future -- when services will be without boundaries.


/s/ David E.A. Carson

David E.A. Carson
January 16,1997

                     Investing For The Future






             "This will not occur overnight, but there

             are signs of it happening faster in some

         communities . . . . The likes of the financial or

           academic communities . . . currently lead the

            world in their global and on-line nature."



                           Being Digital

                     Investing For The Future


 We are in the midst of a major transition in banking. So rapidly are opportunities arising,
  that the biggest challenge for any organization is picking and choosing
     the best areas for growth. People's Bank is seizing these
                 opportunities very deliberately.
    We are doing what we have always done -- exceeding customer expectations. And we're
 developing businesses we believe will add to our strength in the
                           21st Century.


Tomorrow's Growth Starts Today
------------------------------
      We are placing tremendous emphasis on two opportunities. One is growth of our credit card business. The other is our Connecticut franchise as the financial services industry continues to consolidate. By investing in these areas, we hope, by the turn of the century, to increase our retail deposit base by a third and potentially double our credit card portfolio.

      Key initiatives in 1996 included the launch of People's credit card in the United Kingdom and the opening of 20 branches in Stop & Shop supermarkets. The latter is part of a two-and-a-half-year program to open 45 branches in Super Stop & Shop stores throughout Connecticut. Building retail deposits through our Stop & Shop initiative is more cost-effective than acquiring branches or smaller banks.

      In August 1996, we created a separate division -- People's Bank Credit Card Services -- to recognize the importance of this business. We offer a low-rate card to credit worthy customers who regularly carry balances. We believe our competitive advantage is due not only to this low-rate/high-value positioning but also to our emphasis on asset quality and low operating costs.

      In addition, we filled a void left when super-regionals acquired many Connecticut banks. We created a Municipal Banking and Finance Department, becoming a competitive provider of financial counsel and an array of deposit and investment products. We also are broadening our Correspondent Banking business, building new relationships in Connecticut and adjoining states. We now are ready to meet financial services needs throughout Connecticut, whether customers are individuals, businesses or municipalities. We opened trust offices in New Haven and Southport to meet trust, investment and estate planning needs. And our 18 Personal Investment Centers continue to attract customers to People's

Securities, Inc., our brokerage subsidiary, which, in 1996, had its most profitable year since its founding.


Time (Or Lack Thereof) Impacts Everyone
---------------------------------------
      One reality is apparent. As the world speeds up, there is less time for the relatively routine tasks of banking.

      The Stop & Shop branches are a case in point. We are taking our bank to the people. These 7-day-a-week branches are increasing existing market share and expanding our market share in other parts of the state -- eastern Connecticut, for example
-- where we previously had little presence.

      Supermarket Branches aren't traditional bank offices. They cost far less to build, are smaller, faster-paced and offer the excitement of a grocery store. To meet the challenge of banking in this environment, we have invested in new technologies, leveraged existing ones and thought long and hard about which services customers need from people and which can be automated.

      In each supermarket branch, there are automated teller machines and direct lines to our Telephone Banking Call Center. We also provide video banking, which connects customers face-to-face with experts in investments, retirement planning, mortgages and consumer banking. Business owners appreciate the extended hours. And, always, there are People's Bankers -- friendly individuals, cross-trained to answer questions and handle transactions of all types.

      The knowledge gained from our supermarket branches is being applied to our 72 traditional branches. We want customers to have the most convenient service possible, no matter how and where they bank with us.


Credit Card Remains A Growth Vehicle
------------------------------------
      The credit card market is expected to grow at double-digit rates over the next five years as credit cards gain even wider use. We believe we have a significant opportunity to increase our share of this expanding market through targeted direct marketing.

      Our marketing efforts are conducted year-round, providing continuous database testing and analysis. This approach increases our response rates and helps us identify and retain our most profitable customers, leveraging what we believe is the best low-rate card in the nation.

      Domestic Credit Card growth also comes from new affiliations such as the one launched this year with the TJX Companies, Inc., parent company of T.J. Maxx and Marshalls stores. TJX attracts customers seeking high quality at low cost. With more than 1,100 stores nationwide, this retailer offers us an unparalleled opportunity to expand within a market that fits our niche.

      We took our credit card to the U.K. because we believe the credit card market there bears a remarkable similarity to that in the U.S. more than a decade ago. Currently, a limited number of providers control a significant percentage of the marketplace, charging average annual percentage rates in excess of 21%.

      In the nine months since our low-rate card was launched, our U.K. Credit Card reached $50 million in receivables. We hope that, as awareness grows and consumers realize the value we're providing, our card will experience similar success to what it has enjoyed in the U.S.


Relationships Build Our Businesses
----------------------------------
      The Connecticut economy continues to be buffered by shifts in the defense, banking and insurance industries. But there are signs of stability and growth, particularly in Fairfield County. The People's Bank Business Barometer -- our proprietary economic indicator for Connecticut -- hit a second consecutive record-high reading for the fourth quarter of 1996. And Connecticut's economy is forecast to expand moderately through the end of the decade, according to The New England Economic Project, a regional research group.

      Municipal construction in the state is increasing. The companies doing this construction need money to grow. And many small-to-medium-size businesses and manufacturing plants are quietly putting on additions.

      Small business loans are important to People's Bank and to the future of Connecticut. In 1996, the volume of loans under $100,000 doubled over the previous year. We've created loan programs with various community and nonprofit groups: the Stamford and New Haven Business Development Loan programs, the Urban League of Greater Hartford Loan Fund and the Entrepreneurial Loan Fund. Our Women's Business Center, in its second year of operation, continues to provide financing and expertise to business owners.

      And knowing that time is money, we're developing a more advanced automated system that by the middle of 1997 will mean business loans under $100,000 can be approved within 24 hours.

      Our cash management services have experienced five strong years of expansion. Growth also will come by providing additional investment management services.

      At People's Bank we believe in developing long-term relationships, not single transactions. Our Commercial Banking lenders work to develop a relationship with an entire company. We strive not only to finance equipment, inventory, receivables and buildings, but to provide the mortgages for employees, issue credit cards for salespeople on the road and arrange 401(k) plans. We are, and we intend to be, a full-service financial institution for businesses ranging from the small contractor with tools and a pickup truck to Fortune 1,000 companies.


Residential Lending Remains Leader
----------------------------------
      Residential Mortgage lending has been a bedrock in our heritage. Today, innovative Residential Mortgage programs, the branch system and an efficient sales staff have kept us number one in Connecticut market share for mortgage origination and refinancing. We've achieved this by continually finding ways to bring convenience, speed and competitive prices to our customers. And we've enhanced our service by investing in technologies to decrease the time it takes to get a mortgage from application to closing. More than 90% of our customers, as measured by internal surveys, say they would recommend a People's mortgage to a friend.

      Customers can go to any supermarket branch and obtain rate and prequalification information through video banking. In 1997, our mortgage originators will complete applications on laptop computers in customers' homes. By mid-1997, customers will be able to complete applications through our video banking centers. Similarly, appraisers have used laptops and digital cameras for several years now.

      Consolidation is continuing in the residential mortgage business. We see this as an opportunity. We are adding residential mortgage originators and are now offering mortgages in contiguous states -- Massachusetts, Rhode Island and New York --for additional opportunities in residential mortgage retail and wholesale lending.


Customer Base is Growing
------------------------
      Even as Connecticut's population has remained static, we are building a larger Consumer Deposit base. In the last year or so, many of our competitors have been busy completing consolidations, closing branches and laying off employees. Meanwhile, we've opened 21 supermarket offices, moved branches to more strategic locations and boosted advertising and marketing.

      Our efforts are paying off. In 1996, we added more than 25,000 retail checking accounts and saw average balances grow by about 19%.

      We plan to be even more aggressive. Our proprietary PC Banking software, first introduced in 1995, has exceeded expectations. More than 25,000 copies of the software were distributed by year-end. And our MasterMoney card, introduced in late 1995, now has approximately 40,000 account holders. In 1996, these customers made 1.7 million purchases totaling $75 million. And this card can be used worldwide. In the U.K., for example, our employees regularly use the card for groceries and retail purchases.

      We're also continuing to attract record numbers of investors to People's Securities. The Personal Investment Centers, coupled with the value of our discount Brokerage Service, have always been a draw. More recently, use of technologies -- such as video banking, Wall Street by Fax (which provides 24-hour access to research reports), and Voice Broker (an automated trading and information system for active investors) -- has kept us on the leading edge of brokerage services. In 1996 we opened approximately 8,000 new brokerage accounts, bringing People's Securities' customer base to nearly 100,000 investors.

      As technologies permit and customers ask, we will expand our Direct Banking options. In 1996, we introduced e.Plus checking, a special package for customers who prefer electronic banking. In 1997, we'll add online banking for Internet users. And some type of "smart card" may be just around the corner.


Our Focus Is On The Customer
----------------------------
      We are building the bank of the future. We're listening to our customers and refining the way we deliver our products and services.

      We saw the response that a low-rate credit card generated in the U.S. in the mid-1980s. Now we've taken a similar product and offered it to consumers in the U.K.

      We learned a lot from our traditional branches and from our early ventures into supermarket banking. These lessons were applied to the Super Stop & Shop branches.

      We pioneered bill-paying-by-phone in 1974. Today, the 24-hour Call Center that developed from this early idea is central to almost all direct banking services.

      In 1996 we celebrated 10 years of the quality process. Few service companies can make this claim. Our commitment to quality, service and meting customer needs is the foundation upon which we grow.

      We believe tomorrow's leaders will be the financial services institutions that invest now in people, technology, marketing and better delivery channels. We intend to remain in the forefront of this revolution. It is the best way to gain, serve and retain customers for People's Bank.

                     Not Like Any Other Bank





           "The harmonizing effect of being digital is

            already apparent as previously partitioned

           disciplines and enterprises find themselves

                  collaborating, not competing."



                          Being Digital

Credit Card Cash In A Crunch
----------------------------
      Snow mounted throughout the day on Saturday, December 9, 1996. Thick, gloppy wet stuff. Sixteen inches of it pretty much imprisoned John J. Pac Jr.'s family at their home in Woodstock Valley, Connecticut. Power lines were down. Trees blocked the roads. The power company said they weren't likely to get to Pac's remote location until at least Tuesday. "I'd finally had enough and decided I was going to buy a generator. The only problem was that the local place here doesn't take credit cards," says Pac. "Where was I going to get nearly $1,600 in middle of a storm?" Pac looked on the back of his People's Bank Visa card and called the toll-free number. The customer service representative gave him detailed instructions on how to get the needed cash from a local bank branch using his credit card. By Monday evening, Pac had the generator humming. Neighbors came over for dinner. He told them about People's Bank and its credit card.

      Customers have been telling their friends about People's credit card service and value since the operation was launched in 1985. Today there are more than 1.8 million accounts in the United States and in the United Kingdom, where the credit card operation began in April 1996. Success was built on fine-tuned database marketing, careful underwriting, selective partnering (such as the new co-brand with the TJX Companies, Inc., parent of T.J. Maxx and Marshalls) and the simple notion that credit card customers want value, service and low rates. "I get offers for low-rate cards all the time," says John Pac. "But money isn't everything. Here is a situation where a bank offers low rates and service, the values we all want today. The service representative went out of her way. I felt that I had picked the right bank."

    [Photograph of People's          [Photograph of Stamp]
        Bank Credit Card]



                        Service and Value


[Under overleaf:]


                 [Photograph "From left to right"
                    Storeowner Brad Curtis and
                       and John J. Pac Jr.]

      People's Credit Card:

          - Managed portfolio of $2.7 billion

          - Nation's 27th largest issuer of Visa
            and MasterCards

          - National reputation as value provider
            of low-rate cards

          - Launched low-rate card in United Kingdom in 1996

Hard Work And Hard Hats




      David Shuda, veteran longshoreman, heads the world's only worker-owned harbor operation. "We thought we were lost," says Shuda, now president of Coastline Terminals, based at Bridgeport and New Haven harbors. "Before a $10 million financial plan was created by People's Bank, both terminal operations were bankrupt and 250 jobs were threatened. Members of Local 1398 went everywhere we could think of to get financing. People's was the only bank willing to talk it over and get the state guarantees needed to make this happen."

      Six months later, the longshoremen and Logistec Connecticut, the company they hired to manage the ports, are seeking new ventures and considering port expansion. In New Haven, workers annually handle 500,000 tons of metal and paper. In Bridgeport, the banana import capital of the Northeast, approximately 175,000 tons of produce are delivered each year. Empty freighters are loaded with new trucks and giant rolls of paper for the trip back to Central America. The longshoremen are considering a proposal for recycled paper, and Logistec is investing in wharf reconstruction.

      "Our decision to help provide financing hinged on a desire to save jobs, to rebuild a viable business in Bridgeport and New Haven and to attract other businesses to Connecticut. But we also believed the deal would work," says Lou Ulizio, executive vice president, Commercial Banking. People's commitment to economic growth in Connecticut reflects the belief that healthy communities create a strong banking environment. Says Ulizio, "The way Dave Shuda and his people are approaching port ownership is justifying our faith in them."

  [Photograph of bunch                  [Photograph of
      of bananas]                         Work Gloves]




                           Enterprise



[Under overleaf:]


                   [Photograph "Longshoremen
                       from left to right:
                     William J. O'Neill III,
                         William Miller,
                          David Shuda,
                           Joe Russo,
                       Thomas Estabrook."]



      In 1996 People's:

          - Increased average commercial checking deposits by 14%

          - Increased the commercial loan portfolio 11%

          - Grew commercial-related fee-based revenues 16%

          - Was the Connecticut Development Authority's most active lender

          - Continued our commitment to community-based economic projects, including the $61 million
            Bank on Bridgeport revitalization plan

Cash Counsel On The Web




      " I searched and found five Connecticut banks on the Internet," says Russian immigrant Vladimir Korentski. "I expected to get a reply from all the banks, but only People's Bank answered." In Russia today, it is legal to take currency from the country, provided the cash is for a non-trade operation. But it is illegal for Russian residents to have accounts in foreign banks. Korentski had a dilemma: He wanted to transfer funds, but technically he would be a Russian resident until he passed through United States Immigration. "I sold my Moscow apartment and wanted to bring my money with me to Connecticut. It looked as if I would have to leave Russia with tens of thousands in cash, or, at best, travelers' checks--all of them in my pockets," says Korentski.

      "My Moscow bank suggested I transfer money without opening an account and receive funds upon proper identification. The only problem was I did not know a New Haven-area bank that could be a recipient." The availability of People's on the Internet offered a solution and helped the bank gain an enthusiastic new customer. "Your representative provided me with the information I needed, the routing number, suggested the right wording for the message and was very helpful and friendly," Korentski wrote in a letter to the bank. When he and his family moved to the New Haven area, they opened checking and savings accounts, rented a safety deposit box and began using PC banking -- all at People's. He says, "I am recommending your bank to my friends back in Russia. My Connecticut relatives are People's customers and value your bank very highly. And after several months experience, I can only agree: The non-Internet service at People's is excellent too."

  [Photograph of foreign                  [Photograph of
          coin]                              Passport]




                          Rapid Response



[Under overleaf:]



                 [Photograph: "On the Internet:
                      Vladimir Korentski."]


     People's Home Page:

          - Averages contacts from 40 countries per month

          - Offers: 24-hour e-mail, PC banking software and applications for checking, special CDs, credit cards and loans

          - Launched in March 1995

          - Includes: Connecticut events, local weather and People's Bank news, products, services, investor information and job opportunities

Super Banking In A Market




      Bread, milk, and some mutual funds? A mortgage application? Perhaps a commercial checking account should be on this week's shopping list. Ana Cordova-Goldring, president of Excel Manufacturing in Bridgeport, thought she could make easy comparisons in choosing a bank for her firm. She says the People's Bank Business Plus package and the fact that People's lenders understood her business needs were the most important considerations. But after opening an account with People's, the Stamford resident has added convenience to the list. Out for a Sunday drive, she visited a Super Stop & Shop in Southington. "I was absolutely surprised!" she says. "It was my first experience banking on a Sunday. I talked to a bank officer, and I was able to do three commercial transactions!" She also liked the safety of making "in-store" deposits.

      Although commercial business access is only a part of supermarket banking services, Cordova-Goldring's story is typical of customer stories relating to the one-year-old Stop & Shop experience. Customers say they love the convenience of 7-day-a-week banking. More than this, they say they are impressed with the "People's Bankers" who staff these offices. These employees are trained to assist with everything from checking and savings accounts, to loan and mortgage applications. Augmenting their expertise is People's leading-edge video banking at the customer's fingertips. Providing direct visual and verbal contact with experts at the Call Center, video banking offers information on everything from retirement and college planning to complicated loan processes. "Convenience is important when you are running a business and you have a family," says Cordova-Goldring. "I really can do my banking when, where and how I want."

  [Photograph of a computer              [Photograph of groceries
          terminal]                    in and around Stop & Shop bag]




                            Innovation



[Under overleaf:]



                [Photograph: "From left to right:
                          Betty Kenney
                       Black Rock Office,

                       F. Anthony Fabrizio
                      People's Securities,

                      Ann Cordova-Goldring,
                       Excel Manufacturing
                           Bridgeport,

                       and Kristine Mahoney
                       Black Rock Office."]


     In 1996 People's:

          - Enhanced video banking including: checking, savings, money market accounts; retirement and college planning; long-term investments;
            mortgage pre-qualification; personal, auto and home equity loans; CD and IRA purchases

          - Opened 20 full-service branches in Super Stop
            & Shop stores

          - Added $113 million in supermarket deposits

Focusing On Connecticut




      Ask the Town of Fairfield how People's new Municipal Banking and Finance Department has performed in its first year. Not only has People's been named financial advisor for the town, but the bank now handles all banking and cash management services for operations and payroll, including account reconciliation, direct deposit and other transaction services, plus master trust. In Bristol, the bank has developed a substantial depository relationship and is acting as the city's financial advisor. In Newtown, the bank was financial advisor on a $34 million school financing, the largest municipal financing in Connecticut in 1996. While many regional banks have been forced to focus on their consolidations, People's has increased its expertise and its commitment to the state's towns and cities. The municipalities have noticed.

      In the space of seven months, Municipal Banking and Finance has carved out financial advisory relationships with ten communities, including: Bethel, Bristol, Danbury, Fairfield, New Fairfield, Newtown, Redding, Wilton, Woodbridge and Westport. Greenwich is on board with a payroll- and direct-deposit plan. And Waterford awarded its depository relationship to People's in late December. "That was a significant award for us," says Valerie Arch, vice president, Municipal Banking and Finance. Arch says bankwide involvement helped make People's the winner. She credits the unique skills of various professionals from regional banking, cash management, consumer and commercial banking. These resources help her team develop creative solutions for municipal customers. Fairfield First Selectman Paul Audley puts it a little differently: "It is important for a bank to understand local municipal needs and have the expertise available to meet a town's unique requirements."

Connecticut





  [Photograph of cupola]                 [Photograph of flag]




                      Seizing Opportunities



[Under overleaf:]



                [Photograph: "From left to right:
                 First Selectman Paul Audley and
                   Fiscal Officer John Leahy,
                       Town of Fairfield:

                        Valerie Arch and
                      Richard Christensen.
                      Municipal Banking and
                    Finance, People's Bank."]



     In 1996 People's:

          - Was advisor for 10% of the state's 1996 bond and note issuance market, or $86 million of the $861 million issued

          - Increased account relationships 28% over 1995

          - Provided financial advisory services for the largest municipal debt offering in Connecticut

          - Grew average municipal deposit balances by 109%

                        Beyond Boundaries







          "Being digital is different. We are not waiting

            for any invention. It is here. It is now."


                           Being Digital

                              Financial Contents

                              25    Executive Summary

                              26    Management's Discussion
                                    And Analysis

                              54    Consolidated Statements
                                    Of Condition

                              55    Consolidated Statements
                                    Of Income

                              56    Consolidated Statements
                                    Of Changes In Stockholders'
                                    Equity

                              57    Consolidated Statements
                                    Of Cash Flows

                              58    Notes to Consolidated
                                    Financial Statements

                              84    Statement Of Management's
                                    Responsibility

                              84    Independent Auditors'
                                    Report

                             Glossary


Book Value Per Common Share
---------------------------
The amount of common stockholders' equity represented by each share of outstanding common stock. It is calculated by dividing total common stockholders' equity by the number of shares of common stock outstanding.

Core Deposits
-------------
The total of demand, savings, NOW and money market deposits, and time deposits of less than $100,000 (excluding brokered certificates of deposit and municipal deposits).

Cost of Funds
-------------
Average rate paid on interest-bearing liabilities.

Dividend Payout Ratio
---------------------
The ratio of common and preferred stock dividends paid to net income.

Earning Assets
--------------
The total of loans, securities and short-term investments.

Efficiency Ratio
----------------
For the owned portfolio, represents non-interest expense
(excluding loss on REO) divided by operating income. The efficiency ratio for the managed portfolio is the same calculation as for the owned portfolio, except that operating income is adjusted to exclude credit losses reflected in credit card securitization income.

Fee-Based Revenues
------------------
The total of credit card securitization income, credit card fees, service charges on demand and NOW accounts, residential mortgage loan servicing fees, net brokerage commissions, other banking service charges and fees, trust fees and other loan fees.

Fully Diluted Net Income Per Common Share
-----------------------------------------
Net income divided by the average number of common and common-equivalent shares outstanding during the year, plus common shares issuable upon assumed conversion of any outstanding convertible preferred shares to common shares.

Fully Taxable Equivalent ("FTE") Basis
--------------------------------------
Method of presentation in which interest on debt securities and dividends on equity securities are adjusted to present the earnings performance on a basis equivalent to yields earned on fully taxable securities.

Interest-Bearing Liabilities
----------------------------
The total of interest-bearing deposits and borrowings.

Interest Rate Spread
--------------------
The difference between the FTE yield on average earning assets and the cost of funds.

LIBOR
-----
London Interbank Offered Rate on eurodollar deposits traded between banks.

Managed Portfolio
-----------------
Owned portfolio plus off-balance-sheet securitized credit card receivables sold to investors through the People's Bank Credit
Card Master Trust.

Net Interest Income
-------------------
The difference between interest earned on assets and the interest paid on liabilities, adjusted for the effect of off-balance-sheet derivative financial instruments utilized to hedge interest rate risk.

Net Interest Margin
-------------------
Net interest income on a FTE basis divided by average earning assets.

Non-Accrual Loans
-----------------
Loans for which People's has stopped accruing interest, generally because the borrower has become contractually past due by 90 days or reasonable doubt exists regarding full and timely collection of interest or principal.

Non-Performing Assets
---------------------
Non-accrual loans, restructured loans and REO.

Operating Income
----------------
The sum of FTE net interest income and non-interest income
(excluding net security gains, loss on real estate investments and net gain on sale of other consumer loans).

Owned Portfolio
---------------
On-balance-sheet assets and liabilities.

Primary Net Income Per Common Share
-----------------------------------
Net income applicable to common stock (after deducting dividends on preferred stock) divided by the average number of common and common-equivalent shares outstanding during the year.

Purchased Funds
---------------
The total of borrowings, time deposits of $100,000 or more, brokered certificates of deposit and municipal deposits.

Real Estate Acquired in Settlement of Loans ("REO")
---------------------------------------------------
Properties acquired through foreclosure or deed-in-lieu of foreclosure.

Restructured Loans
------------------
Loans with terms which have been modified as a result of a change in the borrower's financial condition. Typically, interest rate concessions are made or repayment schedules are lengthened.

Return on Average Assets
------------------------
Net income divided by average assets.

Return on Average Stockholders' Equity
--------------------------------------
Net income divided by average stockholders' equity.

Risk-Adjusted Total Assets
--------------------------
The sum of risk weighted on-balance-sheet assets and off-balance-sheet credit equivalent amounts calculated in accordance with federal regulatory guidelines.

Statement of Financial Accounting Standards ("SFAS")
----------------------------------------------------
Statements of accounting principles issued by the Financial
Accounting Standards Board ("FASB").

Tier 1 Capital
--------------
The total of common stockholders' equity and convertible preferred stock less certain intangible and other assets not eligible for inclusion in capital.

Tier 1 and Total Risk-Based Capital Ratios
------------------------------------------
Measures of capital adequacy established by federal regulators, calculated by dividing Tier 1 or Total capital by risk-weighted total assets.

Tier 1 Leverage Capital Ratio
-----------------------------
Tier 1 capital divided by average quarterly assets (other than assets excluded from capital).

Total Capital
-------------
The total of Tier 1 capital plus supplementary or Tier 2 capital such as subordinated notes, certain other financial instruments and a limited amount of the allowance for loan losses.

                        Executive Summary

As of and for the years
ended December 31
(dollars in millions)             1996         1995         1994
----------------------------------------------------------------
Operating Data:
   Net income                   $ 80.1       $ 71.0      $ 70.1
   Net interest income           234.5        231.6       246.6
   Provision for loan losses      51.1         39.9        50.9
   Fee based revenues            148.8        140.1       108.6
   Non-interest expense          259.0        229.8       237.4
   Net interest margin-
      managed portfolio           4.18%        4.25%       4.40%
   Net interest margin-
      owned portfolio             3.70         3.92        4.28
   Return on average assets       1.13         1.09        1.11
   Return on average stock-
      holders' equity             13.8         14.0        15.6
   Efficiency ratio-managed
      portfolio                   54.9         52.9        59.2
   Efficiency ratio-owned
      portfolio                   63.8         58.2        61.1
----------------------------------------------------------------
Financial Condition Data:
   Total assets-managed
      portfolio                  $8,979       $8,062     $7,284
   Total assets-owned
      portfolio                   7,645        6,862      6,484
   Loans, net-managed
      portfolio                   6,523        5,578      5,084
   Loans, net-owned
      portfolio                   5,189        4,378      4,284
   Deposits                       5,245        4,836      4,654
   Borrowings                     1,695        1,392      1,297
   Stockholders' equity             618          550        469
   Ratio of non-performing
      assets to total assets        1.3%         1.4%       1.9%
----------------------------------------------------------------


Key Performance Indicators for 1996:

      Results of Operations

      o    Record profits of $80.1 million.

      o Managed net interest margin was relatively stable at 4.18% for 1996, compared to 4.25% for 1995, even with the short-term impact associated with introductory interest rates on new credit card accounts.

      o 6% growth in fee-based revenues reflects increases in fees associated with People's growing credit card portfolio and demand deposit accounts.

      o $6.0 million net gain realized on the sale of $119 million of home equity credit line balances in the first quarter.

      o Managed efficiency ratio equaled 54.9% for 1996, compared to 52.9% for 1995.

      o $29 million increase in non-interest expense, reflecting the growing domestic credit card business and investments in new initiatives such as supermarket banking and the United Kingdom credit card operation.

      o $13.3 million income tax benefit recognized in the third quarter as a result of the passage of federal legislation affecting thrift institutions' bad debt reserves for tax purposes.


      Financial Condition

      o    Managed total assets grew $917 million, or 11%;
           on-balance-sheet (owned) assets grew $783 million, or 11%.

      o $817.3 million, or 43%, growth in the managed credit card portfolio.

      o Ranked as the 27th largest VISA and MasterCard credit card issuer in the United States.

      o Entered the United Kingdom credit card market in April; receivables grew to $50 million at the end of 1996.

      o $12.6 million increase in the allowance for loan losses primarily due to on-balance-sheet credit card loan growth.

      o    Issued $150 million of 7.20% subordinated notes due
           December 1, 2006 which contributed significantly to the 180 basis point increase in the Total risk-based capital ratio.

      o Retired remaining noncumulative convertible preferred stock in September.

      o Opened 20 high-tech branches in Stop & Shop superstores throughout Connecticut.

      o 15% increase in demand deposits; 16% increase in time deposits.

      o    22% increase in borrowings.

      o    12% growth in stockholders' equity.

People's Bank 1996 Annual Report

               Management's Discussion and Analysis

General
-------
People's Bank ("People's"), a Connecticut stock savings bank, is the largest independent bank in Connecticut with $7.6 billion in total assets. People's was organized in 1842 as a mutual savings bank and converted to stock form in 1988. People's is headquartered in Bridgeport, Connecticut.

People's offers a wide range of banking, fiduciary and other financial services to develop total business relationships with its corporate, individual and municipal customers. In addition to traditional banking services of accepting deposits and making loans, People's provides specialized services tailored to specific markets, including personal, institutional and employee benefit trust services, personal financial services, customer access to mutual funds, cash management services, certain international banking services and municipal banking and finance services.

People's lending activities consist of originating mortgage loans secured by residential and commercial properties, and extending secured and unsecured consumer and commercial loans. People's has a nationwide credit card program and provides its customers with access to a worldwide automated teller machine network, 24-hour telephone banking services, PC banking services and interactive video banking. Deposits are insured up to applicable limits by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"). People's primary regulators are the FDIC and the State of Connecticut Department of Banking.

At December 31, 1996, People's had 72 traditional branches and 21 supermarket branches located in Fairfield, Hartford, New Haven, Litchfield and Tolland Counties. Over the next fifteen months, People's expects to open 24 additional full service supermarket branches in Connecticut Stop & Shop superstores. In 1996, People's established a limited branch in the United Kingdom to expand its credit card business further.

People's results of operations are largely dependent upon net interest income, although to a lesser extent than in prior years as a result of growth in fee-based revenues. Interest and dividend income on loans, securities and short-term investments is a function of the average balances outstanding during the period and the average yields earned. Interest expense on deposits and borrowings is similarly a function of average balances outstanding and the average rates paid. People's results of operations are also affected by the provision for loan losses; non-interest income, such as fee-based revenues and net security gains; non-interest expense; and income taxes.

People's 1996 results reflect growth in the managed credit card portfolio, expansion of product delivery channels to meet the changing needs of its customers, as well as the establishment of a limited branch in the United Kingdom. People's made these investments to enhance future results, although costs associated with these new initiatives have put near-term pressure on People's financial performance.

People's business is subject to periodic fluctuations based on national and local economic conditions. For example, since mid 1995, nationwide increases in consumer credit delinquencies and bankruptcies have had a direct impact on People's credit card business, contributing to increases in credit card delinquencies and net charge-offs. People's financial results are particularly dependent on economic conditions in Connecticut.

Connecticut continues to enjoy the highest per capita income in the country and the state's unemployment rate has been consistently below the national average. While there are tight labor markets for skilled workers in some areas of the state, job growth in Connecticut was 1.3% in 1996 compared to 2.2% for the nation. The slower job growth in the state reflects continued budget cutbacks in defense spending (which have adversely affected the defense industry), structural changes in the finance and insurance sectors and slow population growth.

People's Bank 1996 Annual Report

Net Interest Income
-------------------
Throughout this discussion, reference is made to People's net interest income, interest rate spread and net interest margin in terms of the "owned portfolio" and the "managed portfolio." The owned portfolio encompasses on-balance-sheet earning assets and interest-bearing liabilities. These amounts are combined with off-balance-sheet securitized credit card receivables and the related securities issued to determine "managed portfolio" performance.


          [Net Interest Income - Managed Portfolio
          Years ended December 31 (in millions)

               Bar Graph - 1992 through 1996
               Owned Portfolio and Off-Balance-
               Sheet Portfolio]



Net interest income on a managed portfolio basis increased $23.6 million, or 7.8%, to $327.8 million in 1996 compared to $304.2 million in 1995. This increase reflects an increase of $686.6 million, or 9.6%, in average managed earning assets and an increase of $187.2 million, or 16.1%, in non-interest-bearing sources of funds (stockholders' equity and demand deposits). The $29.1 million increase in net interest income on a managed basis in 1995 compared to 1994 reflects an increase of $904.5 million, or 14.5%, in average managed earning assets and an increase of $127.5 million, or 12.3%, in non-interest-bearing sources of funds. The increases in managed earning assets reflect growth in People's average managed credit card portfolio ($553.2 million in 1996 compared to 1995 and $484.1 million in 1995 compared to
1994). Growth in average demand deposits was $115.3 million in 1996 and $67.8 million in 1995. Net interest margin for the managed portfolio was relatively stable during the three-year period (4.18% in 1996, 4.25% in 1995 and 4.40% in 1994).

Net interest income and margin are affected by many factors, including average balances; securitizations and sales of credit card receivables; sales of other loans and securities; interest rate fluctuations; product pricing; the relative mix and maturity of earning assets and interest-bearing liabilities; non-interest-bearing sources of funds; and asset quality.


          [Net Interest Margin - Managed Portfolio
          (percent by quarter)

               Bar and Line Graph - 1994 through 1996
               Owned Portfolio, Off-Balance-Sheet
               Portfolio and 1 Year Treasury Bill Yield]



For the owned portfolio, net interest income increased $5.2 million, or 2.2%, to $242.1 million in 1996 compared to $236.9 million in 1995, after declining $11.4 million in 1995 compared to 1994. Net interest margins were 3.70% in 1996, 3.92% in 1995 and 4.28% in 1994. The lower net interest margin for the owned portfolio in 1996 compared to 1995 reflects the securitization and sale of seasoned credit card accounts with fully indexed interest rates and growth in on-balance-sheet credit card receivables earning introductory rates. Reflecting the substantial growth during 1996, a large portion of People's on-balance-sheet credit card portfolio was priced at introductory rates, which in the short-term places downward pressure on the net interest margin. As these balances reprice upward, both net interest income and net interest margin are favorably affected. The decline in net interest margin in 1995 compared to 1994 reflects the narrowing of the interest rate spread (as the cost of funds rose more than the yield on average earning assets) and continued credit card securitizations through the issuance of asset-backed certificates.

People's Bank 1996 Annual Report

Volume and Rate Analysis
------------------------
The following table sets forth the extent to which changes in interest rates and changes in the volume of average earning assets and average interest-bearing liabilities have affected People's FTE-basis interest and dividend income and interest expense. For each category of earning assets and interest-bearing liabilities, information is provided relating to change attributable to changes in volume (changes in average balances multiplied by the prior year average interest rate); changes in rates (changes in average interest rates multiplied by the prior year average balance); and the total change. Changes attributable to both volume and rate have been allocated proportionately.


                                          1996 Compared to 1995            1995 Compared to 1994
                                            Increase (Decrease)              Increase (Decrease)
                                       --------------------------       -------------------------
(in millions)                          Volume     Rate      Total       Volume     Rate      Total
--------------------------------------------------------------------------------------------------
On-Balance-Sheet
Interest and dividend income:
   Short-term investments               $0.4     $(0.4)     $  -        $(0.7)     $1.4      $0.7
   Securities                            3.8      (7.1)     (3.3)       (10.1)      7.2      17.3
   Loans:
      Residential mortgage               4.7       2.9       7.6         10.8      12.1      22.9
      Commercial mortgage                2.9      (1.0)      1.9          4.2       5.9      10.1
      Commercial                         3.3      (2.5)      0.8          1.7       8.2       9.9
      Credit Card                       31.5      (5.5)     26.0        (16.7)     (4.6)    (21.3)
      Other consumer                    (6.0)     (0.5)     (6.5)         3.1       2.7       5.8
--------------------------------------------------------------------------------------------------
        Total loans                     36.4      (6.6)     29.8          3.1      24.3      27.4
--------------------------------------------------------------------------------------------------
        Total change in interest
        and dividend income             40.6     (14.1)     26.5         12.5      32.9      45.4
--------------------------------------------------------------------------------------------------
Interest expense:
   Deposits:
      Savings and NOW                   (0.2)      1.0       0.8         (1.5)      1.8       0.3
      Money market                       0.1       0.3       0.4         (2.7)      6.5       3.8
      Time                              10.2       5.0      15.2          7.1      21.1      28.2
--------------------------------------------------------------------------------------------------
        Total deposits                  10.1       6.3      16.4          2.9      29.4      32.3
--------------------------------------------------------------------------------------------------
   Borrowings:
      Federal Home Loan Bank
      advances                          (1.5)     (2.9)     (4.4)         4.6       8.0      12.6
      Repurchase agreements             (1.2)     (1.7)     (2.9)        (2.2)      9.6       7.4
      Federal funds purchased           11.6      (0.5)     11.1          4.5         -       4.5
      Subordinated notes                 1.1         -       1.1            -         -         -
--------------------------------------------------------------------------------------------------
        Total borrowings                10.1      (5.1)      4.9          6.9      17.6      24.5
--------------------------------------------------------------------------------------------------
        Total change in interest
        expense                         20.1       1.2      21.3          9.8      47.0      56.8
--------------------------------------------------------------------------------------------------
        Change in net interest
        income                         $20.5     $15.3      $5.2         $2.7    $(14.1)   $(11.4)
                                      ============================================================
Off-Balance-Sheet
   Securitizations
   Securitized credit card
   receivables                         $28.9     $(1.6)    $27.3        $70.8     $14.2     $85.0
   Related securities issued            11.4      (2.5)      8.9         40.4       4.1      44.5
--------------------------------------------------------------------------------------------------
      Change in net interest
      income                           $17.5      $0.9     $18.4        $30.4     $10.1      40.5
                                      ============================================================

Total Managed Portfolio
   Earning assets                      $69.5    $(15.7)    $53.8        $83.3     $47.1     130.4
   Interest-bearing liabilities         31.5      (1.3)     30.2         50.2      51.1     101.3
--------------------------------------------------------------------------------------------------
      Change in net interest
      income                           $38.0    $(14.4)    $23.6        $33.1     $(4.0)    $29.1
                                      ============================================================



Managed portfolio average earning assets increased $686.6 million in 1996 compared to 1995, following an increase of $904.5 million in 1995 compared to 1994. These increases reflect increases in average managed credit card receivables of $553.2 million in 1996 compared to 1995, and $484.1 million in 1995 compared to 1994.

Owned portfolio average earnings assets increased $497.3 million in 1996 compared to 1995, following an increase of $245.8 million in 1995 compared to 1994. The increase in 1996 compared to 1995 reflects an increase of $363.9 million in average on-balance-sheet credit card receivables. For 1995 compared to 1994, the increase reflects increases of $172.2 million in the

People's Bank 1996 Annual Report
average securities portfolio and $87.4 million in average loans. Average loans for the periods presented reflect loan originations, partially offset by the securitization and sale of credit card receivables, residential mortgage loan sales, continued principal repayments and charge-offs.

For 1996 compared to 1995, interest income on the managed portfolio increased by $69.5 million due to an increase in average earning assets and decreased by $15.7 million due to a decrease in rates earned. For 1995 compared to 1994, the higher volume of average earnings assets accounted for $83.3 million of $130.4 million increase in interest income on the managed portfolio, while $47.1 million was related to an increase in the rates earned.

Average interest-bearing liabilities for the managed portfolio increased $570.1 million in 1996 compared to 1995, following an increase of $773.9 million in 1995 compared to 1994. For 1996 compared to 1995, interest expense on the managed portfolio increased by $31.5 million due to an increase in average interest-bearing liabilities and decreased by $1.3 million due to a decrease in rates paid. During 1996, People's average deposits increased $308.8 million, reflecting positive results generated by the Super Stop & Shop and municipal banking initiatives; average borrowings increased $187.3 million; and average off-balance-sheet funding sources increased $189.3 million due to continued credit card securitization activities.

For 1995 compared to 1994, higher interest rates paid on average interest-bearing liabilities accounted for $5.11 million of the $101.3 million increase in interest expense on the managed portfolio, while $50.2 million was related to volume. The increase in volume primarily reflects substantially higher balances of asset-backed securities due to continued credit card securitizations. The increase in rate reflects changes in the mix of deposits, as depositors responded to volatile interest rates by shifting from savings, money market and NOW products into short-term time products. Growth in average managed earning assets was also funded by average non-interest-bearing sources of funds, such as demand deposits and stockholders' equity, which increased $67.8 million and $59.7 million, respectively, in 1995 compared to 1994.


          [Average Treasury Yield Curve
          Years ended December 31

               Line Graph - For 1994, 1995 and 1996]


Average Balance, Interest and Yield/Rate Analysis
-------------------------------------------------
The table on the following page presents average balance sheets, FTE-basis interest income and interest expense, and the corresponding average yields earned and rates paid. The average balances are principally daily averages and, for loans, include both performing and non-performing balances. Interest income on loans includes accretion (amortization) of net deferred loan fees (costs), but does not include interest on loans for which People's has ceased to accrue interest. This table also shows the interest earned on off-balance-sheet credit card receivables, as well as the interest paid on the related off-balance-sheet securities.

People's Bank 1996 Annual Report


                                           1996                              1995                               1994
                               -----------------------------     -----------------------------      -----------------------------
Years ended December 31        Average                Yield/     Average                Yield/      Average                Yield/
(dollars in millions)          Balance   Interest      Rate      Balance   Interest      Rate       Balance   Interest      Rate
---------------------------------------------------------------------------------------------------------------------------------
On-Balance-Sheet
Earning assets  1:
   Short-term investments        $94.4      $5.4       5.68%      $ 87.7     $ 5.4       6.13%      $ 101.5     $ 4.7       4.62%
   Securities                  1,735.1      97.4       5.61      1,670.0     100.7       6.03       1,497.8      83.4       5.57
   Loans:
      Residential mortgage     2,202.9     164.0       7.44      2,139.6     156.4       7.31       1,984.6     133.5       6.72
      Commercial mortgage        769.6      67.2       8.73        736.2      65.3       8.86         686.4      55.2       8.04
      Commercial                 560.3      52.2       9.32        525.8      51.4       9.78         505.8      41.5       8.20
      Credit card                962.0      82.2       8.54        598.1      56.2       9.40         772.7      77.5      10.03
      Other consumer             222.2      19.2       8.63        291.8      25.7       8.80         254.6      19.9       7.80
---------------------------------------------------------------------------------------------------------------------------------
        Total loans            4,717.0     384.8       8.15      4,291.5     355.0       8.27       4,204.1     327.6       7.79
---------------------------------------------------------------------------------------------------------------------------------
        Total earning assets   6,546.5    $487.6       7.45%     6,049.2    $461.1       7.62%      5,803.4    $415.7       7.16%
                                          =================                 =================                  =================
Other assets                     546.7                             476.7                              497.0
--------------------------------------                          --------                           --------
        Total assets          $7,093.2                          $6,525.9                           $6,300.4
                              ========                          ========                           ========
Interest-bearing liabilities:
   Deposits:
      Savings and NOW         $1,408.5     $33.2       2.36%    $1,419.3    $ 32.4       2.28%     $1,485.4     $32.1       2.16%
      Money market               742.4      23.3       3.14        739.6      22.9       3.10         848.1      19.1       2.26
      Time                     2,056.1     106.0       5.15      1,854.6      90.8       4.90       1,677.5      62.6       3.73
---------------------------------------------------------------------------------------------------------------------------------
        Total deposits         4,207.0     162.5       3.86      4,013.5     146.1       3.64       4,011.0     113.8       2.84
---------------------------------------------------------------------------------------------------------------------------------
Borrowings:
   Federal Home Loan
      Bank advances              672.3      38.7       5.75        697.9      43.1       6.17         614.2      30.5       4.97
   Repurchase agreements         460.2      27.4       5.96        479.3      30.3       6.32         526.8      22.9       4.36
   Federal funds purchased       297.3      15.8       5.34         79.9       4.7       5.92           3.4       0.2       4.94
   Subordinated notes             14.6       1.1       7.30          -         -         -              -         -         -
---------------------------------------------------------------------------------------------------------------------------------
      Total borrowings         1,444.4      83.0       5.75      1,257.1      78.1       6.21       1,144.4      53.6       4.69
---------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing
      liabilities              5,651.4    $245.5       4.34%     5,270.6    $224.2       4.25%      5,155.4    $167.4       3.25%
                                          =================                 =================                  =================
Demand deposits                  772.2                             659.9                              589.1
Other liabilities                 89.5                              90.2                              107.4
--------------------------------------                          --------                           --------
      Total liabilities        6,513.1                           6,017.7                            5,851.9
Stockholder's equity             580.1                             508.2                              448.5
--------------------------------------                          --------                           --------
      Total liabilities and
      stockholder's equity    $7,093.2                          $6,525.9                           $6,300.4
                              ========                          ========                           ========
Excess of earning assets
   over interest-bearing
   liabilities                 $ 895.1                            $778.6                             $648.0
                              ========                          ========                           ========

Net interest income                       $242.1                            $236.9                             $248.3
                                          ======                            ======                             ======
Interest rate spread                                   3.11%                             3.37%                              3.91%
Net interest margin                                    3.70%                             3.92%                              4.28%

Off-Balance-Sheet
Securitized credit card
   receivables                $1,295.1    $163.2      12.60%    $1,105.8    $135.9      12.29%       $447.1     $50.9      11.39%
Related securities issued      1,295.1      77.5       5.99      1,105.8      68.6       6.21         447.1      24.1       5.39
---------------------------------------------------------------------------------------------------------------------------------
Net interest income 2                      $85.7                             $67.3                              $26.8
                                          ======                            ======                             ======
Managed Net Interest
Margin Analysis:
Earning assets                $7,841.6    $650.8       8.30%    $7,155.0    $597.0       8.34%     $6,250.5    $466.6       7.47%
Interest-bearing liabilities   6,946.5     323.0       4.65      6,376.4     292.8       4.59       5,602.5     191.5       3.42
---------------------------------------------------------------------------------------------------------------------------------
Excess of earning assets
   over interest-bearing
   liabilities                  $895.1                            $778.6                             $648.0
                              ========                          ========                           ========
Net interest income                       $327.8                            $304.2                             $275.1
                                          ======                            ======                             ======
Interest rate spread                                   3.65%                             3.75%                              4.05%
Net interest margin                                    4.18%                             4.25%                              4.40%
---------------------------------------------------------------------------------------------------------------------------------



1    The FTE adjustment for 1996, 1995 and 1994 was $7.6 million,
     $5.3 million and $1.7 million, respectively.

2 Net interest income associated with the off-balance-sheet portfolio is included in "credit card securitization income" in the consolidated statements of income.

People's Bank 1996 Annual Report

Provision and Allowance for Loan Losses
---------------------------------------


Year ended December 31
(dollars in millions)                  1996       1995      1994       1993       1992
---------------------------------------------------------------------------------------
Beginning allowance for
   loan losses                        $ 75.0    $ 77.5    $ 80.00     $ 84.0    $ 98.5
Charge-offs:
   Residential mortgage                 (9.7)    (11.1)    (28.9)      (15.9)    (16.7)
   Commercial mortgage                  (6.2)    (14.5)     (7.8)      (20.8)    (35.7)
   Commercial                           (2.5)     (9.8)     (8.9)      (13.5)    (45.8)
   Credit card (owned portfolio)       (28.9)    (14.4)    (15.6)      (19.0)    (20.8)
   Other consumer                       (2.3)     (1.9)     (2.0)       (3.6)     (2.9)
---------------------------------------------------------------------------------------
      Total charge-offs                (49.6)    (51.7)    (63.2)      (72.8)   (121.9)
---------------------------------------------------------------------------------------
Recoveries:
   Residential mortgage                  1.0       0.7       0.6         0.5       0.5
   Commercial mortgage                   1.7       1.3       2.8         1.8       1.9
   Commercial                            4.4       5.1       3.5         6.8       4.9
   Credit card (owned portfolio)         3.7       1.9       2.4         3.1       3.0
   Other consumer                        0.3       0.3       0.5         0.6       0.6
---------------------------------------------------------------------------------------
      Total recoveries                  11.1       9.3       9.8        12.8      10.9
---------------------------------------------------------------------------------------
      Net charge-offs                  (38.5)    (42.4)    (53.4)      (60.0)   (111.0)
---------------------------------------------------------------------------------------
Provision for loan losses               51.1      39.9      50.9        56.0      96.5
---------------------------------------------------------------------------------------
Ending allowance for loan losses      $ 87.6    $ 75.0    $ 77.5      $ 80.0    $ 84.0
                                     ==================================================

Allowance for loan losses as a
   percentage of loans                   1.66%     1.68%     1.78%       1.82%     1.97
Allowance for loan losses as
   a percentage of non-
   performing loans                     92.86     83.92     73.47       39.79     30.66
Net charge-offs as a percentage
   of average loans  1                   0.81      0.99      1.27        1.47      2.61
---------------------------------------------------------------------------------------


1 Net charge-offs include $1.8 million in 1996, $5.8 million in 1995 and $17.7 million in 1994 associated with sales of certain non-performing loans. Excluding these amounts, net charge-offs as a percentage of average loans equaled 0.78% for 1996, and 0.85% for both 1995 and 1994. See "Non-Performing Assets" on page 46.



The provision for loan losses is based on management's ongoing evaluation of the adequacy of the allowance for loan losses, which is based on factors as People's historical loan loss experience; a review of non-performing loans and related collateral values; the possibility of loss in view of the geographical and industry concentrations and other portfolio risk characteristics; the present financial condition of borrowers; and current economic conditions. It is implicit in lending activities that credit losses will be experienced even in the best economic conditions. While People's strives to minimize credit losses, the amount of such losses will vary from period to period depending on the above factors as affected by changing economic conditions and the financial condition of borrowers. While the allowance for loan losses is available to absorb losses in the entire loan portfolio, its composition reflects an allocation to People's five major loan categories.

Credit losses associated with credit card receivables securitized and sold are not reflected in People's provision and allowance for loan losses. Such credit losses are absorbed directly under the contractual agreements of the People's Bank Credit Card Master Trust (the "Trust"), thereby reducing credit card securitization income rather than increasing the provision for loan losses.

The allowance for loan losses was increased by $12.6 million to $87.6 million at December 31, 1996 from $75.0 million at December 31, 1995. This increase reflects current loan growth in People's on-balance-sheet portfolio, principally the credit card portfolio which increased by $684.0 million, or 97.4%, during the year. The increase in the credit card portfolio reflects the continued growth of People's nationwide credit card business; scheduled amortization of securitized receivables associated with the Series 1993-1 and Series 1994-1 asset-backed certificates; and new receivables associated with the introduction of People's credit card in the United Kingdom in April 1996. These factors were partially offset by an additional securitization and sale in mid 1996. The allowance for loan losses equaled 1.66% of total loans at December 31, 1996, compared to 1.68% of total loans at December 31, 1995. See "Credit Card Lending" on page 42.

People's Bank 1996 Annual Report

Net Charge-Offs by Type of Loan
-------------------------------

                               Net Charge-Offs (Recoveries)
                             as a Percentage of Average Loans
Years ended December 31   ----------------------------------------
(dollars in millions)     1996     1995    1994     1993    1992
-----------------------------------------------------------------
Residential mortgage  1   0.39%    0.49%   1.43%    0.75%   0.72%
Commercial mortgage  1    0.58     1.80    0.73     3.29    6.18
Commerical  1            (0.33)    0.90    1.08     1.48    8.60
Credit card (owned
  portfolio)              2.61     2.09    1.71     2.22    3.52
Other consumer            0.94     0.55    0.59     1.10    0.48
-----------------------------------------------------------------
  Total owned portfolio   0.81%    0.99%   1.27%    1.47%   2.61%
                         ========================================

1 See "Non-Performing Assets" on page 46 for a discussion of sales of problem loans.


Net loan charge-offs decreased $3.9 million, or 9.2%, in 1996 compared to 1995, following a decrease of $11.0 million, or 20.6%, in 1995 compared to 1994. The decrease in 1996 compared to 1995 reflects decreases of $8.7 million in commercial mortgage net charge-offs and $6.6 million in commercial loan net charge-offs, partially offset by an increase of $12.7 million in credit card net charge-offs. Commercial mortgage and commercial lending net charge-offs in 1995 reflect sales of problem loans during the year, while 1996 reflects net loan recoveries for commercial lending.

The level of credit card net charge-offs is attributable to losses in People's owned credit card portfolio. People's on-balance-sheet credit card portfolio averaged $962.0 million for 1996, compared to $598.1 million for 1995, an increase of 60.8%. For 1996 and 1995, credit card net charge-offs as a percentage of average owned receivables equaled 2.61% and 2.09%, respectively. The higher level of current year net charge-offs reflects portfolio growth and the seasoning of People's credit card portfolio, as well as the nationwide increases in consumer credit delinquencies and bankruptcies. People's future loss experience for credit cards will be dependent on the level of growth in the on-balance-sheet portfolio as well as regional and national economic conditions.


Allowance for Loan Losses Allocated by Type of Loan
---------------------------------------------------

                               1996                  1995                 1994                  1993                   1992
                      --------------------  --------------------  --------------------  --------------------  --------------------
                                  Percent               Percent               Percent               Percent               Percent
As of December 31                 of Loan               of Loan               of Loan               of Loan               of Loan
(dollars in millions)   Amount   Portfolio    Amount   Portfolio    Amount   Portfolio    Amount   Portfolio    Amount   Portfolio
----------------------------------------------------------------------------------------------------------------------------------
Residential mortgage    $10.0      0.45%      $10.0       0.46%     $ 8.0      0.39%      $10.5       0.50%     $11.3      0.52%
Commercial mortgage      23.5      2.87        22.0       2.95       22.6      3.09        22.6       3.32       24.0      4.13
Commercial               25.0      4.23        28.0       5.24       32.0      6.00        32.0       6.25       36.3      7.72
Credit card              25.0      1.80        13.0       1.85       13.0      1.73        13.1       1.54       10.1      1.64
Other consumer            4.1      1.73         2.0       0.66        1.9      0.68         1.8       0.74        2.3      0.51
----------------------------------------------------------------------------------------------------------------------------------
Total allowance for
   loan losses          $87.6      1.66%      $75.0       1.68%     $77.5      1.78%      $80.00      1.82%     $84.0      1.97%
                      ============================================================================================================

People's Bank 1996 Annual Report

Non-Interest Income
-------------------



                                                                              Percentage
                                                                          Increase (Decrease)
Year ended December 31                                                  ----------------------
(dollars in millions)                  1996     1995       1994         1996/1995    1995/1994
----------------------------------------------------------------------------------------------
Fee-based revenues:
   Credit card securitization
      income                           $66.1     $68.5      $32.0        (3.5)%         114.1%
   Credit card fees                     29.1      24.0       31.1        21.3           (22.8)
----------------------------------------------------------------------------------------------
      Total credit card fee-based
        revenues                        95.2      92.5       63.1         2.9            46.6
   Service charges on demand and
      NOW accounts                      27.6      24.8       23.3        11.3             6.4
   Residential mortgage loan
      servicing fees                     6.2       6.0        6.4         3.3            (6.3)
   Net brokerage commissions             7.4       5.5        5.0        34.5            10.0
   Other fee-based revenues:
     Other banking service charges
      and fees                           5.3       4.7        4.7        12.8               -
     Other loan fees                     4.1       4.0        3.7         2.5             8.1
     Trust fees                          3.0       2.6        2.4        15.4             8.3
----------------------------------------------------------------------------------------------
      Total other fee-based revenues    12.4      11.3       10.8         9.7             4.6
----------------------------------------------------------------------------------------------
      Total fee-based revenues         148.8     140.1      108.6         6.2            29.0
----------------------------------------------------------------------------------------------
Net security gains:
   Debt securities available for
      sale                               1.9         -        0.2           -          (100.0)
   Equity securities available for
      sale                              13.3       7.6        4.6        75.0            65.2
----------------------------------------------------------------------------------------------
      Total net security gains          15.2       7.6        4.8       100.0            58.3
----------------------------------------------------------------------------------------------
Net gains (losses) on sales of
   residential mortgage loans
      available for sale                 5.4       4.0       (3.5)       35.0           214.3
Net gain on sale of other consumer
   loans                                 6.0         -          -           -               -
Loss on real estate investments         (2.1)     (1.8)      (6.4)       16.7           (71.9)
Other income                             3.4       2.2       54.5        54.5           (29.0)
----------------------------------------------------------------------------------------------
      Total non-interest income       $176.7    $152.1     $106.6        16.2%           42.7%
                                     =========================================================



The increase in fee-based revenues for 1996 compared to 1995 is primarily due to increases in fees associated with People's growing credit card portfolio and demand deposit accounts, and higher net brokerage commissions. The improvement in 1995 compared to 1994 reflects a $29.4 million increase in credit card fee-based revenues due to growth in People's managed credit card portfolio and the impact of continued credit card securitizations and sales.

Credit card securitization income is comprised of income received from servicing securitized and sold credit card receivables and residual income (or "excess spread revenue") after deducting interest payments to investors, credit losses and other trust expenses from finance charge collections. Credit card securitization income may vary over time depending upon the level of interest and fees charged on credit card accounts, the interest rate environment and the credit performance of the securitized receivables. Securitized and sold credit card receivables averaged $1.3 billion in 1996, $1.1 billion in 1995 and $0.4 billion in 1994. Credit card securitization income decreased $2.4 million in 1996 compared to 1995, following an increase of $36.5 million in 1995 compared to 1994. The decrease in 1996 compared to 1995 was primarily attributable to higher net charge-offs in the off-balance-sheet credit card portfolio, reflecting the seasoning of People's portfolio and nationwide increases in consumer credit delinquencies and bankruptcies. The increase in 1995 compared to 1994 reflects the $0.7 billion increase in average credit card receivables securitized and sold. See "Credit Card Lending" on page 42.


          [Fee-Based Revenues
          Years ended December 31 (in millions)

               Bar Graph - 1992 through 1996
               Credit Card Securitization Income and
               Other Fee-Based Revenues]

People's Bank 1996 Annual Report

Credit card fees, which include membership fees and other credit card processing fees, are generated by average on-balance-sheet credit card receivables. Average on-balance-sheet credit card receivables totaled $962.0 million in 1996, $598.1 million in 1995 and $772.7 million in 1994. Credit card fees increased $5.1 million in 1996 compared to 1995, followed by a decrease of $7.1 million in 1995 compared to 1994. These changes reflect People's securitization activities and continued growth of the on-balance-sheet portfolio. See "Credit Card Lending" on page 42.

Service charges on demand and NOW accounts increased $2.8 million in 1996 and $1.5 million in 1995 reflecting People's efforts to garner new retail and commercial checking customers, including the results generated by supermarket branches. Demand and NOW accounts averaged $961.0 million, $847.9 million and $797.2 million in 1996, 1995 and 1994, respectively. See "Deposits" on page 47.

Net brokerage commissions include fees charged by People's Securities, Inc. ("PSI"). People's wholly owned brokerage subsidiary, for buying and selling securities for customers (including mutual funds), and fees for custodial services. Services offered by PSI also include an investment advisory newsletter specifically addressing the needs of discount brokerage users, a 24-hour touch-tone telephone quotation service, and interactive video services from People's supermarket branches and certain of its traditional branches. The increases in net brokerage commissions reflect growth in customer transactions in response to the strong stock market during recent years. Mutual fund sales totaled approximately $63 million, $44 million and $46 million in 1996, 1995 and 1994, respectively.

The higher net gains on sales of residential mortgage loans in 1996 compared to 1995, reflect an increase in the volume of residential mortgage loans sold. In 1995 compared to 1994, the increase in net gains reflects the lower long term interest rates experienced in 1995 compared to the sharp increases in 1994 creating a more favorable environment for residential mortgage lending. The net gains for 1996 and 1995 reflect the capitalization of mortgage servicing assets of $4.6 million and $2.8 million, respectively, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 122.

The lower levels of losses on real estate investments in 1996 and 1995, compared to 1994, reflect significant reductions in the real estate investment portfolio and improved market conditions.

In February 1996, People's sold $119 million in home equity credit line balances on a non-recourse basis and retained the related servicing rights. This transaction, which was undertaken in part due to the premium such assets commanded in the marketplace, generated a net gain of $6.0 million.



Non-Interest Expense
--------------------


                                                                           Percentage
                                                                       Increase (Decrease)
Years ended December 31                                              ----------------------
(dollars in millions)                  1996      1995      1994      1996/1995    1995/1994
-------------------------------------------------------------------------------------------

Compensation and benefits             $124.2    $110.9    $102.3         12.0%       8.4%
Occupancy and equipment                 43.2      40.5      39.1          6.7        3.6
Professional and outside service
   fees                                 28.5      22.2      18.5         28.4       20.0
Advertising and promotion               25.4      11.8      13.8        115.3      (14.5)
Loss on REO:
   Provision for losses                  -         2.5       8.9       (100.0)     (71.9)
   Other expenses                        4.3       4.3      10.6          -        (59.4)
-------------------------------------------------------------------------------------------
      Total loss on REO                  4.3       6.8      19.5        (36.8)     (65.1)
-------------------------------------------------------------------------------------------
Other non-interest expense:
   Printing, postage, stationery
      and supplies                      11.3      10.8       9.0          4.6       20.0
   Telephone                             5.3       4.1       4.0         29.3        2.5
   Federal deposit insurance
      premiums                           -         5.4      11.9       (100.0)     (54.6)
   Other expense                        16.8      17.3      19.3         (2.9)     (10.4)
-------------------------------------------------------------------------------------------
      Total other non-interest
        expense                         33.4      37.6      44.2        (11.2)     (14.9)
-------------------------------------------------------------------------------------------
      Total non-interest expense      $259.0    $229.8    $237.4         12.7%      (3.2)%
                                     ======================================================
Average number of full-time
   equivalent employees                2,658     2,430     2,339          9.4%       3.9%
Efficiency ratio-managed portfolio      54.9%     52.9%     59.2%           -          -
Efficiency ratio-owned portfolio        63.8      58.2      61.1            -          -
-------------------------------------------------------------------------------------------


People's Bank 1996 Annual Report

One measure often used in the banking industry to assess the level of non-interest expense is the efficiency ratio. The efficiency ratio measures how much it costs to generate one dollar of revenue. As expected, expenses related to People's expanding businesses are putting near-term pressure on the efficiency ratio because the initial costs precede the expected growth in revenues. The higher expenses in 1996 reflect the expansion of People's domestic credit card business and product delivery channels, such as the start up of credit card operations in the United Kingdom, the Stop & Shop supermarket banking initiative and the expansion of regional trust and financial management offices.

Increases in compensation and benefits primarily reflect normal salary increases and staff additions to support People's growing businesses and new initiatives.



          [Managed Revenues per Employee
          Years ended December 31 (in thousands)

               Bar Graph - 1992 through 1996]


          [Average Full-Time Equivalent Employees
          Years ended December 31

               Line and Bar Graph - 1992 through 1996
               Average Number of Full-Time Equivalent
               Employees and Managed Efficiency Ratio]




Increases in professional and outside service fees primarily reflect third party volume-related costs associated with the data processing, billing and customer correspondence of People's expanded managed credit card portfolio in the United States and the United Kingdom. Credit card-related professional and outside service fees increased $4.5 million in 1996 compared to 1995, and $2.7 million in 1995 compared to 1994.

The increase in advertising and promotion in 1996 compared to 1995, reflects higher advertising costs associated with People's credit card and Stop & Shop supermarket banking initiatives. This increase also reflects, although to a lesser extent, advertising campaigns initiated to enhance awareness about other products and services offered by People's, such as residential mortgage loans and the People's Plus checking account package.

The decreases in loss on REO are due to the smaller portfolio of properties owned and the relatively stable real estate market conditions over the past two years.

The substantial reductions in federal deposit insurance premiums in 1996 compared to 1995 and 1994 reflect actions taken in August 1995 whereby the FDIC significantly reduced the deposit insurance premiums paid by most banks retroactive to June 1, 1995. Under the revised rate structure, the best-rated institutions insured by the BIF paid premiums of four cents per $100 of domestic deposits, down from the previous rate of 23 cents per $100. Since January 1, 1996, the best-rated institutions insured by the BIF effectively have paid no deposit insurance premiums.

People's Bank 1996 Annual Report

Income Taxes
------------

Expense (benefit) for the years
ended December 31
(in millions)

                             1996         1995      1994
----------------------------------------------------------
Federal income tax          $17.1        $31.4     $(2.9)
State income tax              3.9         11.6      (2.0)
----------------------------------------------------------
Total                       $21.0        $43.0     $(4.9)
                           ===============================


Income tax expense for 1996 reflects People's recognition of a $13.3 million income tax benefit attributable to enacted changes in the tax laws regarding pre-1988 tax bad debt reserves. Pursuant to the changes enacted in August 1996, taxes associated with the recapture of pre-1988 bad debt reserves would become payable under more limited circumstances than under prior law; taxes associated with all post-1987 bad debt reserves are now payable over a six-year period; and the favorable treatment historically afforded thrifts in deducting provisions for bad debts (in excess of actual charge-offs) is eliminated beginning in 1996.

People's previously established, and continues to maintain, a deferred tax liability with respect to the portion of its post-1987 reserves which have not yet been recaptured into taxable income. Due to the tax law changes, however, People's no longer anticipates having the pre-1988 reserves recaptured into taxable income; accordingly, a previously established deferred tax liability of $13.3 million was credited to earnings in the third quarter of 1996. The tax law changes are not expected to have a material impact on People's future earnings. See Note 8 to the consolidated financial statements on page 70 for a further discussion of the tax law changes and People's deferred tax balances.

Adjusted to exclude the $13.3 million income tax benefit discussed above, the effective tax rate equaled 33.9% for 1996, compared to 37.7% for 1995. The lower effective tax rate reflects an increase in tax preferred investments and the favorable outcome of prior period tax claims.

During the first six months of 1994, People's net income was bolstered by the utilization of previously unrecognized net operating loss ("NOL") carryforwards and other deferred tax assets to offset substantially all income tax expense in response to positive trends in earnings, asset quality and capital adequacy. People's recognized a $23.4 million net income tax benefit during the second quarter of 1994 and has been fully taxable since that time. Income tax expense totaling $18.2 million was recorded in the last six months of the year, at an effective tax rate of approximately 40%.

People's net deferred tax asset was $21.5 million at December 31, 1996. Based on People's recent historical and anticipated future pre-tax earnings, management believes it is more likely than not that People's net deferred tax asset will be realized. FDIC capital adequacy guidelines impose a limitation on the amount of certain deferred tax assets that may be included in (that is, not deducted from) Tier 1 capital for risk-based and leverage capital purposes. This limitation had no effect on People's regulatory capital at December 31, 1996.

People's Bank 1996 Annual Report

Securities
----------


                                                  1996                          1995                      1994
                                         -----------------------       -----------------------    ---------------------
                                                       Estimated                     Estimated                Estimated
                                         Carrying        Fair          Carrying        Fair       Carrying      Fair
As of December 31 (in millions)            Value         Value           Value         Value        Value         Value
-----------------------------------------------------------------------------------------------------------------------
Trading account securities               $   2.8     $     2.8        $      -     $       -     $      -     $       -
-----------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
  Collateralized mortgage obligations
    ("CMOs")                               385.2         379.4           499.2         494.4        741.3         686.6
  United States Treasury and agency            -             -               -             -         28.4          27.1
  State and municipal                       62.9          63.5            27.6          28.1         15.1          14.5
  Corporate and other                       24.0          23.6            28.3          27.8        148.2         137.9
-----------------------------------------------------------------------------------------------------------------------
    Total securities held to maturity      472.1         466.5           555.3         550.3        933.0         866.1
-----------------------------------------------------------------------------------------------------------------------
Securities available for sale:
  Debt securities:
  United States Treasury and agency        359.4         354.9           405.7         406.9         92.2          87.4
  CMOs                                     126.8         125.2           194.6         192.4         94.2          84.2
  State and municipal                       14.2          14.2            39.6          39.7          5.4           5.3
  Corporate and other                      249.1         248.2           338.9         341.4        242.8         236.2
-----------------------------------------------------------------------------------------------------------------------
    Total debt securities                  749.5         742.5           978.8         980.4        434.6         413.1
-----------------------------------------------------------------------------------------------------------------------
Equity securities:
  Money market preferred stocks            231.4         231.4            15.1          15.1         68.0          68.0
  Common stocks                            160.4         180.5            77.9          88.5         49.1          49.5
  Federal Home Loan Bank stock              41.9          41.9            41.7          41.7         41.7          41.7
  Other                                     31.2          31.3             5.8           5.3          8.0           6.7
-----------------------------------------------------------------------------------------------------------------------
    Total equity securities                464.9         485.1           140.5         150.6        166.8         165.9
-----------------------------------------------------------------------------------------------------------------------
    Total securities available for
      sale                               1,214.4       1,227.6         1,119.3       1,131.0        601.4         579.0
Net unrealized gain (loss) on
  securities available for sale             13.2             -            11.7             -       (22.4)             -
-----------------------------------------------------------------------------------------------------------------------
    Total securities available for
      sale, net                          1,227.6       1,227.6         1,131.0       1,131.0        579.0         579.0
-----------------------------------------------------------------------------------------------------------------------
    Total securities                    $1,702.5     $ 1,696.9        $1,686.3     $ 1,681.3     $1,512.0     $ 1,445.1
                                      =================================================================================


          [Securities Portfolio
          As of December 31, 1996

               Box Graph
               CMOs (30%), Other Securities (9%), Corporate and other (16%), Common Stocks (11%), Money
               Market Preferred Stocks (13%) and United
               States Treasury and Agency (21%)]



People's has historically maintained a significant securities portfolio consisting of both debt and equity securities. At December 31, 1996, People's securities portfolio totaled $1.7 billion. People's utilizes its investment portfolio for tax planning, liquidity management, asset diversification and to enhance returns on earning assets to the extent permitted by regulatory capital requirements and applicable legal restrictions.

People's classifies marketable equity securities and all debt securities into three categories: trading account securities; held to maturity securities (applicable only to debt securities); and available for sale securities. Debt securities for which People's has the positive intent and ability to hold to maturity are classified as held to maturity and carried at amortized cost. Available for sale securities and trading account securities are carried at estimated fair value. Available for sale securities, comprised of debt and equity securities, can be used as part of People's asset/liability management strategy and

People's Bank 1996 Annual Report
may be sold in response to, or in anticipation of, factors such as changes in market interest rates, changes in security prepayment rates, liquidity considerations and regulatory capital requirements. Unrealized gains and losses on available for sale securities are reported as a separate component of stockholders' equity, net of the income tax effect. Management anticipates fluctuations in stockholders' equity due to changes in the estimated fair value of available for sale securities. Unrealized gains and losses on trading account securities are recognized in the consolidated statements of income.

At December 31, 1996, the net unrealized gain on the available for sale portfolio totaled $13.2 million, compared to a net unrealized gain of $11.7 million at year end 1995 and a net unrealized loss of $22.4 million at year end 1994. The sustained performance in 1996 reflects the continued strong equity market and the moderately declining interest rate environment. The $34.1 million improvement in unrealized gains and losses during 1995 reflects interest rate volatility as the rapidly rising interest rate environment in 1994 changed to a declining rate environment in the last half of 1995. Management monitors the fair value of People's assets and liabilities on a total balance sheet basis. Changes in unrealized securities gains and losses were partially offset by unrecognized changes in the value of other on- and off-balance-sheet financial instruments. See "Risk Management" on page 50.

People's primarily invests in debt securities rated in the four highest categories assigned by a nationally-recognized rating agency. Management conducts periodic analyses of the credit quality and duration of People's debt securities portfolio. Based on year end interest rates, the estimated average duration of the debt securities portfolio was approximately 2.4 years at December 31, 1996. State and municipal bonds are held to reduce People's effective tax rate. At December 31, 1996, 1995 and 1994, there were no debt securities in arrears or in default with respect to principal or interest payments.

Debt Securities Portfolio

As of December 31, 1996
(dollars in millions)           Amount    Rating    Duration (Years)
--------------------------------------------------------------------
CMOs                           $   511      AAA          2.4
United States Treasury
  and agency                       355      AAA          2.5
State and municipal                 77      AA-          2.3
Corporate and other                272      AA-          2.3
--------------------------------------------------------------------
Total                          $ 1,215      AA+          2.4
                               ================
People's has historically maintained a liquid, diversified common stock portfolio to enhance asset returns over time and to diversify its investments. People's investments in common stocks have provided, over the long term, above-average returns and significant tax benefits. For the past 15 years, People's investment in equity securities has provided a compounded annualized return of 15.7%, compared to 16.6% for the S&P 500 over the same time period. People's invests in money market preferred stocks for the tax benefits associated with the corporate dividends received deduction.


          [Common Stock Portfolio Diversification
          (By Industry Sector) As of December 31, 1996

               Box Graph
               Energy Related (10%), Basic Industries
               (5%), Transportation (2%), Other (8%),
               Interest Rate Sensitive (20%), Capital
               Goods (20%), Consumer Nondurables (35%)]

People's Bank 1996 Annual Report

Lending Activities
------------------


                               1996                 1995                 1994                 1993                 1992
As of December 31       ------------------   ------------------   ------------------   ------------------   -------------------
(dollars in millions)     Amount    NPL's      Amount    NPL's      Amount    NPL's      Amount    NPL's      Amount    NPL's
-------------------------------------------------------------------------------------------------------------------------------
Residential mortgage:
  Adjustable rate       $1,964.2   $ 23.2    $1,845.8   $ 29.3    $1,741.2   $ 20.5    $1,472.0   $ 52.1    $1,413.4   $ 80.7
  Fixed rate               278.3      7.0       319.7      6.0       326.6      3.8       633.1     14.8       739.8     18.1
-------------------------------------------------------------------------------------------------------------------------------
    Total                2,242.5     30.2     2,165.5     35.3     2,067.8     24.3     2,105.1     66.9     2,153.2     98.8
Commercial mortgage        819.1     28.3       745.5     20.4       730.5     34.6       680.1     72.6       581.1     88.7
Commercial                 591.2     12.2       534.7     19.5       533.6     34.5       512.2     50.0       470.1     70.1
Credit card              1,386.6     21.6       702.6     10.6       751.1      7.7       851.4      8.3       616.0      8.5
Other consumer             237.6      2.1       304.8      3.6       278.9      4.4       244.7      3.2       451.5      7.8
-------------------------------------------------------------------------------------------------------------------------------
    Total loans         $5,277.0   $ 94.4    $4,453.1   $ 89.4    $4,361.9   $105.5    $4.393.5   $201.0    $4,271.9   $273.9
                        =======================================================================================================

NPL's - Non-performing loans.



          [Total Loans - Managed Portfolio
          As of December 31 (in billions)

               Bar Graph - 1992 through 1996
               Owned Portfolio and Off-Balance-Sheet
               Portfolio]



People's lending activities consist of originating loans secured by residential and commercial properties, and extending secured and unsecured loans to consumers and businesses. As of December 31, 1996, 95% of People's loans (other than credit card loans) were to businesses or individuals, or were secured by property, located in Connecticut. Accordingly, People's financial condition is especially subject to fluctuations in the economic conditions prevailing in Connecticut, and is expected to continue to be dependent on business conditions and on conditions in the residential and commercial real estate markets in the state.


Residential Mortgage Lending
----------------------------


                                                 1996                                 1995
                                  ---------------------------------    ---------------------------------
                                                       NPL's                                NPL's
As of December 31                   Total        ------------------      Total        ------------------
(dollars in millions)             Portfolio      Amount     Percent    Portfolio      Amount     Percent
--------------------------------------------------------------------------------------------------------
Adjustable rate                    $1,964.2      $ 23.2       1.2%      $1,845.8      $ 29.3       1.6%
Fixed rate                            278.3         7.0       2.5          319.7         6.0       1.9
--------------------------------------------------------------------------------------------------------
    Total residential mortgage     $2,242.5      $ 30.2       1.3%      $2,165.5      $ 35.3       1.6%
                                  ======================================================================


People's offers its customers a wide range of residential mortgage loan products. These include conventional fixed rate loans, jumbo fixed rate loans (loans with principal balances greater than established Freddie Mac and Fannie Mae limits) and adjustable rate loans, as well as Federal Housing Administration ("FHA") insured and Veterans Administration ("VA") guaranteed loans. People's receives residential mortgage loan applications primarily through its traditional and supermarket branches, loan officers and the wholesale market. In 1996, retail and wholesale originations totaled $664 million and $225 million, respectively, compared to $588 million and $127 million, respectively, for 1995.

People's Bank 1996 Annual Report

According to the Commercial Record Monthly Mortgage Report, People's had the leading market share for Connecticut residential mortgage loan originations in 1996, 1995 and 1994 with totals of $889 million, $715 million and $793 million, respectively. According to the year end Commercial Record Monthly Mortgage Report, People's originated more residential mortgage loans in Connecticut and in Fairfield County than any other financial institution both by number and dollar volume. Approximately 98% of the residential mortgage loans originated by People's during 1996 and approximately 97% of the dollar amount of loans in the overall residential mortgage portfolio at December 31, 1996 were secured by properties located in Connecticut.


          [Residential Mortgage Originations
          Years ended December 31 (in millions)

               Bar Graph - 1992 through 1996
               Retail and Wholesale]


          [Residential Mortgage Activity
          Years ended December 31 (in millions)

               Bar Graph - 1992 through 1996
               Originations, net of sales and Sales]



Residential mortgage loans are originated using standard secondary market applications and appraisal forms. All loans are subject to underwriting review and approval by various levels of People's personnel, depending on the size of the loan. People's ability to originate adjustable rate mortgage loans in lieu of fixed rate products has varied in response to changes in market interest rates and customer preferences. Originations in 1994 included significant refinancing activity early in the year, in response to low market interest rates. Relatively higher interest rates since mid 1994 have slowed refinancing activity. Adjustable rate residential mortgage loans accounted for 73% of total residential mortgage originations in 1996, compared to 67% in 1995 and 69% in 1994.

People's strategy is to sell all newly originated fixed rate conforming, jumbo and FHA residential mortgage loans and to occasionally sell adjustable rate residential mortgage loans in the secondary market as conditions warrant. Most fixed rate and adjustable rate residential mortgage loans are sold on a servicing retained basis. Wholesale originations and jumbo residential mortgage loans are sold on either a servicing retained or released basis. Sales of residential mortgage loans totaled $367 million in 1996, compared to $311 million in 1995 and $474 million in 1994. The principal balances of residential mortgage loans serviced for others, which are not included in People's consolidated statements of condition, totaled $2.2 billion, $2.0 billion and $1.9 billion at December 31, 1996, 1995 and 1994, respectively. At December 31, 1996, People's had forward commitments to sell $34.7 million in residential mortgage loans. These commitments will be funded from People's residential mortgage loans available for sale, which totaled $9.4 million at year end 1996, and from future loan originations.

Included in residential mortgage loans were construction loans totaling $87.1 million and $74.7 million at December 31, 1996 and 1995, respectively.

People's Bank 1996 Annual Report

Commercial Mortgage Lending
---------------------------


                                                 1996                                  1995
                                  ---------------------------------     ---------------------------------
As of December 31                                      NPL's                                  NPL's
(dollars in millions)               Total        ------------------       Total        ------------------
Property Type                     Portfolio      Amount     Percent     Portfolio      Amount     Percent
---------------------------------------------------------------------------------------------------------
Office buildings                   $  220.3      $  3.8       1.7%       $  193.5      $  4.0       2.1%
Retail stores and shopping
  centers                             150.9        19.9      13.2           139.0         2.5       1.8
Industrial and warehouses             116.3         0.7       0.6            90.7         1.3       1.4
Apartment buildings                   110.6         3.0       2.7           108.6         7.0       6.4
Retail/office                          67.2         0.2       0.3            73.2         2.0       2.7
Schools, churches and
  convalescent homes                   30.5         0.2       0.7            40.4         0.7       1.7
Condominiums                           23.1         0.2       0.9            10.8         0.1       0.9
Other properties                      100.2         0.3       0.3            89.3         2.8       3.1
---------------------------------------------------------------------------------------------------------
  Total commercial mortgage        $  819.1      $ 28.3       3.5%       $  745.5      $ 20.4       2.7%
                                   ======================================================================


Management monitors the commercial mortgage portfolio to limit the concentration in any loan type or industry, or to any individual borrower. At December 31, 1996, approximately 93% in dollar amount of People's commercial mortgage loans were secured by properties located in Connecticut. Included in commercial mortgage loans were construction loans totaling $118.3 million and $87.2 million at December 31, 1996 and 1995, respectively.

Commercial mortgage lending is affected by the successful operation of the related income-producing real estate and, accordingly, may be subject to adverse conditions in the real estate market or in the economy. The commercial real estate market in Connecticut has improved over the last two years contributing to higher originations and fewer non-performing loans, as collateral values within certain sectors of the market stabilized and borrowers' ability to repay their loans generally increased. The $7.9 million net increase in commercial mortgage non-performing loans in 1996 reflects a $19.6 million loan secured by a retail shopping center, which was classified as non-performing during the year, partially offset by reductions in other non-performing loans. See "Non-Performing Assets" on page 46.



          [Commercial Mortgage Diversification
          As of December 31, 1996

               Box Graph
               Retail Stores and Shopping Centers (18%),
               Office Buildings (27%), Other Properties
               (19%), Retail/Office (8%), Industrial and
               Warehouses (14%) and Apartment Buildings
               (14%)]



Commercial Lending
------------------


                                                 1996                                  1995
                                  --------------------------------      ---------------------------------
As of December 31                                      NPL's                                  NPL's
(dollars in millions)               Total       ------------------        Total        ------------------
Industry                          Portfolio      Amount     Percent     Portfolio      Amount     Percent
---------------------------------------------------------------------------------------------------------
Service businesses                 $  200.1      $  2.1       1.0%       $  199.3      $  5.7       2.9%
Manufacturing                         140.9         1.2       0.9           121.6         3.0       2.5
Finance, insurance and
  real estate                          82.5         1.6       1.9            86.9         2.6       3.0
Wholesale distribution                 63.6         0.8       1.3            41.0         2.6       6.3
Retail sales                           33.2         0.5       1.5            34.3         0.7       2.0
Other                                  70.9         6.0       8.5            51.6         4.9       9.5
---------------------------------------------------------------------------------------------------------
  Total commercial                 $  591.2      $ 12.2       2.1%       $  534.7      $ 19.5       3.6%
                                   ======================================================================

People's Bank 1996 Annual Report

People's maintains a diversified commercial lending portfolio. Products offered include short-term working capital credit facilities, term financing, asset-based loans and cash management services. In contrast to residential mortgage and consumer lending, the borrower's ability to repay a commercial loan is closely tied to the ongoing profitability and cash flow of the borrower's business. Consequently, a commercial loan tends to be more directly affected by changes in economic cycles that affect businesses generally, and the borrower's business specifically. The availability of adequate collateral is a factor in commercial loan decisions, and loans are generally collateralized and/or guaranteed by third parties. At December 31, 1996, approximately 90% of the commercial loan portfolio consisted of loans to Connecticut-based businesses, and approximately 35% of the portfolio was secured (in whole or in part) by real estate.

People's commercial non-performing loans decreased $7.3 million, or 37.4%, from year end 1995, following a decrease of $15.0 million, or 43.5%, from the end of 1994. These decreases reflect the favorable interest rate environment, improved economic conditions in Connecticut and the resolution of problem loans.



          [Commercial Lending Diversification
          As of December 31, 1996

               Box Graph
               Service Businesses (34%), Manufacturing
               (24%), Other (12%), Finance, Insurance
               and Real Estate (14%), Retail Sales
               (6%) and Wholesale Distribution (10%)]



Credit Card Lending


                                                 1996                                  1996
                                  ---------------------------------     ---------------------------------
                                                        NPL's                                 NPL's
As of December 31                   Total        ------------------       Total        ------------------
(dollars in millions)             Portfolio      Amount     Percent     Portfolio      Amount     Percent
---------------------------------------------------------------------------------------------------------
Owned portfolio                    $1,386.6      $ 21.6       1.6%       $  702.6      $ 10.6       1.5%
Securitized and sold portfolio      1,333.3        30.1       2.3         1,200.0        26.7       2.2
---------------------------------------------------------------------------------------------------------
  Managed portfolio                $2,719.9      $ 51.7       1.9%       $1,902.6      $ 37.3       2.0%
                                   ======================================================================


People's began its credit card program in 1985, by marketing a low fixed interest rate credit card to highly creditworthy individuals in its market area. As a result of the success of the initial program, People's expanded the program nationally. The Nilson Report ranked People's the 27th largest VISA and MasterCard credit card issuer in the United States as of June 30, 1996, based on outstanding balances. People's further expanded its credit card operation in 1996 by establishing a limited branch in the United Kingdom, which had generated credit card receivables of $49.5 million at December 31, 1996. The managed credit card portfolio increased $817.3 million, or 43.0%, during 1996. The managed credit card portfolio accounted for 30.3% of total managed assets at December 31, 1996, compared to 23.6% at December 31, 1995.

People's offers credit cards with various finance charge and fee combinations and other special features, including a balance transfer option. In general, it is People's practice to identify and solicit prospects using various modeling techniques. A significant portion of all credit card applications are fully underwritten upon receipt. People's has invested in sophisticated information-based strategies for originating and managing credit card accounts. People's uses these strategies to develop credit risk models which management believes increase the credit quality of new solicitations and facilitate active risk management of the overall portfolio. Most of the growth in People's managed portfolio in recent years is attributable to customers who, attracted by People's low rates, have transferred balances from competing credit card issuers, as well as higher balances from purchases

People's Bank 1996 Annual Report
and cash advances. New account solicitations are primarily targeted at customers who are highly creditworthy and carry balances on their credit cards. Future growth of People's overall credit card portfolio is highly dependent upon economic conditions, the success of marketing programs. information-based strategies, competitors' strategies and the United Kingdom initiative.

At December 31, 1996, approximately 12% of credit card loan balances were to individuals and businesses located in Connecticut, compared to 17% at December 31, 1995.


          [Growth in Managed Credit Card Portfolio
          As of December 31 (in billions)

               Line Graph - 1992 through 1996]



Managed Credit Card Portfolio Delinquencies
-------------------------------------------

                                            1996                           1995                           1994
                                ---------------------------    ---------------------------    ---------------------------
As of December 31                                Percent of                     Percent of                     Percent of
(dollars in millions)           Amount            Portfolio     Amount           Portfolio      Amount          Portfolio
-------------------------------------------------------------------------------------------------------------------------
Number of days delinquent:
  31-60 days                    $   32.2             1.2%      $   24.0             1.2%      $   14.2             0.9%
  61-90 days                        20.5             0.7           13.7             0.7            7.7             0.5
  91 days and over                  51.7             1.9           37.3             2.0           16.5             1.1
-------------------------------------------------------------------------------------------------------------------------
    Total                       $  104.4             3.9%      $   75.0             3.9%      $   38.4             2.5%
                                =========================================================================================



Managed Credit Card Portfolio Net Charge-Offs
---------------------------------------------


                                              1996                           1995                           1994
                                  ---------------------------    ---------------------------    ---------------------------
                                                   Percent of                    Percent of                     Percent of
As of December 31                                    Average                       Average                        Average
(dollars in millions)             Amount            Portfolio     Amount          Portfolio      Amount          Portfolio
----------------------------------------------------------------------------------------------------------------------------
Owned portfolio(1)                $   25.2             2.6%      $   12.5             2.1%      $   13.2             1.7%
Securitized and sold portfolio(2)     64.7             5.0           38.2             3.5           11.6             2.6
----------------------------------------------------------------------------------------------------------------------------
  Managed portfolio               $   89.9             4.0%      $   50.7             3.0%      $   24.8             2.0%
                                  ==========================================================================================


(1) Net charge-offs are reflected in the provision and allowance for loan losses.

(2) Net charge-offs are reflected in credit card securitization income.


Nationwide increases in consumer credit delinquencies and personal bankruptcies have had a direct impact on People's credit card business, resulting in increases in credit card delinquencies and net charge-offs. The seasoning of People's credit card portfolio has also contributed to the increase in delinquencies and net charge-offs. While People's managed net charge-off rate increased to 4.0% in 1996 from 3.0% in 1995, the quarterly figures peaked in the second quarter of 1996 at 4.2% and declined to 4.0% in the third quarter of 1996 and 3.8% in the fourth quarter of 1996.

New credit card accounts generally exhibit rising delinquency and losses after six months, which generally peak within approximately 18 to 36 months from the date of origination. Management believes that People's frequent and early contact with delinquent customers, as well as active portfolio risk management, have a significant impact on limiting delinquency trends and managing net credit losses.

People's Bank 1996 Annual Report

Credit Card Securitization Program
----------------------------------

People's has periodically securitized and sold credit card receivables in the secondary market through the issuance of asset-backed certificates, and management expects to continue to do so as conditions warrant. Securitization of these receivables provides support for People's credit card activities, diversifies People's funding sources and enhances its capital ratios.

As a result of securitization activities, People's managed credit card portfolio includes an on-balance-sheet portfolio (unsecuritized loans and People's retained interest in the credit card master trust) and off-balance-sheet securitized receivables which have been sold. Since beginning its securitization program in 1993, People's has securitized and sold credit card receivables totaling $1.6 billion in the secondary market with $1.3 billion outstanding at December 31, 1996. Scheduled amortization of the $200 million Series 1993-1 asset backed certificates was completed in December 1996 and amortization of the $200 million Series 1994-1 began in September 1996. Total amortization was $266.7 million during 1996. See "Liquidity" on page 51.

The following table summarizes People's credit card securitization transactions:

As of Decem-
ber 31, 1996                            Expected       Average
(dollars in    Original   Remaining       Final          Rate/
millions)        Amount      Amount     Maturity         Index
----------------------------------------------------------------------
Series
  1993-1       $    200   $       -    Dec. 1996                4.80%
  1994-1            200         133    Aug. 1997                5.10
  1994-2            400         400    June 1998    One-month LIBOR
                                                    plus 0.16
  1995-1            400         400    Nov. 2000    One-month LIBOR
                                                    plus 0.21
  1996-1            400         400    Feb. 2002    One-month LIBOR
                                                    plus 0.16
----------------------------------------------------------------------
               $  1,600   $   1,333
               ====================

Securitization transactions involve the transfer of a group of credit card receivables from People's to the Trust. These receivables arise from credit card accounts whose ownership is retained by People's. Rights to new receivables and most fees generated by these accounts are also transferred to the Trust. The Trust issues two forms of certificates representing undivided interests in the Trust - Investor Certificates and a Transferor Certificate. Investor Certificates are sold by the Trust to investors, generally through a public offering. People's, through its wholly-owned special purpose subsidiary, People's Structured Finance Corp., retains the Transferor Certificate. People's continues to service the credit card accounts.

Interest is paid monthly to the Investor Certificate-holders throughout the life of the security. During the revolving period of the transaction, no principal payments are made to the Investor Certificateholders. Cardholder payments received are used to pay interest to the Investor Certificateholders and to purchase new receivables generated by the accounts, so that the principal amount of the Investor Certificates remains unchanged. See "Risk Management" on page 50 for a discussion of interest rate cap agreements utilized to support credit card securitization activities.

Once the revolving period ends, a controlled amortization period begins. During this period, which generally lasts 12 to 14 months, the Trust will use principal payments received from cardholders to reduce the amount of outstanding Investor Certificates. As these principal payments are made, the dollar amount of People's ownership interest will increase while the investor interest will decrease. Amortization may begin sooner than scheduled, if the average annualized yield (generally including interest income, annual fees, other credit card fees less net charge-offs) for three consecutive months drops below a minimum yield (generally equal to the sum of the certificate rate payable to investors and contractual servicing fees) or certain other events occur. Management does not anticipate that such early amortization events will occur. See "Liquidity" on page 51 for the scheduled amortization of People's credit card securitizations.

Under current industry accounting practices, the securitization of credit card receivables does not significantly affect net income reported for each period. Due to the relatively short average life of the revolving credit card receivables, no gain or loss is recognized at the time of sale. Rather, servicing fees and excess spread revenue (credit card interest and fees in excess of interest paid to certificateholders, credit losses and other trust expenses) are recognized as earned over the term

People's Bank 1996 Annual Report
of the securitization and reported as "credit card securitization income" in the consolidated statements of income. This reporting practice reflects the change in People's involvement from that of a lender to that of a loan servicer and residual interest holder.

For securitized and sold receivables, amounts that would have been previously reported as net interest income, credit card fees and provisions for loan losses (if such receivables had not been securitized but remained on-balance-sheet) are instead combined and reported as credit card securitization income. People's credit card securitization income may vary over the term of the transactions depending upon the level of interest and fees charged on credit card accounts, the interest rate environment and the credit performance of the securitized receivables. However, People's exposure to losses on the securitized receivables is contractually limited to future excess spread revenue and to the cash collateral accounts established for the benefit of investors, which totaled $37.3 million at December 31, 1996 and $34.0 million at December 31, 1995.

The following table illustrates the impact of credit card securitization activities on People's operating results, capital ratios and certain other financial information. Information shown under the heading of "Excluding Impact of Securitization" is pro forma information which would have been reported if the securitization transactions had not occurred. The table reconciles this pro forma information to the "As Reported" information contained elsewhere in this annual report.


                                             1996                                              1995
                       ---------------------------------------------     --------------------------------------------
As of and for the years      Excluding                                         Excluding
ended December 31            Impact of        Impact of                        Impact of       Impact of
(dollars in millions)   Securitization   Securitization  As Reported      Securitization  Securitization  As Reported
---------------------------------------------------------------------------------------------------------------------
Interest and dividend
  income                     $   643.2       $   (163.2)   $   480.0           $   591.7         $ (135.9)   $   455.8
Interest expense                (323.0)            77.5       (245.5)             (292.8)            68.6       (224.2)
---------------------------------------------------------------------------------------------------------------------
  Net interest income            320.2            (85.7)       234.5               298.9            (67.3)       231.6
Provision for loan losses       (115.8)            64.7        (51.1)              (78.1)            38.2        (39.9)
Credit card securitization
  income                           -               66.1         66.1                   -             68.5         68.5
Credit card fees                  72.1            (43.0)        29.1                62.9            (38.9)        24.0
Other non-interest income         83.6             (2.1)        81.5                60.1             (0.5)        59.6
Non-interest expense            (259.0)               -       (259.0)             (229.8)               -       (229.8)
Income tax expense               (21.0)               -        (21.0)              (43.0)               -        (43.0)
---------------------------------------------------------------------------------------------------------------------
    Net income               $    80.1       $        -     $    80.1          $    71.0          $     -    $    71.0
                             =========================================================================================
Tier 1 leverage capital
  ratio                            7.2%             0.7%         7.9%                7.0%             0.6%         7.6%
Risk-based capital ratios:
  Tier 1                           8.9              1.1         10.0                 9.5              1.4         10.9
  Total                           12.2              1.7         13.9                10.7              1.4         12.1

Credit card securitization
  income as a percentage
  of average securitized
  and sold portfolio                 -                -         5.10%                  -                -         6.19%

Net interest margin               4.18%           (0.48)%       3.70%               4.25%           (0.33)%       3.92%
Efficiency ratio                  54.9              8.9         63.8                52.9              5.3         58.2

Total loans                  $ 6,522.7        $(1,333.3)   $ 5,189.4           $ 5,578.1         $(1,200.0)   $4,378.1
Total assets                   8,978.5         (1,333.3)     7,645.2             8,061.8          (1,200.0)    6,861.8
Total average earning
  assets                       7,841.6         (1,295.1)     6,546.5             7,155.0          (1,105.8)    6,049.2
---------------------------------------------------------------------------------------------------------------------


As discussed in Note 13 to the consolidated financial statements, SFAS No. 125 establishes new accounting standards for transfers of financial assets (including credit card securitizations and sales), effective for transfers made on or after January 1, 1997. Management believes that People's will continue to recognize credit card securitizations as sales under SFAS No. 125. However, SFAS No. 125 requires recognition of servicing assets and other receivables arising from credit card securitizations at the time of the initial transfer, which

People's Bank 1996 Annual Report
could result in earlier recognition of certain components of credit card securitization income. The actual impact on People's will depend on the nature and extent of its future credit card securitization activities which cannot be predicted with certainty. However, based on currently outstanding securitizations, management believes that the initial adoption of SFAS No.125 will not have an adverse effect on People's 1997 consolidated financial statements.

Other Consumer Lending


                                              1996                                     1995
                              -------------------------------------   -------------------------------------
As of December 31                                      NPL's                                   NPL's
                                               --------------------                    --------------------
(dollars in millions)           Amount          Amount      Percent     Amount          Amount      Percent
-----------------------------------------------------------------------------------------------------------
Home equity credit lines      $  88.0          $   1.4        1.6%    $ 182.0          $   2.6        1.4%
Second mortgages                 87.9              0.2        0.2        58.5              0.6        1.0
Collateral                       18.3              -          -          20.3              -          -
Other                            43.4              0.5        1.2        44.0              0.4        0.9
-----------------------------------------------------------------------------------------------------------
    Total other consumer      $ 237.6          $   2.1        0.9%    $ 304.8          $   3.6        1.2%
                              =============================================================================


People's is an active participant in the consumer credit market in Connecticut, offering a full range of competitive products such as home equity credit lines, collateral loans. second mortgage loans, automobile loans and other forms of installment and revolving credit loans.

In February 1996, People's sold $119 million in home equity credit line balances on a non-recourse basis and retained the related servicing rights. This transaction, which was undertaken in part due to the premium such assets commanded in the marketplace, generated a net gain of $6.0 million. At December 31, 1996 and 1995, all home equity credit lines were secured by properties located in Connecticut.


Non-Performing Assets
---------------------

As of December 31          1996     1995     1994    1993     1992
(dollars in millions)
--------------------------------------------------------------------
Non-accrual loans:
  Residential mortgage    $ 30.2    $ 35.3  $ 24.3  $ 66.9   $ 98.8
  Commercial mortgage       25.8      16.2    28.9    49.1     81.1
  Commercial                11.2      17.8    30.1    43.8     67.1
  Credit card (owned
    portfolio)              21.6      10.6     7.7     8.3      8.5
  Other consumer             2.1       3.6     4.4     3.2      7.8
--------------------------------------------------------------------
    Total non-accrual
      loans                 90.9      83.5    95.4   171.3    263.3
--------------------------------------------------------------------
Restructured loans:
  Commercial mortgage        2.5       4.2     5.7    23.5      7.6
  Commercial                 1.0       1.7     4.4     6.2      3.0
--------------------------------------------------------------------
    Total restructured
      loans                  3.5       5.9    10.1    29.7     10.6
--------------------------------------------------------------------
    Total non-performing
      loans                 94.4      89.4   105.5   201.0    273.9
REO, net of allowance for
  losses                     6.9       5.4    18.2    48.8     69.5
--------------------------------------------------------------------
    Total non-performing
      assets              $101.3    $ 94.8  $123.7  $249.8   $343.4
                          ==========================================
Non-performing loans as a
percentage of total loans   1.79%     2.01%   2.42%   4.57%    6.41%
Non-performing assets as a
percentage of total assets  1.32      1.38    1.91    3.90     6.04
Non-performing assets as a
percentage of stockholders'
equity and allowance for
loan losses                14.35     15.17   22.63   49.42    87.89
                          ------------------------------------------

People's Bank 1996 Annual Report

Loans are classified as non-accrual when they become 90 days past due as to interest or principal payments, or earlier if the ability of the borrower to meet the contractual payment terms is in doubt. A loan remains on non-accrual status until the factors that indicated doubtful collectibility no longer exist or until a loan is determined to be uncollectible and is charged off against the allowance for loan losses. The classification of a loan as non-performing does not necessarily indicate that loan principal and interest ultimately will not be collected. People's historical experience suggests that a portion of assets so classified will eventually be recovered. All non-performing loans are in various stages of workout, settlement or foreclosure. When loan workout efforts are exhausted and it is determined that the borrower is unable to repay the obligation, People's will complete foreclosure procedures. Restructured loans are those for which concessions, including reduction of interest rates to below-market levels, or deferral of interest or principal payments, have been granted due to the borrowers' financial condition.

If interest payments on non-accrual and restructured loans at December 31, 1996, 1995 and 1994 had been made during the respective years in accordance with the original loan agreements, interest income of $10.2 million, $10.5 million and $10.4 million would have been recognized on these loans, compared to interest income actually recognized of $2.6 million, $3.8 million and $4.0 million. The foregone interest income associated with these loans totaled $7.6 million in 1996, $6.7 million in 1995 and $6.4 million in 1994.

The increase in non-performing assets in 1996 compared to 1995 reflects increases of $7.4 million in non-accrual loans and $1.5 million in REO (net of allowance for losses), partially offset by a $2.4 million decrease in restructured loans. The level of total non-performing loans as of December 31, 1996 reflects an $11.0 million increase in non-performing owned credit card receivables and a $19.6 million commercial mortgage loan (secured by a retail shopping center) which was classified as non-performing during the year. Management believes that this commercial mortgage loan is adequately collateralized and that People's will not experience any material loss as a result, and is in the process of taking appropriate action to resolve this loan. Non-performing loans at December 31, 1996 also reflect decreases in non-performing residential mortgage and commercial loans of $5.1 million and $7.3 million, respectively.

The Connecticut economy, although showing signs of economic vitality, continues to lag behind the national recovery. Real estate values in many parts of the state have improved over the last two years, although certain areas in the state continue to experience economic difficulties. In addition, nationwide increases in consumer credit delinquencies and personal bankruptcies have had a direct impact on People's credit card business, resulting in increases in managed credit card delinquencies and net charge-offs during 1996 and the last six months of 1995. See "Credit Card Lending" on page 42.

Management continues to evaluate selective sales of problem loans to reduce the expenses and foregone income associated with holding and managing these assets.

Information concerning completed sales of problem loans is summarized in the following table:

Years ended December 31          1996          1995        1994
(in millions)
-----------------------------------------------------------------
Amount sold by portfolio:
Residential mortgage             $ 6.0        $  -        $ 50.0
Commercial mortgage and
  commercial lending               -            36.5         -
Provision for loan losses          1.8           5.1        15.2
Net charge-offs                    1.8           7.6        17.7
-----------------------------------------------------------------


Deposits
--------


                                      1996                              1995                           1994
                          -----------------------------   -----------------------------   -----------------------------
As of December 31                            Weighted                        Weighted                        Weighted
(dollars in millions)        Amount      Average Rate        Amount      Average Rate        Amount      Average Rate
-----------------------------------------------------------------------------------------------------------------------
Demand                    $     930.2                -%      $  806.7                -%      $  687.1                -%
NOW                             194.2             1.32          205.5             1.52          207.1             1.58
Savings                       1,235.3             2.29        1,208.4             2.30        1,291.4             2.30
Money market                    715.3             2.89          738.9             2.92          781.8             2.53
Time                          2,170.2             5.12        1,876.6             5.22        1,686.4             4.10
-----------------------------------------------------------------------------------------------------------------------
Total deposits            $   5,245.2             3.10%   $   4,836.1             3.11%   $   4,653.8             2.62%
                          =============================================================================================

People's Bank 1996 Annual Report

People's deposit growth reflects aggressive marketing campaigns and the expansion of services and convenience offered by alternative delivery systems. Other factors contributing to this growth include People's commitment to develop total business relationships with its corporate, individual and municipal customers, as well as the effects of banking consolidations.

People's supermarket banking, and municipal banking and finance initiatives are contributing to overall deposit growth. As of December 31, 1996, 21 of the 45 planned supermarket branches are open, with total deposits of $165 million of which $113 million represents new deposits. Five of the earlier branches are each currently handling over $10 million in deposits. Management expects that deposit growth will continue as openings of these branches continue through 1997.

In February 1996, People's established a Municipal Banking and Finance Department to service the needs of municipalities within the state of Connecticut. For 1996 and 1995, average municipal deposits totaled $197.6 million and $94.3 million, respectively.

Demand deposits are an important source of fee income and low-cost funding for People's. People's strategic focus on growing demand deposits continued to generate positive results in 1996. The number of retail demand deposit accounts grew by 25,000, or 12%, in 1996, and by 67,000, or 37%, over the past five years. The number of commercial demand accounts grew by 1,500, or 10%, in 1996, and by 5,500, or 47%, over the past five years. At December 31, 1996 and 1995, retail, commercial and other demand deposits totaled $930.2 million and $806.7 million, respectively, an increase of 15%.

At December 31, 1996, deposits equaled 58.4% of total managed assets, compared to 60.0% at December 31, 1995 and 63.9% at December 31, 1994. As a percentage of total managed funding, deposits equaled 59.0% at December 31, 1996, compared to 60.6% at December 31, 1995 and 64.5% at December 31, 1994.

Time deposits of $100,000 or more totaled $292.9 million at December 31, 1996, of which $168.3 million mature within three months, $47.0 million mature after three months but within six months, $45.1 million mature after six months but within one year and $32.5 million mature after one year. Brokered certificates of deposit totaled $100.8 million and $59.5 million at December 31, 1996 and 1995, respectively.


          [Demand Deposits
          As of December 31 (in millions)

               Bar Graph - 1992 through 1996
               Retail, Commercial and Other]



Deposits by County in Connecticut
---------------------------------

                                            1996                         1995                          1994
                                 -----------------------      -----------------------       -----------------------
As of December 31                Number of                    Number of                     Number of
(dollars in millions)             Branches        Amount       Branches        Amount        Branches        Amount
--------------------------------------------------------    -------------------------     -------------------------
Counties in Connecticut(1):
  Fairfield                             48      $3,684.1             43      $3,488.3              43      $3,408.9
  Hartford                              21         622.3             19         551.7              18         499.2
  New Haven                             20         692.9             15         598.1              13         539.6
  Other                                  4         100.4              4         106.6               4         107.7
Brokered certificates of deposit         -         100.8              -          59.5               -          69.3
Mortgage escrow funds                    -          44.7              -          31.9               -          29.1
--------------------------------------------------------    -------------------------     -------------------------
  Total                                 93      $5,245.2             81      $4,836.1              78      $4,653.8
                                 ==================================================================================

(1) The allocation of deposits to the respective counties is based on the location of the branch in which the deposits are held, and as such, may not necessarily reflect the address of the individual depositor.

People's Bank 1996 Annual Report

Borrowings
----------


                                                     1996                       1995                       1994
                                           ------------------------   ------------------------   ------------------------
As of December 31                                          Weighted                   Weighted                   Weighted
(dollars in millions)                       Amount     Average Rate    Amount     Average Rate    Amount     Average Rate
-------------------------------------------------------------------------------------------------------------------------
FHLB advances:
  Fixed rate advances maturing:
    Within 1 year                          $  641.5           5.56%   $  447.0           6.30%   $  441.5           5.61%
    After 1 year but within 2 years           113.0           5.54         9.5           6.44       140.1           6.65
    After 2 years but within 3 years           12.0           6.05        40.1           5.01         4.5           6.80
    After 3 years but within 5 years            3.5           6.06         3.5           6.06        42.1           5.00
    After 5 years                              66.8           6.36        57.4           6.26         -             -
-------------------------------------------------------------------------------------------------------------------------
    Total fixed rate advances                 836.8           5.63       557.5           6.20       628.2           5.81
-------------------------------------------------------------------------------------------------------------------------
  Variable rate advances maturing:
    Within 1 year                               -             -           10.0           5.74       106.5           5.93
    After 1 year but within 2 years             -             -            -             -           10.0           6.24
-------------------------------------------------------------------------------------------------------------------------
    Total variable rate advances                -             -           10.0           5.74       116.5           5.96
-------------------------------------------------------------------------------------------------------------------------
    Total FHLB advances                       836.8           5.63       567.5           6.20       744.7           5.83
-------------------------------------------------------------------------------------------------------------------------
Repurchase agreements maturing:
    Within 3 months                           254.4           5.35       412.4           5.91       336.4           5.18
    After 3 months but within
      6 months                                103.6           5.89        20.0           6.12        91.4           6.18
    After 6 months but within 1 year           77.4           5.58         -             -          121.6           5.99
    After 1 year                               17.3           5.64       153.2           5.81         -             -
-------------------------------------------------------------------------------------------------------------------------
    Total repurchase agreements               452.7           5.52       585.6           5.89       549.4           5.53
-------------------------------------------------------------------------------------------------------------------------
Federal funds purchased                       257.1           6.68       239.2           5.99         3.0           6.00
Subordinated notes                            148.0           7.20         -             -            -             -
-------------------------------------------------------------------------------------------------------------------------
    Total borrowings                       $1,694.6           5.90%   $1,392.3           6.03%   $1,297.1           5.70%
                                           ==============================================================================



At December 31, 1996, borrowings equaled 18.9% of total managed assets, compared to 17.3% at December 31, 1995 and 17.8% at December 31, 1994. As a percentage of total managed funding, borrowings equaled 19.1% at December 31, 1996, compared to 17.5% at December 31, 1995 and 18.0% at December 31, 1994.

A major source of borrowings has been advances from the FHLB of Boston, which functions as a reserve bank providing credit for member institutions within its assigned region. People's outstanding FHLB advances represented 9.4% of total managed funding and 9.3% of total managed assets at December 31, 1996 (7.1% and 7.0%, respectively, at December 31, 1995).

People's also uses repurchase agreements as a major source of borrowings. These transactions involve the sale of securities to broker/dealers under agreements to repurchase the identical securities. Repurchase agreements with broker/dealers are limited to primary dealers in government securities who have been approved by People's Board of Directors. Repurchase agreements represented 5.1% of total managed funding and 5.0% of total managed assets at December 31, 1996 (7.3% for the respective ratios at December 31, 1995). The repurchase agreements outstanding at December 31, 1996 were collateralized by securities with total carrying values of $465.5 million and fair values of $461.7 million.

In November 1996, People's sold, in an underwritten public offering, $150.0 million of 7.20% subordinated notes due December 1, 2006. Net offering proceeds were primarily used to fund asset growth and repay other borrowings. The notes are unsecured general obligations of People's with interest payable semi-annually; are subordinated to the claims of depositors and People's other creditors; and are not redeemable prior to maturity. These notes provide long term funding and enhance People's Total risk-based capital ratio. See "Capital" on page 52.

People's Bank 1996 Annual Report

Risk Management

People's actively manages its interest rate risk to achieve a balance between risk, earnings and capital. Interest rate risk ("IRR") is the potential exposure to earnings or capital that may result due to changes in interest rates. The Asset and Liability Committee ("ALCO") has primary responsibility for managing People's IRR and reports to the Investment Committee of the Board of Directors. To evaluate People's IRR profile, ALCO monitors economic conditions, interest rates, yield curves, liquidity levels and capital ratios. Management also reviews assumptions for forecasted customer and competitor behavior, as well as the expected repricing characteristics and cash flow projections for assets, liabilities and off-balance-sheet financial instruments. Actual conditions may vary significantly from People's assumptions. People's believes that the best measurement tools to estimate IRR are earnings simulations and economic value sensitivity analysis.

Management evaluates the impact on "income at risk" using computer simulations to project earnings under different interest rate environments over a 24-month horizon. Income at risk is defined as net interest income and credit card securitization income, both of which are sensitive to changes in interest rates. The earnings projections are based on assumptions regarding balance sheet mix, growth and estimates of pricing levels for People's products under multiple scenarios including changing the level and the slope of the yield curve. People's calculates its base case income at risk using current market rates. Policy guidelines limit income at risk exposure to less than 5% of the base case income at risk in the first year and to less than 9% in the second year, based on a gradual 200 basis point increase or decrease in interest rates.

While simulation identifies earnings exposure over a relatively short-term horizon, net economic value ("NEV") measures risk from a long-term economic perspective. The base case NEV is calculated by estimating the net present value of all future cash flows from existing assets, liabilities and off-balance-sheet items using current interest rates. Policy guidelines limit NEV exposure to an instantaneous 100 basis point increase or decrease in interest rates to less than 7.5% of the base case NEV.

At December 31, 1996, People's was within its established IRR policy guidelines for both income at risk and NEV.

People's uses off-balance-sheet derivative financial instruments, such as interest rate swaps, corridors and futures contracts, as a component of its IRR management. People's has written policy guidelines, which have been approved by the Board of Directors and ALCO, governing the use of these financial instruments, including approved counterparties and risk limits, and internal controls to ensure the appropriate separation of duties. Each of People's counterparties at December 31, 1996 has an investment grade credit rating from the major rating agencies and is specifically approved for a maximum credit exposure. At December 31, 1996, People's net credit exposure on interest rate swaps and corridors was $0.9 million. Off-balance-sheet financial instruments are used for hedging and not for trading or speculative purposes.

At December 31, 1996, the notional amounts of interest rate swaps and corridors totaled $682.5 million and $425.0 million, respectively. The swaps have a weighted average remaining term to maturity of 27 months at December 31, 1996, with $150.0 million maturing in 1997; $192.5 million maturing in 1998; $128.0 million maturing in 1999; and $212.0 million maturing thereafter. The corridors all mature in 1999 and have a weighted average remaining term to maturity of 28 months at December 31, 1996. The swaps and corridors had carrying values of $(0.32) million and $0.16 million, respectively, which are included in other assets in the consolidated statements of condition at December 31, 1996. These contracts had estimated fair values of $(0.36) million and $0.71 million, respectively, at that date.

The net effect of interest rate swaps and corridors was to decrease net interest income by $5.6 million during 1996, compared to $2.4 million for 1995 and $1.2 million for 1994. These amounts reduced the interest rate spread by ten basis points, five basis points and three basis points during 1996, 1995 and 1994, respectively.

In July 1996, People's sold eurodollar futures contracts with a total notional amount of $3.4 billion to reduce the impact that higher interest rates would have on the estimated fair value of a portion of the available for sale debt securities portfolio. Changes in the estimated fair value of the hedged portion of the securities portfolio have been (and are expected to be) substantially offset by gains or losses on the futures contracts. During 1996, People's closed futures contracts with a total notional amount of $0.7 billion. As of December 31, 1996, People's had $2.7 billion in open futures contracts, with expiration dates ranging from March 1997 to December 1998, that create a hedge with risk-mitigating characteristics similar to a $334 million pay-fixed interest rate swap. During 1996, deferred futures losses of $0.8 million were recognized in income due to amortization and other portfolio activity. Deferred futures losses of $5.0 million ($2.9 million after taxes) are reflected in stockholders' equity at December 31, 1996.

People's Bank 1996 Annual Report

People's enters into foreign exchange forward contracts to hedge its exposure to foreign currency exchange rate risk on credit card receivables denominated in pounds sterling, generated by People's United Kingdom branch. At December 31, 1996, People's had contracts outstanding to sell pounds sterling, with a total U.S. dollar notional amount of $56.0 million, which mature within six months. Gains and losses on forward contracts in 1996 substantially offset the translation gains and losses on assets and liabilities denominated in pounds sterling.

At December 31, 1996, Investor Certificates outstanding in connection with People's credit card securitizations included $1.2 billion of certificates with floating rates set at spreads above one-month LIBOR. Interest payments to investors are funded from the collections of receivables up to predetermined rate limits. Any interest payments above these predetermined rates will be paid by the counterparties to interest rate cap agreements, entered into by the Trust, with notional principal amounts equal to the outstanding certificate balances. Interest rate cap agreements entered into by the Trust have a carrying value of $10.1 million, which is included in other assets, and an estimated fair value of $2.7 million at December 31, 1996.

See Note 11 to the consolidated financial statements on page 76 for a further discussion of off-balance-sheet derivative financial instruments.


Liquidity
---------

Liquidity is defined as the ability to generate sufficient cash flows to meet all present and future funding requirements. Liquidity management addresses People's ability to fund new loans and investments as opportunities arise, to meet customer deposit withdrawals and to repay borrowings as they mature. People's liquidity position is monitored daily by management. ALCO is responsible for setting policy guidelines to ensure maintenance of prudent levels of liquidity. The mix of the various deposit products and borrowings utilized and the level of liquid assets at any given time, reflect management's view of the most efficient use of these sources of funds at that time.

Asset liquidity is provided by cash; short-term investments; proceeds from sales, maturities and principal repayments of securities; proceeds from principal collections and sales of loans; and proceeds from credit card securitizations and sales. In addition, securities may be utilized to collateralize borrowings under repurchase agreements. The Consolidated Statements of Cash Flows, on page 57, present data on cash provided by and used in People's operating, investing and financing activities. At December 31, 1996, People's liquid assets included $146.7 million in short-term investments, $742.5 million in debt securities available for sale, and $443.2 million in marketable equity securities. At December 31, 1996, People's had pledged debt securities with a total carrying value of $529.6 million ($216.1 million available for sale and $313.5 million held to maturity) as collateral to secure public deposits, repurchase agreements and for other purposes.


          [Diversified Managed Earning Asset Base
          As of December 31, 1996 - $8.5 billion

               Box Graph
               Residential Mortgage (26%), Other
               Consumer (3%), Securities (22%),
               Commercial Banking (17%), Credit
               Card* (32%)

          *  Includes $1.3 billion in off-balance-
             sheet securitized credit card receivables.]



Liability liquidity is measured by People's ability to obtain core deposits and purchased funds at cost effective rates, and in diversified markets and maturities. Core deposits are the most stable source of liquidity totaling $4.6 billion at December 31, 1996, compared to $4.4 billion at December 31, 1995 (representing 52% and 56% of total managed funding, respectively). Purchased funds are routinely used to diversify People's funding mix, to support asset growth and to compensate for reductions in core deposits. People's purchased funds totaled $2.3 billion at December 31, 1996, compared to $1.8 billion at December 31, 1995 (representing 26% and 22% of total managed funding, respectively).

People's Bank 1996 Annual Report

          [Diversified Managed Funding Base
          As of December 31, 1996 - $8.9 billion

               Box Graph
               Credit Card Securitizations (15%),
               Core Deposits (52%), Stockholders'
               Equity (7%) and Purchased Funds
               (26%)]



People's securitizes and sells credit card receivables as an additional method of diversifying its funding base. This is accomplished primarily by the public issuance of asset-backed certificates. As credit card receivables are securitized, People's on-balance-sheet funding needs are reduced by the amount of the loans securitized. Securitization provides funding for new loans and the scheduled amortization of previously securitized loans, as well as the opportunity to repay borrowings. At December 31, 1996, outstanding securitized and sold credit card receivables totaled $1.3 billion and provided approximately 15% of People's total managed funding. In the event that People's is unable to continue securitizing and selling credit card receivables, its capital ratios and flexibility of funding sources would be adversely affected.

People's credit card securitizations include a revolving period and a repayment period. During the revolving period, finance charge collections on securitized credit card receivables are used to pay interest to the Investor Certificateholders and principal collections are used to purchase new receivables. During the repayment period, principal payments on the securitized credit card receivables are paid to the Investor Certificateholders, and People's funding requirements increase accordingly, since new receivables are no longer purchased by the Investor Certificateholders of that series, but are added to People's on-balance-sheet credit card portfolio. People's plans to fund the repayment of securitizations through normal business operations and future credit card securitizations.


Scheduled Amortization of Credit Card Securitizations

For the year ending December 31 (in millions)
---------------------------------------------
1997                                $  377.6
1998                                   155.7
1999                                   108.6
2000                                   318.5
2001                                   324.8
2002                                    48.1
---------------------------------------------
Total                               $1,333.3
                                   ==========


People's may borrow from the FHLB of Boston subject to certain limitations. Based on the level of qualifying collateral at December 31, 1996, People's borrowing limit was approximately $1.7 billion, with remaining borrowing capacity of approximately $0.9 billion at that date. At December 31, 1996, People's had outstanding commitments to originate loans totaling $224.5 million, and approved but unused lines of credit extended to customers totaling $6.4 billion (including $5.9 billion for the managed credit card portfolio). At December 31, 1996, outstanding stand-by letters of credit totaled $26.6 million and outstanding commercial letters of credit totaled $3.4 million.

The sources of liquidity discussed above are deemed by management to be sufficient to fund outstanding loan commitments and to meet
People's other obligations.


Capital
-------

People's stockholders' equity totaled $618.0 million at December 31, 1996, a $67.9 million increase compared to $550.1 million at December 31, 1995. This increase primarily reflects net income of $80.1 million for 1996 less dividends of $13.1 million on common stock. As a percentage of total assets, stockholders' equity equaled 8.1% at December 31, 1996, compared to 8.0% at December 31, 1995.

In November 1996, People's sold, in a public offering, $150.0 million of 7.20% subordinated notes due December 1, 2006. These notes qualify as supplementary or Tier 2 capital under regulatory capital guidelines, thereby enhancing People's Total risk-based capital ratio.

People's Tier 1 leverage capital ratio was 7.9% at December 31,
1996, compared to the minimum ratio of 4.0% generally required by FDIC regulations. People's risk-based capital ratios also exceed the FDIC minimum requirements.

People's Bank 1996 Annual Report

Following is a summary of People's risk-based capital:

                                                  FDIC Minimum
                              People's            Requirements
As of December 31. 1996   -----------------     -----------------
(dollars in millions)     Amount    Ratio(1)    Amount    Ratio(1)
-----------------------------------------------------------------
Tier 1 capital            $569.2(2)  10.0%      $226.9      4.0%
Total capital              788.3(3)  13.9        453.7      8.0
                          =======================================

(1) Based on People's risk-adjusted total assets, as defined, of $5,671.3 million.

(2) Represents total stockholders' equity, excluding net unrealized gains or losses on debt securities classified as available for sale and net unrealized gains on equity securities classified as available for sale, less certain assets not recognuted in Tier 1 capital.

(3) Represents Tier 1 capital plus subordinated notes and the allowance for loan losses up to 1.25% of risk-weighted total assets.

People's regulatory capital ratios at December 31, 1996 exceeded the FDIC's numeric criteria for classification as a "well capitalized" institution. See Note 9 to the consolidated financial statements on page 71 for additional information concerning People's regulatory capital amounts and ratios.

People's will continue to enhance its capital position through careful balance sheet management, continuing assessment of securitization opportunities and retention of earnings. Depending on prevailing market conditions, People's may raise additional regulatory capital through the issuance of common or preferred stock or qualifying debt securities; further restructure its asset mix for risk-based capital purposes; or decrease its asset size as a means of managing its regulatory capital adequacy.


          [People's Capital Ratios
          As of December 31, 1996 (percent)

               Bar Graph
               Leverage, Tier 1 Risk-Based and Total
               Risk-Based for Minimum Capital Adequacy,
               Well Capitalized Requirements and People's
               Actual]



Holding Company Structure
-------------------------

In 1988, People's became a capital stock savings bank as part of a reorganization from its original form as a mutual savings bank. That process also resulted in the formation of People's Mutual Holdings ("Holdings"), a mutual-form bank holding company that is subject to regulation by the Federal Reserve Board. At December 31, 1996, Holdings owned 24.3 million or approximately 59.9% of People's common stock which is the only class of People's capital stock now outstanding. By virtue of its ownership of a majority of People's outstanding shares, Holdings is able to elect all of the members of the Board of Directors of People's and will generally be able to affect significantly the outcome of all matters presented to the shareholders of People's for resolution by vote.

Holdings differs in significant respects from an ordinary bank holding company. Holdings is a corporation without shares of capital stock, and Holdings' Articles of Incorporation require its Board of Trustees to consider the impact of its actions on a variety of constituencies. These include the depositors, employees and debtholders of People's, and the well-being of the communities in which People's conducts business.

The Board of Trustees of Holdings has historically considered the interests of People's shareholders in making business decisions. For example, since the inception of Holdings, the Board of Trustees has consistently opted to waive Holdings' receipt of all or a substantial portion of all dividends declared by People's with respect to shares of common stock owned by Holdings. In addition, in connection with People's issuance of convertible preferred stock in 1993, Holdings made 1,000,000 shares of its People's common stock available for use in satisfying a portion of the conversion rights of preferred stockholders. This lessened the dilution the other holders of People's common stock would otherwise have experienced if People's issued shares of common stock to satisfy all conversion rights.

Except for a comparatively minor amount used to fund its operations, Holdings has waived the payment of cash dividends during those periods since 1988 that People's has been able to pay cash dividends to its shareholders. Through December 31, 1996, over $86 million of cash dividends have been waived by Holdings. While management believes that Holdings will continue to waive payment of cash dividends payable on the large majority of shares of People's common stock owned by Holdings, there can be no assurance that Holdings will continue to waive dividends to the extent waived to date.

People's Bank 1996 Annual Report

               Consolidated Statements of Condition

As of December 31
(dollars in millions)                    1996         1995
--------------------------------------------------------------
Assets
Cash and due from banks (note 2)      $  196.2     $  269.0
Short-term investments (note 2)          146.7        137.2
Securities (note 3):
    Trading account securities,
      at estimated fair value              2.8            -
    Securities available for sale,
      at estimated fair value
      (amortized cost of $1,214.4 in
      1996 and $1,119.3 in 1995)       1,227.6      1,131.0
    Securities held to maturity, at
      amortized cost (estimated fair
      value of $466.5 in 1996 and
      $550.3 in 1995)                    472.1        555.3
--------------------------------------------------------------
       Total securities, net           1,702.5      1,686.3
--------------------------------------------------------------
Loans, net (note 4):
    Residential mortgage               2,242.5      2,165.5
    Commercial mortgage                  819.1        745.5
    Commercial                           591.2        534.7
    Credit card                        1,386.6        702.6
    Other consumer                       237.6        304.8
--------------------------------------------------------------
       Total loans                     5,277.0      4,453.1
    Less allowance for loan losses       (87.6)       (75.0)
--------------------------------------------------------------
       Total loans, net                5,189.4      4,378.1
--------------------------------------------------------------
Premises and equipment, net              173.6        170.0
Other assets (note 5)                    236.8        221.2
--------------------------------------------------------------
       Total assets                   $7,645.2     $6,861.8
Liabilities and Stockholders' Equity
Liabilities:
Deposits (note 6):
    Demand                            $  930.2     $  806.7
    NOW                                  194.2        205.5
    Savings                            1,235.3      1,208.4
    Money market                         715.3        738.9
    Time                               2,170.2      1,876.6
--------------------------------------------------------------
       Total deposits                  5,245.2      4,836.1
--------------------------------------------------------------
Borrowings (note 7):
    FHLB advances                        836.8        567.5
    Repurchase agreements                452.7        585.6
    Federal funds purchased              257.1        239.2
    Subordinated notes                   148.0            -
--------------------------------------------------------------
    Total borrowings                   1,694.6      1,392.3
--------------------------------------------------------------
Other liabilities                         87.4         83.3
--------------------------------------------------------------
       Total liabilities               7,027.2      6,311.7
--------------------------------------------------------------
Commitments and contingencies (note 11)
Stockholders' equity (notes 9 and 10):
    Preferred stock (without par
      value; 10,000,000 shares
      authorized and 323,516 shares
      issued and outstanding in 1995)        -         16.2
    Common stock (without par value;
      60,000,000 shares authorized;
      40,553,446 shares and 38,615,001
      shares issued and outstanding in
      1996 and 1995, respectively)        40.6         38.6
    Additional paid-in capital           111.0         94.7
    Retained earnings                    465.8        399.3
    Net unrealized gain on securities,
      net of tax (note 3)                  0.6          1.3
---------------------------------------------------------------
       Total stockholders' equity        618.0        550.1
---------------------------------------------------------------
       Total liabilities and
         stockholders' equity        $ 7,645.2    $ 6,861.8
---------------------------------------------------------------
See accompanying notes to consolidated financial statements.

People's Bank 1996 Annual Report

                  Consolidated Statements of Income

Years ended December 31
(in millions, except per
share data)                            1996     1995     1994
---------------------------------------------------------------
Interest and dividend income:

    Residential mortgage              $164.0   $156.4   $133.5
    Commercial mortgage                 67.0     65.3     55.2
    Commercial                          52.2     51.4     41.5
    Credit card                         82.2     56.2     77.5
    Other consumer                      19.2     25.7     19.9
---------------------------------------------------------------
       Total interest on loans         384.6    355.0    327.6
    Securities (note 3)                 90.0     95.4     81.7
    Short-term investments               5.4      5.4      4.7
---------------------------------------------------------------
       Total interest and dividend
         income                        480.0    455.8    414.0
---------------------------------------------------------------
Interest expense:

    Deposits                           162.5    146.1    113.8
    Borrowings (note 7)                 83.0     78.1     53.6
---------------------------------------------------------------
       Total interest expense          245.5    224.2    167.4
---------------------------------------------------------------
       Net interest income             234.5    231.6    246.6
Provision for loan losses (note 4)      51.1     39.9     50.9
---------------------------------------------------------------
       Net interest income after
         provision for loan losses     183.4    191.7    195.7
---------------------------------------------------------------
Non-interest income:

  Fee-based revenues:
    Credit card securitization
      income (note 4)                   66.1     68.5     32.0
    Credit card fees                    29.1     24.0     31.1
    Service charges on demand and
      NOW accounts                      27.6     24.8     23.3
    Residential mortgage loan
      servicing fees                     6.2      6.0      6.4
    Net brokerage commissions            7.4      5.5      5.0
    Other                               12.4     11.3     10.8
---------------------------------------------------------------
       Total fee-based revenues        148.8    140.1    108.6
    Net security gains (note 3)         15.2      7.6      4.8
    Net gains (losses) on sales of
      residential mortgage loans
      available for sale (note 4)        5.4      4.0    (3.5)
    Net gains on sale of other
      consumer loans (note 4)            6.0        -        -
    Loss on real estate investments
      (note 5)                          (2.1)    (1.8)    (6.4)
    Other                                3.4      2.2      3.1
---------------------------------------------------------------
       Total non-interest income       176.7    152.1    106.6
---------------------------------------------------------------
    Non-interest expense:

    Compensation and benefits
      (note 10)                        124.2    110.9    102.3
    Occupancy and equipment             43.2     40.5     39.1
    Professional and outside
      service fees                      28.5     22.2     18.5
     Advertising and promotion          25.4     11.8     13.8
     Loss on real estate acquired
      in settlement of loans (note 5)    4.3      6.8     19.5
     Other                              33.4     37.6     44.2
---------------------------------------------------------------
    Total non-interest expense         259.0    229.8    237.4
---------------------------------------------------------------
    Income before income taxes and
      cumulative effect
      of accounting change             101.1    114.0     64.9
    Income tax expense
      (benefit) (note 8)                21.0     43.0     (4.9)
---------------------------------------------------------------
    Income before cumulative effect
      of accounting change              80.1     71.0     69.8
    Cumulative effect of change in
      accounting for securities (note 3)   -        -      0.3
---------------------------------------------------------------
Net income                            $ 80.1   $ 71.0   $ 70.1
                                    ===========================
Net income applicable to
  common stock                        $ 79.5   $ 68.8   $ 65.1
                                    ===========================
Net income per common share:
    Primary                           $ 1.98   $ 1.81   $ 1.89
    Fully diluted                       1.96     1.74     1.73
                                    ===========================
Average common shares:
    Primary                            40.19    38.08    34.46
    Fully diluted                      40.94    40.78    40.56
                                    ===========================

See accompanying notes to consolidated financial statements

People's Bank 1996 Annual Report

                Consolidated Statements of Changes
                      in Stockholders' Equity

                                                                                           Net
                                                                                    Unrealized        Total
                                                         Additional                 Gain(Loss)       Stock-
(in millions, except           Preferred      Common        Paid-in     Retained            on     holders'
per share data)                    Stock       Stock        Capital     Earnings    Securities       Equity
------------------------------------------------------------------------------------------------------------

Balance at December 31, 1993       $69.0       $32.7          $45.1       $278.7         $  --       $425.5
Net income                            --          --             --         70.1            --         70.1
Conversions of preferred
  stock                           (35.7)         3.8           31.9           --            --           --
Cash dividends on
  preferred stock
  ($4.25 per share)                   --          --             --        (5.0)            --        (5.0)
Cash dividends on
  common stock
  ($0.47 per share)                   --          --             --        (4.6)            --        (4.6)
Net unrealized gain (loss)
  on securities available for
  sale, net of tax:
    As of January 1, 1994             --          --             --           --           4.7          4.7
    Net change during the year        --          --             --           --        (15.8)       (15.8)
Net unrealized loss on
  securities transferred
  from available for sale
  to held to maturity, net
  of tax                              --          --             --           --         (6.7)        (6.7)
Other                                 --         0.1            0.7           --            --          0.8
------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994        33.3        36.6           77.7        339.2        (17.8)        469.0
Net income                            --          --             --         71.0            --         71.0
Conversions of preferred
  stock                            (17.1)        1.8           15.3           --            --           --
Cash dividends on preferred
  stock ($4.25 per share)             --          --             --        (2.2)            --        (2.2)
Cash dividends on common
  stock ($0.64 per share)             --          --             --        (8.7)            --        (8.7)
Change in net unrealized
  gain (loss) on securities
  available for sale, net of tax      --          --             --           --          16.6         16.6
Amortization of net unrealized
  loss on securities transferred
  in 1994 from available for sale
  to held to maturity, net of tax     --          --             --           --           1.2          1.2
Net unrealized gain on securites
  transferred in 1995 from held to
  maturity to available for sale,
  net of tax                          --          --             --           --           1.3          1.3
Other                                 --         0.2            1.7           --            --          1.9
------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995        16.2        38.6           94.7        399.3           1.3        550.1
Net income                            --          --             --         80.1            --         80.1
Conversions of preferred
  stock                            (16.2)        1.7           14.5           --            --           --
Cash dividends on preferred
  stock ($3.19 per share)             --          --             --        (0.6)            --        (0.6)
Cash dividends on common
  stock ($0.80 per share)             --          --             --       (13.1)            --       (13.1)
Change in net unrealized
  gain (loss) on securities
  available for sale, net of tax      --          --             --           --         (2.2)        (2.2)
Amortization of net unrealized
  loss on securities transferred
  in 1994 from available for sale
  to held to maturity, net of tax     --          --             --           --           1.5          1.5
Other                                 --         0.3            1.8          0.1            --          2.2
------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996        $ --         $40.6       $111.0       $465.8       $   0.6       $618.0
                                   =========================================================================

See accompanying notes to consolidated fianancial statements.

People's Bank 1996 Annual Report

              Consolidated Statements of Cash Flows

Years ended December 31
(in millions)                       1996         1995         1994
---------------------------------------------------------------------
Cash Flows from Operating
Activities:

Interest and dividends received  $   407.3     $   445.8   $   414.9
Non-interest cash receipts           163.5         148.9       103.2
Interest paid                       (242.4)       (225.6)     (161.5)
Compensation and benefits paid      (123.0)       (113.1)     (102.8)
Other non-interest expenses paid    (119.3)        (99.6)     (105.8)
Income taxes paid                     (6.5)        (29.7)       (7.3)
Proceeds from sales of trading
  account securities                  35.7             -        21.8
Purchases of trading account
  securities                         (38.5)            -        (4.9)
---------------------------------------------------------------------
  Net cash provided by operating
    activities                       139.8         126.7       157.6
---------------------------------------------------------------------
Cash Flows from Investing
Activities:
Proceeds from sales of
available for sale securities:
  Debt securities                    596.9         202.9        97.3
  Equity securities                  543.0         648.5       154.8
Purchases of available for
 sale securities                  (1,329.1)     (1,160.8)     (451.9)
Purchases of held to maturity
 securities                          (43.8)        (28.9)     (148.5)
Proceeds from principal repayments
  of available for sale securities    97.6          68.8        80.4
Proceeds from principal repayments
 of held to maturity securities      126.3         152.0       170.0
Loan originations, net of
 principal collections            (1,736.4)       (837.4)   (1,103.1)
Proceeds from sales of securi-
 tized credit card receivables       400.0         400.0       600.0
Proceeds from other sales of loans   459.0         280.9       465.9
Other investing cash flows, net      (23.4)        (22.3)        0.5
---------------------------------------------------------------------
 Net cash used in investing
  activities                        (909.9)       (296.3)     (134.6)
---------------------------------------------------------------------
Cash Flows from Financing
Activities:
Net increase (decrease) in
 deposits                            409.1         182.3       (58.3)
Proceeds from Federal Home Loan
 Bank advances                     1,786.3         774.4       759.0
Repayments of Federal Home Loan
 Bank advances                    (1,517.0)       (951.6)     (823.8)
Net (decrease) increase in
 federal funds purchased
 and repurchase agreements
 with terms of three
 months or less                     (140.1)        312.2        87.2
Proceeds from longer-term
 repurchase agreements               309.1         592.2       493.8
Repayments of longer-term
 repurchase agreements              (284.0)       (632.0)     (411.8)
Net proceeds from issuance
  of subordinated notes              148.0             -           -
Cash dividends paid on common
 and preferred stock                 (13.7)        (10.9)       (9.6)
Other financing cash flows, net        8.5          10.9       (15.4)
---------------------------------------------------------------------
Net cash provided by financing
 activities                          706.2         277.5        21.1
---------------------------------------------------------------------
Net increase (decrease) in
 cash and cash equivalents           (63.9)        107.9        44.1
Cash and cash equivalents at
 beginning of year                   394.0         286.1       242.0
---------------------------------------------------------------------
Cash and cash equivalents at
 end of year                       $ 330.1       $ 394.0     $ 286.1
                                   ==================================
Reconciliation of Net Income
to Net Cash Provided by
Operating Activities:

Net income                          $ 80.1        $ 71.0      $ 70.1
Provision for loan losses             51.1          39.9        50.9
Provisions for losses on real
 estate assets                         1.8           3.4        13.0
Depreciation and amortization         17.2          18.3        16.8
Net change in income tax assets
 and liabilities                      10.2         (42.1)       20.3
Net security gains                   (15.2)         (7.6)       (4.8)
Net (increase) decrease in
 trading account securities           (2.8)            -        16.8
Net gain on sale of other consumer
 loans                                (6.0)            -           -
Other reconciling items, net           3.4          43.8       (25.5)
---------------------------------------------------------------------
Net cash provided by operating
 activities                         $139.8       $ 126.7     $ 157.6
                                   ==================================
Supplemental Disclosure of
Non-Cash Investing Activities:

Real estate properties acquired
 by foreclosure                     $ 18.9         $12.4       $15.9
Securities transferred from held
 to maturity to available for sale       -         253.2           -
Securities transferred from
 available for sale to held to
 maturity                                -             -       132.6
                                   ==================================


See accompanying notes to consolidated financial statements.

People's Bank 1996 Annual Report

           Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies
--------------------------------------------------

People's Bank ("People's") is a state chartered stock savings bank providing a wide range of banking, fiduciary and other financial services to corporate, individual and institutional customers. In addition to traditional banking services of accepting deposits and making loans, People's provides various specialized services tailored to specific markets. People's primary market is the state of Connecticut, although it conducts a nationwide credit card program and, in 1996, established a limited purpose branch in the United Kingdom to expand the credit card business further. People's financial results are particularly dependent on economic conditions in Connecticut. Deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"). People's primary regulators are the FDIC and the State of Connecticut Department of Banking.

Basis of Financial Statement Presentation
-----------------------------------------

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses. Material estimates that are particularly susceptible to significant near-term change include the allowances for losses on loans and real estate assets, and the valuation allowance for deferred tax assets.

The consolidated financial statements include the accounts of People's and its wholly owned subsidiaries, including People's Securities, Inc., a brokerage firm; People's Structured Finance Corp., a special purpose finance subsidiary involved in People's credit card securitization activities; and various companies engaged in real estate activities. All significant intercompany transactions and balances are eliminated in consolidation.

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.


Cash Equivalents
----------------

For purposes of reporting cash flows, cash equivalents include highly liquid instruments with an original maturity of three months or less. These amounts are included in short-term investments in the consolidated statements of condition.

Agreements to Resell or Repurchase Securities
---------------------------------------------

Purchases of securities under agreements to resell are accounted for as short-term investments; sales of securities under agreements to repurchase are accounted for as short-term borrowings. These investments and borrowings are carried at the amounts at which the identical securities will be subsequently resold or repurchased as specified in the agreements.

Securities
----------

Marketable equity securities and debt securities are classified as either trading account securities, held to maturity securities
(applicable only to debt securities) or available for sale securities. Management determines the classification of securities at the time of purchase and reevaluates this classification periodically, although transfers between classifications are infrequent.

Securities purchased for sale in the near term are classified as trading account securities and carried at estimated fair value.
Unrealized gains and losses are included in non-interest income.

Debt securities for which People's has the positive intent and ability to hold to maturity are classified as held to maturity securities and carried at amortized cost. Premiums are amortized and discounts are accreted to interest income using the interest method over the remaining period to contractual maturity, adjusted, in the case of collateralized mortgage obligations ("CMOs"), for actual prepayments.

All other securities are classified as available for sale and carried at estimated fair value. Unrealized gains and losses are reported as a separate component of stockholders' equity, net of tax. Securities transferred from the available for sale category are recorded in the held to maturity category at estimated fair value at the transfer date. Unrealized gains (losses) at the transfer date are reflected in stockholders' equity and, together with the related premiums (discounts), are amortized to interest income as yield adjustments.

Security transactions are recorded on the trade date. Realized gains and losses are determined using the specific identification method and included in non-interest income.

Management conducts a periodic review and evaluation of the securities portfolio to determine if the decline in value of any security appears to be other than temporary. If the decline is deemed to be other than temporary, the security is written down to a new cost basis and the resulting loss is reported in income.

Loans
-----

Loans available for sale are carried at the lower of cost or estimated fair value in the aggregate, with any adjustment for unrealized losses included in non-interest income. All

People's Bank 1996 Annual Report
other loans are carried at amortized cost less the allowance for loan losses.

Effective January 1, 1995, People's prospectively adopted SFAS
No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118. Under SFAS No. 114, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect principal or interest due according to the contractual terms of the loan. Impaired loans are measured and reported based on one of three methods: the present value of expected future cash flows discounted at the loan's effective interest rate; the loan's observable market price; or the fair value of the collateral if the loan is collateral dependent. If the measure is less than an impaired loan's recorded investment, an impairment loss is recognized as part of the allowance for loan losses. The adoption of SFAS No. 114 did not affect People's overall allowance for loan losses.

The allowance for loan losses is increased by provisions charged to operations and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on People's historical loan loss experience; a review of non-performing loans and related collateral values; the possibility of loss in view of geographic and industry concentrations and other portfolio risk characteristics; the present financial condition of borrowers; and current economic conditions. While management uses the best information available to estimate loan losses (such as independent appraisals for significant collateral properties), future adjustments to the allowance may be necessary based on changes in economic conditions, further information obtained regarding known problem loans, the identification of additional problem loans and other factors.

Credit losses associated with credit card receivables securitized and sold are not reflected in People's provision and allowance for loan losses. Such credit losses are absorbed directly under the contractual agreements of the credit card trust, thereby reducing credit card securitization income rather than increasing the provision for loan losses.

Interest and Fees on Loans
--------------------------

Interest on loans is accrued to income monthly based on outstanding principal balances, except for past due interest in excess of 90 days, which is credited to an allowance for uncollected interest. In addition, when management considers the collection of previously accrued but unpaid interest to be doubtful, such interest is reversed by charging interest income in the current period and crediting the allowance for uncollected interest. Interest payments received on non-accrual loans (including impaired loans under SFAS No. 114) are recognized as income unless future collections are doubtful, in which case the payments are applied as a reduction of principal. A loan remains on non-accrual status until the factors that indicated doubtful collectibility no longer exist or until a loan is determined to he uncollectible and is charged off against the allowance for loan losses.

Loan origination fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized in interest income using the level yield method. Deferred amounts are recognized for fixed rate loans over the contractual life of the loans, adjusted in certain circumstances for estimated prepayments based on People's historical experience. For adjustable rate loans, deferred amounts are recognized over the period of time required to adjust the contractual interest rate to a yield approximating a market rate at origination date. Credit card and home equity credit line membership fees, which are not considered interest yield adjustments, are recognized on a straight-line basis over the membership period. Deferred credit card origination costs are amortized on a straight-line basis over the initial membership period (usually one year).


Credit Card Securitizations and Sales
-------------------------------------

Securitizations involve People's transfer of credit card receivables to the People's Bank Credit Card Master Trust (the "Trust"), followed by the issuance of securities to investors representing undivided interests in the Trust. These transactions are accounted for as sales for financial reporting purposes and, accordingly, People's on-balance-sheet credit card portfolio is reduced by the undivided interests sold to investors. Due to the relatively short average life of the revolving credit card receivables, no gain or loss is recognized at the time of sale. Rather, servicing fees and excess spread revenue (credit card interest and fees in excess of interest paid to certificateholders, credit losses and other trust expenses) are recognized as earned over the term of the securitization and reported as "credit card securitization income" in the consolidated statements of income. See Note 13 for a discussion of SFAS No. 125 which establishes new accounting standards for transfers of financial assets, including credit card securitizations and sales, effective January 1, 1997.

Mortgage Servicing Rights
-------------------------

Effective January 1, 1995, People's prospectively adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights," which requires the recognition of servicing rights as an asset when mortgage loans are sold or securitized with servicing retained. SFAS No. 122 requires allocation of the cost of a mortgage loan between the loan and the servicing right based on estimated relative fair values. Fair values of mortgage servicing rights are estimated using a discounted cash flow approach which considers future servicing income and costs, current

People's Bank 1996 Annual Report
market interest rates, and anticipated prepayment and default rates. Capitalized mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income.

SFAS No. 122 requires that capitalized mortgage servicing rights be evaluated for impairment, by comparing the asset's carrying amount to its current estimated fair value. In making impairment evaluations, mortgage servicing rights are stratified based on one or more of the predominant risk characteristics of the underlying loans. Impairment losses, if any, are recognized through a valuation allowance for each impaired stratum.

Real Estate Assets
------------------

Real estate investments ("REI") are carried at the lower of cost or estimated fair value less costs to sell. Any adjustments to carrying value are recorded in an allowance for losses.

Real estate properties acquired through foreclosure or deed-in-lieu of foreclosure ("REO") are recorded initially at estimated fair value less costs to sell. Any write-down of the recorded investment in the related loan is charged to the allowance for loan losses. Thereafter, an allowance for REO losses is established for any further declines in the property's estimated fair value less costs to sell.

The allowances for losses on REI and REO are increased by provisions charged to operations and are decreased by charge-offs for net realized losses. Management's periodic evaluation of the adequacy of each allowance is based on an analysis of individual properties, as well as a general assessment of current real estate market conditions. While management estimates real estate losses using the best available information, such as independent appraisals, future adjustments to the allowances may be necessary based on changes in economic and real estate market conditions.

Holding costs and rental income on properties that are ready for sale are included in current operations, while certain costs to improve such properties are capitalized. Costs incurred to complete properties under construction are capitalized.

Premises and Equipment
----------------------

Premises and equipment are carried at cost less accumulated depreciation and amortization, except for land which is carried at cost. Buildings, data processing and other equipment, furniture and fixtures are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining lease term or estimated useful life of the improvements.

Income Taxes
------------

Deferred taxes are recognized for the estimated future tax effects attributable to "temporary differences" between the financial statement carrying amounts and the tax bases of existing assets and liabilities. A deferred tax liability is recognized for all temporary differences that will result in future taxable income. A deferred tax asset is recognized for all temporary differences that will result in future tax deductions and for all unused net operating loss ("NOL") and tax credit carryforwards, subject to reduction of the asset by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. The valuation allowance is subject to ongoing adjustment based on changes in circumstances that affect management's judgment about the realizability of the deferred tax asset. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled and the NOL carryforwards are expected to be utilized. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in income tax expense in the period that includes the enactment date of the change.

Net Income Per Common Share
---------------------------

Primary net income per common share is calculated by dividing net income applicable to common stock by the average number of common and common-equivalent shares outstanding during the year. Fully diluted net income per common share is calculated by dividing net income by the average number of common and common-equivalent shares outstanding during the year, plus the number of common shares issuable upon the assumed conversion of any outstanding convertible preferred shares. Common stock equivalents for both primary and fully diluted net income per common share include stock options, computed using the treasury stock method, when such inclusion results in a significant dilution of the per share data.

Foreign Currency Translation
----------------------------

United Kingdom branch assets and liabilities denominated in pounds sterling are translated into United States dollars using the current exchange rate at year end. Income and expense amounts are translated using the average exchange rate for the period in which the transaction occurred. Translation gains and losses are reported in stockholders' equity, net of tax.

People's Bank 1996 Annual Report

Risk Management Instruments
---------------------------

People's uses off-balance-sheet derivative financial instruments, such as interest rate swaps, corridors and futures contracts, and foreign exchange forward contracts, in its risk management strategies. These instruments are used for hedging and not for speculative or trading purposes.

Interest rate swaps and corridors are used in People's interest rate risk management. Amounts currently receivable or payable under these agreements are accrued as an adjustment to the interest income or expense on the designated asset or liability. Premiums paid for interest rate corridors are included in other assets and are amortized over the term of the agreement as a yield adjustment on the designated asset or liability.

Interest rate futures contracts are used to hedge price risk on a portion of the portfolio of debt securities available for sale. Gains and losses on the futures contracts are deferred and reflected in stockholders' equity provided that there has been high correlation between changes in the fair values of the futures contracts and the hedged securities. Deferred gains and losses on open futures contracts are recognized in income if high correlation ceases. Deferred gains (losses) on closed futures contracts are accounted for as discounts (premiums) on the related securities.

Foreign exchange forward contracts are used to reduce People's exposure to foreign currency exchange rate risk related to credit card receivables denominated in pounds sterling. Premiums paid or received are amortized over the term of the contracts. Gains and losses on the forward contracts are deferred and reported in stockholders' equity, net of tax, together with the related foreign currency translation gains and losses.

Stock Options
-------------

People's accounts for stock options in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense is recognized only if the fair value of the underlying stock at the grant date exceeds the exercise price of the option. SFAS No. 123, "Accounting for Stock-Based Compensation," encourages entities to recognize the fair value of all stock-based awards on the date of grant as expense over the vesting period. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma disclosures of net income and net income per share as if the fair-value-based method defined in SFAS No. 123 had been applied to employee stock option grants made in 1995 and later years. People's has elected to continue to apply the provisions of APB Opinion No. 25.


Note 2. Cash and Short-Term Investments
---------------------------------------

Aggregate reserves (in the form of deposits with the Federal
Reserve Bank and vault cash) of $91.1 million and $82.1 million were maintained to satisfy federal regulatory requirements at December 31, 1996 and 1995, respectively.

At December 31, 1996, short-term investments consisted of $133.9 million in cash equivalents (securities purchased under resale agreements of $75.0 million, commercial paper of $50.0 million, certificates of deposit of $8.0 million and federal funds sold of $0.9 million) and $12.8 million in money market mutual funds.

At December 31, 1995, short-term investments consisted of $125.0 million in certificates of deposit (cash equivalents) and $12.2 million in money market mutual funds.

People's engages in purchases of securities under resale agreements only with primary dealers in government securities that have been approved by the Board of Directors. Original maturities of these agreements are generally less than 90 days. The amounts advanced by People's in these transactions are collateralized by the underlying securities which are held by the counterparties during the transaction term.


Information concerning securities purchased under resale agreements is presented below:

As of and for the years ended
December 31 (in millions)               1996      1995      1994
------------------------------------------------------------------
Carrying value of agreements at
 year end                              $75.0     $   -     $   -
Fair value of collateral
 securities at year end                 76.5         -         -
Average outstanding during the
 year                                   52.8      43.5      24.9
Maximum outstanding at any
 month end                              85.0      75.0`     65.0
------------------------------------------------------------------

People's Bank 1996 Annual Report

Note 3. Securities
------------------

                                            Gross Un-   Gross Un-  Estimated
As of December 31, 1996          Amortized   realized    realized  Fair
(in millions)                         Cost      Gains      Losses  Value
----------------------------------------------------------------------------
Securities Available for Sale:
   Debt securities:
     United States Treasury
       and agency                  $ 359.4       $  -    $ (4.5)   $ 354.9
     CMOs                            126.8        0.1      (1.7)     125.2
     State and municipal              14.2          -         -       14.2
     Corporate and other             249.1        0.7      (1.6)     248.2
----------------------------------------------------------------------------
       Total debt securities         749.5        0.8      (7.8)     742.5
----------------------------------------------------------------------------
   Equity securities:
     Common stocks                   160.4       26.5      (6.4)     180.5
     Money market preferred
       stocks                        231.4          -         -      231.4
     Federal Home Loan Bank
       stock                          41.9          -         -       41.9
     Other                            31.2        0.4      (0.3)      31.3
----------------------------------------------------------------------------
       Total equity securities       464.9       26.9      (6.7)     485.1
----------------------------------------------------------------------------
       Total securities available
         for sale                 $1,214.4      $27.7    $(14.5)  $1,227.6
                                  ==========================================

Securities Held to Maturity:
   CMOs                           $  385.2      $ 0.5    $ (6.3)  $  379.4
   State and municipal                62.9        0.6         -       63.5
   Corporate and other                24.0          -      (0.4)      23.6
----------------------------------------------------------------------------
       Total securities held to
         maturity                  $ 472.1      $ 1.1    $ (6.7)    $466.5
                                  ==========================================


                                            Gross Un-   Gross Un-  Estimated
As of December 31, 1995          Amortized   realized    realized  Fair
(in millions)                         Cost      Gains      Losses  Value
----------------------------------------------------------------------------
Securities Available for Sale:
   Debt securities:
     United States Treasury
       and agency                   $405.7       $1.6      $0.4     $406.9
     CMOs                            194.6        0.3       2.5      192.4
     State and municipal              39.6        0.1         -       39.7
     Corporate and other             388.9        3.3       0.8      341.4
----------------------------------------------------------------------------
       Total debt securities         978.8        5.3       3.7      980.4
----------------------------------------------------------------------------
   Equity securities:
     Common stocks                    77.9       14.0       3.4       88.5
     Money market preferred
       stocks                         15.1          -         -       15.1
     Federal Home Loan Bank
       stock                          41.7          -         -       41.7
     Other                             5.8          -       0.5        5.3
----------------------------------------------------------------------------
       Total equity securities       140.5       14.0       3.9      150.6
----------------------------------------------------------------------------
       Total securities available
         forsale                  $1,119.3      $19.3      $7.6   $1,131.0
                                  ==========================================

   Securities Held to Maturity:
     CMOs                           $499.4       $1.9      $6.9     $494.4
     State and municipal              27.6        0.5         -       28.1
     Corporate and other              28.3          -       0.5       27.8
----------------------------------------------------------------------------
       Total securities held to
         maturity                   $555.3       $2.4      $7.4     $550.3
                                  ==========================================

People's Bank 1996 Annual Report

At December 31, 1996, the net unrealized gain on the available for sale portfolio (excluding related hedging activities described in Note 11) totaled $13.2 million ($7.6 million after taxes), compared to $11.7 million ($6.8 million after taxes) at December 31, 1995. Changes in unrealized holding gains and losses on available for sale securities resulted in pre-tax increases (decreases) in stockholders' equity of $1.5 million, $34.1 million and $(21.9) million for 1996, 1995 and 1994, respectively.

In November 1995, the FASB issued a special report on SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which provided a one-time opportunity to reclassify securities from the held to maturity category to the available for sale category prior to year end 1995, without calling into question the intent to hold other securities to maturity. In December 1995, People's reclassified securities with an amortized cost of $253.2 million and an estimated fair value of $255.6 million from the held to maturity category to the available for sale category. The after-tax net unrealized gain of $1.3 million was recorded as an increase to stockholders' equity.

In September 1994, People's transferred CMOs with an amortized costs of $132.6 million and an estimated fair value of $120.4 million from the available for sale category to the held to maturity category. This transfer was made in response to amended regulatory policies concerning the classification of "nonhigh-risk" mortgage-backed securities. The securities were recorded in the held to maturity category at their estimated fair value. The pre-tax net unrealized loss of $12.2 million and the related discounts are being amortized as yield adjustments over the lives of the securities. At December 31, 1996 and 1995, the unamortized after-tax net unrealized loss of $4.1 million and $5.5 million, respectively, is reflected as a reduction of stockholders' equity.

Prior to People's adoption of SFAS No. 115, effective January 1, 1994, available for sale securities were carried at the lower of amortized cost or estimated fair value in the aggregate, and any net unrealized losses were recognized in income, SFAS No. 115 changed the accounting for available for sale securities and, accordingly, net unrealized losses previously recognized in income were reversed upon adoption. This reversal resulted in a $0.3 million after-tax credit to earnings which is shown as the cumulative effect of an accounting change in the 1994 consolidated statement of income.

People's CMOs had total carrying values of $510.4 million and $691.8 million at December 31, 1996 and 1995, respectively. These amounts consists of (i) securities issued or collateralized by United States government - sponsored entities, such as Freddie Mac and Fannie Mae, totaling $428.6 million in 1996 and $602.4 million in 1995, and (ii) privately-issued securities of $81.8 million in 1996 and $89.4 million in 1995.

At December 31, 1996, securities with a carrying value of $529.6 million were pledged or assigned as collateral to secure repurchase agreements, public deposits and for other purposes.

Dividend income on equity securities totaled $13.2 million, $12.6 million and $6.5 million for 1996, 1995 and 1994, respectively.
Tax exempt interest income totaled $3.1 million, $1.9 million and $0.3 million for 1996, 1995 and 1994, respectively.

People's Bank 1996 Annual Report

The following is a summary of the amortized cost, estimated fair value and fully taxable equivalent ("FTE") average yield of debt securities. Information is shown by remaining period to contractual maturity for categories other than CMOs:


                                      Available for Sale                   Held to Maturity
                                 ----------------------------       -----------------------------
                                           Estimated       FTE                Estimated       FTE
As of December 31, 1996          Amortized      Fair   Average      Amortized      Fair   Average
(dollars in millions)                 Cost     Value     Yield           Cost     Value     Yield
-------------------------------------------------------------------------------------------------
United States Treasury
and agency:
  After 1 but within 5 years       $331.3    $328.1      5.94%        $    -    $    -         -%
  After 5 but within 10 years        28.1      26.8      5.75              -         -         -
-------------------------------------------------------------------------------------------------
                                    359.4     354.9      5.93              -         -         -
-------------------------------------------------------------------------------------------------
State and municipal:
  Within 1 year                      14.2      14.2      5.76              -         -         -
  After 1 but within 5 years          -         -        -              56.1      56.5      5.69
  After 5 but within 10 years         -         -        -               6.8       7.0      5.56
-------------------------------------------------------------------------------------------------
                                     14.2      14.2      5.76           62.9      63.5      5.68
-------------------------------------------------------------------------------------------------
Corporate or other:
  Within 1 year                      34.5      34.8      5.77            0.5       0.5      7.68
  After 1 but within 5 years         89.8      89.4      6.12            0.1       0.1      5.50
  After 5 but within 10 years        41.9      41.4      7.04              -         -         -
  After 10 years                     82.9      82.6      6.44           23.4      23.0      6.02
-------------------------------------------------------------------------------------------------
                                    249.1     248.2      6.33           24.0      23.6      6.08
-------------------------------------------------------------------------------------------------
Total:
  Within 1 year                      48.7      49.0      5.77            0.5       0.5      7.68
  After 1 but within 5 years        421.1     417.5      5.98           56.2      56.6      5.69
  After 5 but within 10 years        70.0      68.2      6.52            6.8       7.0      5.56
  After 10 years                     82.9      82.6      6.44           23.4      23.0      6.02
-------------------------------------------------------------------------------------------------
                                    622.7     617.3      6.09           86.9      87.1      5.79
CMOs                                126.8     125.2      5.81          385.2     379.4      5.74
-------------------------------------------------------------------------------------------------
  Total debt securities            $749.5    $742.5      6.04%        $472.1    $466.5      5.75%
                                   ==============================================================



There were no sales of held to maturity securities in 1996, 1995 and 1994. Net gains and losses on trading account securities were insignificant for each of these periods. Sales of available for sale securities resulted in the following realized gains and losses:


Year ended December 31 (in millions)      1996       1995      1994
--------------------------------------------------------------------
Debt securities:
    Gains                                 $2.6       $.06      $0.5
    Losses                                (0.7)      (0.6)     (0.3)
--------------------------------------------------------------------
    Net gains                              1.9          -       0.2
--------------------------------------------------------------------
Equity securities:
    Gains                                 16.6       13.1      12.4
    Losses                                (3.3)      (5.5)     (7.8)
--------------------------------------------------------------------
    Net gains                             13.3        7.6       4.6
--------------------------------------------------------------------
    Net security gains                   $15.2       $7.6      $4.8


Income tax expense related to net security gains was $6.4 million in 1996, $3.2 million in 1995 and $2.0 million in 1994.


Note 4. Loans
-------------

People's loan portfolio, other than credit cards, is substantially concentrated within the state of Connecticut. People's conducts a nationwide credit card program that was further expanded by the establishment of a limited branch in the United Kingdom in April 1996. Credit card receivables generated from operations in the United Kingdom totaled $49.5 million at December 31, 1996.

People's Bank 1996 Annual Report

The following table summarizes the geographic distribution of People's on-balance-sheet (owned) loan portfolio:


                                            1996                                  1995
As of December 31             ----------------------------------    ----------------------------------
(in millions)                 Connecticut      Other       Total    Connecticut      Other       Total
------------------------------------------------------------------------------------------------------
Residential mortgage 1         $2,181.1        $61.4    $2,242.5     $2,112.9      $  52.6    $2,165.5
------------------------------------------------------------------------------------------------------
Commercial mortgage 1:
    Office buildings              205.0         15.3       220.3        153.1         40.4       193.5
    Retail stores and
      shopping centers            143.9          7.0       150.9        135.0          4.0       139.0
    Industrial and warehouses     103.1         13.2       116.3         77.7         13.0        90.7
    Apartment buildings           105.3          5.3       110.6        102.8          5.7       108.5
    Other                         201.7         19.3       221.0        196.9         16.9       213.8
------------------------------------------------------------------------------------------------------
       Total commercial mortgage  759.0         60.1       819.1        665.5         80.0       745.5
------------------------------------------------------------------------------------------------------
Commercial:
    Service businesses            181.9         18.2       200.1        185.5         13.5       199.3
    Manufacturing                 123.3         17.6       140.9        108.7         12.9       121.6
    Finance, insurance and
      real estate                  70.7         11.8        82.5         77.1          9.8        86.9
    Wholesale distribution         59.4          4.2        63.6         39.3          1.7        41.0
    Retail sales                   29.2          4.0        33.2         29.8          4.5        34.3
    Other                          66.1          4.8        70.9         46.4          5.2        51.6
------------------------------------------------------------------------------------------------------
       Total commercial           530.6         60.6       591.2        487.1         47.6       534.7
------------------------------------------------------------------------------------------------------
Credit cards                      154.7      1,231.9     1,386.6        119.4        583.2       702.6
Other consumer loans              233.2          4.4       237.6        303.7          1.1       304.8
------------------------------------------------------------------------------------------------------
       Total loans 2           $3,858.6     $1,418.4    $5,277.0     $3,688.6       $764.5    $4.453.1



1 Residential and commercial mortgage loans include construction loans totaling $205.4 million and $161.9 million at December 31, 1996 and 1995, respectively, net of the unadvanced portion of such loans totaling $106.7 million and $101.5 million, respectively.

2 Net deferred loan costs (fees) reflected in total loans and accounted for as interest yield adjustments were $6.4 million and $(2.7) million at December 31, 1996 and 1995, respectively.


Asset Quality Information
-------------------------

The following is a summary of activity in the allowance for loan losses for the owned portfolio. Charge-offs and recoveries on securitized and sold credit card receivables are reflected in credit card securitization income.

Years ended December 31
(dollars in millions)           1996         1995        1994
--------------------------------------------------------------
Beginning balance            $  75.0      $  77.5     $  80.0
Charge-offs:
  Residential mortgage          (9.7)       (11.1)      (28.9)
  Commercial mortgage           (6.2)       (14.5)       (7.8)
  Commercial                    (2.5)        (9.8)       (8.9)
  Credit card                  (28.9)       (14.4)      (15.6)
  Other consumer                (2.3)        (1.9)       (2.0)
--------------------------------------------------------------
    Total charge-offs          (49.6)       (51.7)      (63.2)
--------------------------------------------------------------
Recoveries:
  Residential mortgage           1.0          0.7          0.6
  Commercial mortgage            1.7          1.3          2.8
  Commercial                     4.4          5.1          3.5
  Credit card                    3.7          1.9          2.4
  Other consumer                 0.3          0.3          0.5
--------------------------------------------------------------
    Total recoveries            11.1          9.3          9.8
--------------------------------------------------------------
    Net charge-offs 1          (38.5)       (42.4)       (53.4)
--------------------------------------------------------------
Provision for loan losses       51.1         39.9         50.9
--------------------------------------------------------------
Ending balance                $ 87.6       $ 75.0       $ 77.5
                              ================================

1 Net charge-offs include $1.8 million in 1996, $5.8 million in 1995 and $17.7 million in 1994 associated with sales of certain non-performing loans.

People's Bank 1996 Annual Report

The principal balances of non-accrual loans are summarized as follows:

As of December 31 (in millions)        1996     1995     1994
--------------------------------------------------------------
Residential mortgage                  $30.2    $35.3    $24.3
Commercial mortgage                    25.8     16.2     28.9
Commercial                             11.2     17.8     30.1
Credit card (owned portfolio)          21.6     10.6      7.7
Other consumer                          2.1      3.6      4.4
--------------------------------------------------------------
Total non-accrual loans               $90.9    $83.5    $95.4
                                      ========================


SFAS No. 114 applies to loans that are individually evaluated for collectibility in accordance with People's ongoing loan review procedures (principally commercial mortgage and commercial loans). Information concerning impaired loans, as defined by SFAS
No. 114, is presented below:

As of and for the years
ended December 31
(in millions)                                1996           1995
-----------------------------------------------------------------
Recorded investment in impaired
loans at end of year:
 Non-accrual commercial mortgage
    and commercial loans                    $37.0          $34.0
 Restructured loans 1                         3.5            5.9
 Other                                        3.3            2.3
-----------------------------------------------------------------
    Total 2                                 $43.8          $42.2
                                         ========================
Average recorded investment in impaired
 loans during the year                      $52.1          $50.5
                                         ========================

1 Represent currently performing commercial mortgage and commercial loans for which concessions (such as reductions of interest rates to below market levels) have been granted due to the borrower's financial condition. At December 31, 1996, there were no outstanding commitments to lend additional funds to borrowers with restructured loans.

2 Includes impaired loans of $32.4 million in 1996 and $24.4 million in 1995, for which an allowance for loan impairment was not required under SFAS No. 114 primarily due to prior charge-offs and the sufficiency of collateral values. The remaining impaired loans of $11.4 million in 1996 and $17.8 million in 1995 had an allowance for loan impairment measured under SFAS No. 114 of $2.5 million, for both years, which is included in the overall allowance for loan losses.



Interest income recognized on impaired loans was $0.5 million for 1996 and $0.6 million for 1995, of which $0.3 million and $0.4 million, respectively, was recognized using a cash basis method of accounting.

If interest payments on all non-accrual and restructured loans at December 31, 1996, 1995 and 1994 had been made during the respective years in accordance with the original loan agreements, interest income of $10.2 million, $10.5 million and $10.4 million would have been recognized on these loans, compared to interest income actually recognized of $2.6 million, $3.8 million and $4.0 million.

Credit Card Securitizations and Sales
-------------------------------------

People's periodically securitizes and sells credit card receivables through the issuance of asset-backed certificates in the secondary market. Securitization involves the transfer of a group of credit card receivables from People's to the Trust. These receivables arise form credit card accounts whose ownership is retained by People's. Rights to new receivables and most fees generated by these accounts are also transferred to the Trust. The Trust issues two forms of certificates representing undivided interest in the Trust - Investor Certificates and a Transferor Certificate. Investor Certificates are sold by the Trust to investor, generally through a public offering. People's, through its wholly-owned special purpose subsidiary, People's Structured Finance Corp., retains the Transferor Certificate and continues to service the credit card accounts. People's owned credit card portfolio at December 31, 1996 and 1995 includes a Transferor Certificate of $840 million and $361 million, respectively.

At December 31, 1996 and 1995, outstanding Investor Certificates, which are not included in the consolidated statements of condition, totaled $1.3 billion and $1.2 billion, respectively. People's securitizations include (1) a revolving period, during which credit card principal payments are used to purchase new receivables for the Trust and (ii) a repayment or controlled "amortization" period, during which credit card principal payments on Trust receivables are distributed to holders of the Investor Certificates based on the terms of each asset-backed certificate. People's funding requirements increase during the repayment period since new receivables become

People's Bank 1996 Annual Report
part of People's on-balance-sheet credit card portfolio.
Scheduled amortization amounts for People's outstanding Investor
Certificates at December 31, 1996 are $377.6 million in 1997,
$155.7 million in 1998, $108.6 million in 1999, $318.5 million in
2000, $324.8 million in 2001 and $48.1 million in 2002.

For securitized and sold receivables, amounts that would have been reported as net interest income, credit card fees and provisions for loan losses (if such receivables had not been securitized but remained on-balance-sheet) are instead combined and reported as credit card securitization income.

The components of credit card securitization income are as follows:

Years ended December 31
(in millions)                             1996     1995    1994
----------------------------------------------------------------
Interest on credit cards                $163.2   $135.9   $50.9
Credit card fees and other                45.1     39.4    16.8
Interest on asset-backed
  Investor Certificates                  (77.5)   (68.6)  (24.1)
Net credit card charge-offs              (64.7)   (38.2)  (11.6)
Servicing fee paid                       (25.6)   (22.1)   (9.6)
----------------------------------------------------------------
  Excess spread revenue                   40.5     46.4    22.4
Servicing fee revenue                     25.6     22.1     9.6
----------------------------------------------------------------
  Credit card securitization income     $ 66.1   $ 68.5   $32.0


Off-balance-sheet credit card receivables which were more than 90 days delinquent amounted to $30.1 million, $37.3 million and $16.5 million at December 31, 1996, 1995 and 1994, respectively.

Other Secondary Market Activities
---------------------------------

Certain residential mortgage loans originated by People's are sold without recourse in the secondary market. Net gains (losses) on sales of residential mortgage loans available for sale totaled $5.4 million, $4.0 million and $(3.5) million in 1996, 1995 and 1994, respectively. Residential mortgage loans at December 31, 1996 and 1995 included loans available for sale in the secondary market with a carrying value of $9.4 million and $19.6 million, respectively, which approximated their fair value.

The principal balances of residential mortgage loans serviced for others, which are not included in the consolidated statements of conditions, were $2.2 billion, $2.0 billion and $1.9 billion at December 31, 1996, 1995 and 1994, respectively. Loan sales in 1996 and 1995 resulted in the recognition of mortgage servicing assets of $4.6 million and $2.8 million, respectively, in accordance with SFAS No. 122. At December 31, 1996 and 1995, the unamortized cost of these servicing assets was $6.2 million and $2.6 million, respectively, with no valuation allowance for impairment required at those dates. The related servicing rights had fair values which approximated these carrying values.

In February 1996, People's sold $119 million of home equity credit line balances on a non-recourse basis and retained the related servicing rights. This transaction resulted in a net gain of $6.0 million, which is included in non-interest income. Certain other home equity credit lines were sold in 1993. At December 31, 1996, 1995 and 1994, the principal balances of home equity credit lines serviced for others, which are not included in the consolidated statements of condition, were $193.0 million, $119.2 million and $143.9 million, respectively.

People's Bank 1996 Annual Report

Note 5. Other Assets
--------------------

As of December 31 (in millions)                1996        1995
----------------------------------------------------------------
Accrued interest receivable                 $  35.6      $ 37.3
Cash collateral for securitized
  credit card receivables (note 11)            37.3        34.0
Deferred tax asset (note 8)                    21.5        11.3
REI, net of allowance for losses                9.6        12.1
REO, net allowance for losses                   6.9         5.4
Other                                         125.9       121.1
----------------------------------------------------------------
    Total other assets                      $ 236.8      $221.2
                                           =====================


Activity in the allowances for losses on REI and REO is summarized as follows:

                                    1996          1995           1994
Years ended December 31        ------------   ------------   ------------
 (in millions)                  REI     REO    REI    REO     REI    REO
-------------------------------------------------------------------------
Balance at beginning of year   $30.7   $3.5   $30.8   $7.6   $36.0  $14.7
Provisions for losses            1.8      -     0.9    2.5     4.1    8.9
Net recoveries
  (charge-offs)                  0.2   (2.3)   (1.0)  (6.6)   (9.3) (16.0)
-------------------------------------------------------------------------
Balance at end of year         $32.7   $1.2   $30.7   $3.5   $30.8   $7.6
                              ===========================================


The provisions for losses are included in loss on real estate investments and loss on real estate acquired in settlement of loans, in the consolidated statements of income. The remaining amounts reported in these captions consist of net operating losses and other costs associated with ownership of REI and REO properties.


Note 6. Deposits
----------------


                                           1996                          1995
                                 --------------------------   --------------------------
As of December 31                   Amount       Weighted        Amount       Weighted
(dollars in millions)                          Average Rate                 Average Rate
----------------------------------------------------------------------------------------
Demand                           $  930.2             -%      $  806.7             -%
NOW                                 194.2          1.32          205.5          1.52
Savings                           1,235.3          2.29        1,208.4          2.30
Money market                        715.3          2.89          738.9          2.92
----------------------------------------------------------------------------------------
                                  3,075.0          1.68        2,959.5          1.77
----------------------------------------------------------------------------------------
Time deposits maturing:
Within six months                 1,113.6          4.94          950.6          5.00
After six months but
  within 1 year                     564.5          5.16          433.2          5.25
After 1 but within 2 years          293.8          5.40          315.7          5.63
After 2 but within 3 years          107.4          5.55           99.4          5.36
After 3 years                        90.9          5.81           77.7          5.74
----------------------------------------------------------------------------------------
                                  2,170,2          5.12        1,876.6          5.22
----------------------------------------------------------------------------------------
Total deposits                   $5,245.2          3.10%      $4,836.1          3.11%
                                 =======================================================



Time deposits issued in amounts of $100,000 or more totaled
$292.9 million and $211.4 million at December 31, 1996 and 1995, respectively.

People's Bank 1996 Annual Report

Item 7. Borrowings
-------------------
                                         1996                     1995
                                  ------------------      --------------------
                                            Weighted                  Weighted
As of December 31                           Average                   Average
(dollars in millions)             Amount      Rate        Amount        Rate
------------------------------------------------------------------------------
Federal Home Loan Bank advances:
Fixed rate advances maturing:
    Within 1 year               $  641.5       5.56%     $   447.0      6.30%
    After 1 but within 2 years     113.0       5.54            9.5      6.44
    After 2 but within 3 years      12.0       6.05           40.1      5.01
    After 3 but within 5 years       3.5       6.06            3.5      6.06
    After 5 years                   66.8       6.36           57.4      6.26
------------------------------------------------------------------------------
    Total fixed rate advances      836.8       5.63          557.5      6.20
Variable rate advances
    maturing within 1 year            --        --            10.0      5.74
------------------------------------------------------------------------------
    Total Federal Home
    Loan Bank advances             836.8       5.63          567.5      6.20
------------------------------------------------------------------------------
Repurchase agreements maturing:
Within 3 months                    254.4       5.35          412.4      5.91
After 3 but within 6 months        103.6       5.89           20.0      6.12
After 6 months but
    within 1 year                   77.4       5.58           --          --
After 1 year                        17.3       5.64          153.2      5.81
------------------------------------------------------------------------------
    Total repurchase agreements    452.7       5.52          585.6      5.89
------------------------------------------------------------------------------
Federal funds purchased            257.1       6.68          239.2      5.99
Subordinated notes                 148.0       7.20            --         --
------------------------------------------------------------------------------
     Total borrowings           $1,694.6       5.90%      $1,392.3      6.03%
                                ==============================================


People's may borrow funds from the FHLB of Boston subject to certain limitations. Based on the level of qualifying collateral available to secure advances at December 31, 1996, People's borrowing limit was approximately $1.7 billion, with remaining borrowing capacity of approximately $0.9 billion at that date. Advances are secured by People's investment in FHLB stock and by a blanket security agreement. This agreement requires People's to maintain as collateral certain qualifying assets (principally securities and single-family residential mortgage loans) not otherwise pledged, with a total carrying value at least equal to 125% of the outstanding advances. People's satisfied this collateral requirement at December 31, 1996 and 1995.

Advances with original fixed maturities greater than six months may be prepaid at their face amounts plus a prepayment penalty. Advances with original fixed maturities of six months or less, as well as certain variable rate advances, may not be prepaid. As of December 31, 1996, advances with original fixed maturities less than six months totaled $369.5 million.

Repurchase agreements represent funds borrowed on a short-term basis through the sale of securities to counterparties (broker/dealers and government-sponsored entities) under agreements to repurchase the identical securities. People's accounts for these agreements as financing transactions; accordingly, the transaction proceeds are recorded as borrowings and the underlying securities continue to be carried in People's securities portfolio. Repurchase agreements are collateralized by the securities sold, which are controlled by the counterparties during the transaction term.


Information concerning repurchase agreements is presented below:

As of and for the years
ended December 31
 (in millions)                  1996        1995        1994
--------------------------------------------------------------
Collateral securities
   at year end:
Carrying value                 $465.5      $611.7     $ 615.1
Estimated fair value            461.7       607.5       575.5
Average agreements out-
   standing during the year     460.2       479.3       526.8
Maximum outstanding
   at any month end             810.7       608.3       693.7
--------------------------------------------------------------

People's Bank 1996 Annual Report

In November 1996, People's sold, in a public offering, $150.0 million of 7.20% subordinated notes due December 1, 2006. The notes are unsecured general obligations of People's with interest payable semi-annually; are subordinated to the claims of depositors and People's other creditors; and are not redeemable prior to maturity. The notes qualify as supplementary (Tier 2) capital for risk-based capital purposes. The carrying value of the notes at December 31, 1996 is net of unamortized issuance costs of $2.0 million.


Interest expense on borrowings consists of the following:

Years ended December 31
(in millions)                     1996        1995         1994
----------------------------------------------------------------
FHLB advances                     $38.7       $43.1        $30.5
Repurchase agreements              27.4        30.3         22.9
Federal funds purchased            15.8         4.7          0.2
Subordinated notes                  1.1          -            -
----------------------------------------------------------------
Total interest expenses           $83.0       $78.1        $53.6
                                 ===============================


Note 8. Income Taxes
--------------------

Income tax expense (benefit) consists of the following components:

Years ended December 31
(in millions)                1996        1995         1994
------------------------------------------------------------
Federal:
Current                      $25.5       $14.7        $ 2.1
Deferred                      (8.4)       16.7         (5.0)
------------------------------------------------------------
                             $17.1       $31.4        $(2.9)
                            ================================
State:
Current                      $ 5.2       $ 0.4        $ 0.2
Deferred                      (1.3)       11.2         (2.2)
------------------------------------------------------------
                             $ 3.9       $11.6        $(2.0)
                            ================================
Total:
Current                      $30.7       $15.1        $2.3
Deferred                      (9.7)       27.9        (7.2)
------------------------------------------------------------
                             $21.0       $43.0       $(4.9)
                            ================================


The following is a reconciliation of expected income tax expenses, computed at the federal statutory rate of 35%, to actual income tax expenses (benefit):


Years ended December 31
(in millions)                      1996        1995        1994
-----------------------------------------------------------------
Expected income tax expense       $35.4       $39.9       $22.8
State income taxes, net             4.4         7.6         4.8
Dividends received deduction       (2.6)       (2.4)       (0.8)
Effect of change in a tax law
   regarding pre-1988 bad
   debt reserves                  (13.3)          -           -
Decrease in the valuation
   allowance on deferred tax
   assets                          (2.0)          -       (32.0)
Favorable resolution of prior
   years' tax examination             -        (2.0)          -
Other, net                         (0.9)       (0.1)        0.3
-----------------------------------------------------------------
Actual income tax expense
   (benefit)                      $21.0       $43.0       $(4.9)
                                 ================================


Thrift institutions historically have been subject to special provisions in the tax law regarding allowable tax bad debt deductions and related reserves. Bad debt deductions were determined based on loss experience or a percentage of taxable income. Bad debt reserve balances represent allowable deductions in excess of actual losses, and consist of a defined base-year amount (accumulated through December 31, 1987) and additional amount accumulated after that date. SFAS No. 109 requires recognition of deferred tax liability with respect to such additional

People's Bank 1996 Annual Report
amounts, as well as any portion of the pre-1988 reserves which expected to become taxable (or "recaptured") in the foreseeable future. Prior to the enactment of the changes in tax law described below, People's maintained deferred tax liability for the full amount of its bad debt reserves, including the pre-1988 reserves which it had expected to recapture as taxable income.

Tax law changes were enacted in August 1996 to eliminate the percentage of taxable income method for tax years after 1995 and to impose a requirement to recapture into taxable income (over six-year period) all bad debt reserves accumulated after 1987. Since People's previously recognized a deferred tax liability with respect to these post-1987 reserves, its total income tax expense for financial reporting purposes will not be affected by the recapture requirement. The tax law changes also provide that taxes associated with the recapture of pre-1988 bad debt reserves would become payable under more limited circumstances than under prior law. Under the tax laws, as amended, events that would result in recapture of the pre-1988 bad debt reserves included repurchases and other redemptions of People's stock and distributions to shareholders in excess of specified amounts. People's no longer anticipates having such reserves recaptured into taxable income. Accordingly, the associated deferred tax liability of $13.3 million was eliminated (with a corresponding reduction in income tax expense) during the third quarter of 1996. People's pre-1988 bad debt reserves were $32.0 million at December 31, 1996.

Income tax expenses for 1994 was reduced by a $32.0 million decrease in the valuation allowance on People's deferred tax assets, substantially all of which was recognized in the second quarter of the year. The continuation of positive trends in earnings, asset quality and capital adequacy caused management to determine, at that time, that the future benefit from substantially all of People's remaining unrecognized net operating loss carryforwards and other deferred tax assets would more likely than not be realized. Based on People's recent historical and anticipated future pre-tax earnings, management believes it is more likely than not that People's net deferred tax asset at December 31, 1996 will be realized.


The tax effects of temporary differences and tax carryforwards that give rise to People's deferred tax assets and liabilities are as follows:


As of December 31 (in millions)                    1996      1995
------------------------------------------------------------------
Deferred tax assets:
Allowances for losses on loans, REI and REO       $51.6     $48.1
Allowance for uncollected interest on loans        25.6      22.7
Other deductible temporary differences              3.8       4.0
Tax credit carryforwards                            -         3.0
------------------------------------------------------------------
   Total gross deferred tax assets                 81.0      77.8
   Less valuation allowance                         -         2.0
------------------------------------------------------------------
   Deferred tax assets, net                        81.0      75.8
------------------------------------------------------------------
Deferred tax liabilities:
Tax bad debt reserves:
    Pre-1988 (base year) reserves                   -        13.3
   Post-1987 reserves                              28.1      23.1
Tax over book depreciation                          9.8       8.2
Other taxable temporary differences                21.0      18.8
------------------------------------------------------------------
   Total gross deferred tax liabilities            58.9      63.4
------------------------------------------------------------------
   Net deferred tax asset                          22.1      12.4
   Net deferred taxes for temporary
   differences reflected in stockholders' equity   (0.6)     (1.1)
------------------------------------------------------------------
   Total net deferred tax asset
   (included in other assets)                     $21.5     $11.3
                                                 =================


Note 9. Stockholders' Equity
----------------------------

Regulatory Capital Requirements
-------------------------------

FDIC regulations require banks to maintain a minimum leverage ratio of Tier 1 capital to total adjusted average assets of 4.0%, and minimum ratios of Tier 1 and Total capital to risk-weighted assets of 4.0% and 8.0%, respectively. Under its prompt corrective action regulations, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized bank. These actions could have a direct material effort on a bank's financial statements. The regulations establish a framework for the classification

People's Bank 1996 Annual Report
of banks into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Generally, a bank is considered well capitalized if it has a leverage (Tier 1) capital ratio of at least 5.0%, a Tier 1 risk-based capital ratio of at least 6.0% and a Total risk-based capital ratio of at least 10.0%.

The foregoing capital ratios are base in part on specific quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the FDIC about capital components, risk weightings and other factors.

Management believes that, as of December 31, 1996, People's meets all capital adequacy requirements to which it is subject. Further, the most recent FDIC notification categorized People's as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed People's capital classification.


The following is a summary of People's capital amounts and ratios as of December 31, 1996 and 1995, compared to the FDIC requirements for (i) classification as a well-capitalized institution and (ii) minimum capital adequacy:


                                                           FDIC Requirements
                                               -----------------------------------------
                                               For Classification           Minimum
                                People's       as Well-Capitalized      Capital Adequacy
                            ---------------    -------------------      ----------------
(dollars in millions)       Amount    Ratio       Amount   Ratio         Amount    Ratio
----------------------------------------------------------------------------------------
December 31, 1996
-----------------
Leverage capital           $569.2      7.9%       $361.5      5.0%      $289.2     4.0%
Risk-based capital:
  Tier 1                    569.2     10.0         340.3      6.0        226.9     4.0
  Total                     788.3     13.9         567.1     10.0        453.7     8.0

December 31, 1995
-----------------
Leverage capital           $505.1      7.6%       $331.9      5.0%      $265.6     4.0%
Risk-based capital:
  Tier 1                    505.1     10.9         276.5      6.0        184.4     4.0
  Total                     562.2     12.1         460.9     10.0        368.7     8.0
----------------------------------------------------------------------------------------


Common Stock Ownership and Dividends
------------------------------------

People's Mutual Holdings ("Holdings") is a mutual bank holding company organized in connection with the 1988 stock offering and reorganization of People's Bank. At December 31, 1996, Holdings owned 24.3 million shares or 59.9% of the outstanding common stock of People's. Cash dividends paid by People's in 1996, 1995 and 1994 reflect Holdings' waiver of dividends on substantially all of its common shares.

Connecticut-chartered banks may only pay dividends (except stock dividends) from "net profits", defined as the remainder of all earnings from current operations. Without specific regulatory approval, the total of all dividends declared by a bank in a given calendar year cannot exceed the total of the bank's net profits for that year, plus the bank's retained profits from the preceding two years. This limitation did not affect the dividends paid by People's on its common and preferred stock in 1996, 1995 or 1994.

Preferred Stock
---------------

In May 1993, People's issued 1,380,000 shares of 8.50% noncumulative convertible preferred stock at $50 per share, for net offering proceeds of $65.4 million. Each preferred share was convertible into 6.06 shares of common stock. At the time of the offering, Holdings transferred 1,000,000 shares of its People's common stock into an escrow account in order to satisfy a portion of the conversion rights and lessen the book value dilution the other holders of People's common stock would otherwise experience upon conversion of the preferred stock. Preferred stock conversions resulted in the issuance of 7,362,763 additional common shares by People's and the utilization of all of Holdings' escrow shares.

The preferred stock issue was redeemable by People's after May 15, 1996, at its option, at $50 per share plus the accrued dividend for the then-current quarterly dividend period. In September 1996, People's retired its noncumulative convertible preferred stock issue.

People's Bank 1996 Annual Report

Common and Preferred Shares Outstanding
---------------------------------------

Changes in the number of common and preferred shares outstanding are summarized as follows:


                                           Common      Preferred
                                           Shares       Shares
----------------------------------------------------------------
Outstanding at December 31, 1993         32,689,758   1,380,000
Conversions of preferred stock            3,810,672    (714,249)
Stock options exercised                      88,750        -
Restricted stock grants                      25,750        -
----------------------------------------------------------------
Outstanding at December 31, 1994         36,614,930     665,751
Conversions of preferred stock            1,825,871    (342,235)
Stock options exercised                     149,700        -
Restricted stock grants                      24,500        -
----------------------------------------------------------------
Outstanding at December 31, 1995         38,615,001     323,516
Conversions of preferred stock            1,726,220    (323,516)
Stock options exercised                     195,175         -
Restricted stock grants                      17,050         -
----------------------------------------------------------------
Outstanding at December 31, 1996         40,553,446         -
                                        ========================


Note 10. Employee Benefit Plans
-------------------------------

Employee Pension Plans
----------------------

People's maintains a noncontributory defined benefit pension plan which covers substantially all full-time employees who meet certain age and length of service requirements. Benefits are based upon the employee's years of accredited service and average compensation for the five consecutive years that produce the highest average. People's funding policy is to contribute the amounts required by applicable regulations, although additional amounts may be contributed from time to time. In addition, People's maintains unfunded and non-qualified supplemental plans to provide retirement benefits to certain senior officers.

The following is a reconciliation of the funded status of the pension plans and the amount of prepaid (accrued) pension cost included in the consolidated statements of condition:


                                               1996                              1995
                                    -----------------------------      ----------------------------
                                     Funded          Unfunded          Funded          Unfunded
                                     Supplemental    Supplemental      Supplemental    Supplemental
As of December 31 (in millions)      Plan            Plans             Plan            Plans
---------------------------------------------------------------------------------------------------
Actuarial present value of
benefit obligations:
   Vested benefits                  $(47.6)           $(4.9)          $(44.8)          $(4.2)
   Non-vested benefits                (2.6)            (0.6)            (2.2)           (0.4)
---------------------------------------------------------------------------------------------------
Accumulated benefit obligations      (50.2)            (5.5)           (47.0)           (4.6)
Effect of project future
 compensation levels                  (6.8)            (1.2)            (6.2)           (0.8)
---------------------------------------------------------------------------------------------------
Projected benefit obligations
 for services rendered to date       (57.0)            (6.7)           (53.2)           (5.4)
Plan assets, at fair value
 (primarily debt and equity
 securities, and money market
 funds)                               55.9                -             48.6               -
---------------------------------------------------------------------------------------------------
Excess of projected benefit
 obligations over plan assets         (1.1)            (6.7)            (4.6)           (5.4)
Unrecognized prior service cost       (0.9)             0.9             (1.3)            1.1
Unrecognized net loss from past
 experience different from
 that assumed and effects of
 changes in assumptions               11.7              0.9             14.5             0.3
Unrecognized net transition
 (asset) obligation                   (0.8)             0.1             (1.1)            0.1
Addition minimum liability               -             (0.9)             -              (0.8)
---------------------------------------------------------------------------------------------------
Total prepaid (accrued) pension
  costs                              $ 8.9            $(5.7)           $ 7.5           $(4.7)
                                    ===============================================================

People's Bank 1996 Annual Report

A discount rate of 7.75% and a rate of increase in future compensation levels of 4.9% were used in determining the actuarial present value of the projected benefit obligations at December 31, 1996 (7.5% and 4.9%, respectively, at December 31,
1995). The rate of increase in future compensation levels is an average based on a graded scale. The expected long-term rate of return on plan assets was 10.0% in 1996, and 8.0% in 1995 and 1994.

The unrecognized net transition (asset) obligation is being amortized to pension expense over 14-year and 19-year periods for the funded and unfunded plans, respectively.


The components of the net pension expense were as follows:

Years ended December 31
(in millions)                        1996       1995     1994
--------------------------------------------------------------
Service cost - benefits earned
 during the year                     $2.9      $ 2.1    $ 2.3
Interest cost on projected
 benefit obligations                  4.5        3.8      3.5
Actual (return) loss on plan
 assets                              (5.8)     (10.6)     2.4
Net amortization and deferral         1.9        6.7     (5.8)
--------------------------------------------------------------
 Net Pension expense                 $3.5      $ 2.0    $ 2.4
                                    ==========================

Funded plan                          $2.4      $ 1.1    $ 1.8
Unfunded supplemental plans           1.1        0.9      0.6
--------------------------------------------------------------
Net pension expense                  $3.5      $ 2.0    $ 2.4
                                    ==========================


Directors' Retirement Plan
--------------------------

In 1995, People's adopted an unfunded and nonqualified directors' retirement plan. Under the plan, a member of People's Board of Directors who has reached age 60 and completed five years of service (excluding years of service as an employee) is entitled to an annual benefit, commencing upon retirement from the Board, in an amount equal to the basic annual retainer fee then being paid. Benefits are payable for a maximum period equal to the lesser of the director's years of service, ten years or until the director's death. Retirement plan expense was $0.1 million for both 1996 and 1995. The accumulated benefit obligations amounted to $0.4 million at both December 31, 1996 and 1995.


Other Postretirement Benefits
-----------------------------

People's also maintains an unfunded plan which provided optional medical, dental and life insurance benefits to retirees. People's accrues the cost of these benefits over the years employees provide service to the date of their eligibility of such benefits. The transition obligation of future benefits is being amortized to expense over a 20-year period from January 1, 1993, the date People's prospectively adopted SFAS No. 106.

The following is a reconciliation of the postretirement benefit obligations and the amount of accrued postretirement benefit cost included in the consolidated statements of condition:


As of December 31 (in millions)                 1996      1995
----------------------------------------------------------------
Actuarial present value of postretirement
benefit obligations:
   Retirees                                    $(5.7)    $(6.0)
   Fully-eligible employees                     (0.7)     (0.6)
   Other active participants                    (2.4)     (2.3)
----------------------------------------------------------------
Accumulated postretirement benefit
 obligations (unfunded)                         (8.8)     (8.9)
Unrecognized net transition obligation           6.4       6.8
Unrecognized net gain                           (0.7)     (0.1)
Unrecognized prior service cost                  0.4       0.3
----------------------------------------------------------------
Total accrued postretirement benefit cost      $(2.7)    $(1.9)
                                              ==================

People's Bank 1996 Annual Report

The discount rates used to determine the accumulated postretirement benefit obligations were 7.75% in 1996 and 7.5% in 1995. The assumed health care cost trend rate used to measure the accumulated postretirement benefit obligation at December 31, 1996 was 8.8% initially, declining gradually to 5.5% in 2005 and thereafter. A one-percentage-point increased in the assumed health care cost trend rate would have increased the 1996 postretirement benefit expense by $0.1 million and would have increased the accumulated postretirement benefit obligation at December 31, 1996 by $0.7 million.


The components of postretirement benefit expense were as follows:

Years ended December 31 (in millions)        1996   1995   1994
----------------------------------------------------------------
Service cost - benefits earned during
 the year                                    $0.3   $0.2   $0.2
Interest cost on accumulated
 postretirement benefit obligations           0.7    0.6    0.5
Amortization of transition obligation         0.4    0.4    0.4
Other, net                                     -     0.1     -
----------------------------------------------------------------
  Net postretirement benefit expense         $1.4   $1.3   $1.1
                                            ====================


Employee Savings Plan
---------------------

People's also sponsors an employee savings plan that qualifies as a 401(k) plan under the Internal Revenue Code. Under the current plan, employees may contribute up to 15% of their pre-tax compensation, and People's makes a matching contribution equal to 100% of a participant's contributions up to 5% of pre-tax compensation. People's may increase its matching contributions to 6% of pre-tax compensation, if certain bankwide performance objectives are met. Participants vest immediately in their own contributions and after one year in People's contributions. Employee savings plan expense was $4.7 million, $4.4 million and $3.9 million for 1996, 1995 and 1994, respectively.

Long-Term Incentive Plan
------------------------

People's 1988 Long-Term Incentive Plan (the "Incentive Plan") provides for awards to officers and employees in the form of (i) incentive stock options which afford tax benefits to recipients,
(ii) non-statutory stock options which do not afford tax benefits to recipients but which may provide tax benefits to People's, and
(iii) stock appreciation rights, restricted stock and performance units. No incentive stock options or stock appreciation rights have been granted through December 31, 1996. The total number of shares of People's common stock reserved for distribution under the Incentive Plan is 1,332,500. At December 31, 1996, a total of 101,474 reserved shares remain available for future awards.

Non-statutory stock options have been granted at exercise prices equal to the fair value of the common stock at the dates of grant. Therefore, in accordance with the provisions of APB Opinion No. 25 related to fixed stock options, no expense is recognized for financial reporting purposes with respect to options granted or exercised. Option expiration dates are fixed at the date of grant, with maximum terms of ten years. Options granted through 1992 vested ratably over four-year periods. Options granted in 1993 and later years vest 50% after three years and 100% after four years.

      Stock option transactions are summarized as follows:

                                                     Weighted
                              Shares Subject         Average
                                 to Option         Exercise Price
-----------------------------------------------------------------
Options outstanding at
   December 31, 1993             1,095,162             $ 6.63
Granted                             11,750              11.25
Forfeited                          (49,912)              6.56
Exercised                          (88,750)              7.27
-----------------------------------------------------------------
Options outstanding at
   December 31, 1994               968,250               6.63
Granted                             14,950              12.50
Forfeited                          (20,375)              6.67
Exercised                         (149,700)              5.95
-----------------------------------------------------------------
Options outstanding at
   December 31, 1995               813,125               6.87
Forfeited                           (4,050)             12.50
Exercised                         (195,175)              6.29
-----------------------------------------------------------------
Options outstanding at
   December 31, 1996               613,900             $ 7.01
                                  ===============================

People's Bank 1996 Annual Report

Additional information concerning options outstanding and options exercisable at December 31, 1996 is summarized as follows:


                                Options Outstanding                   Options Exercisable
                        ------------------------------------     ----------------------------
                                         Weighted Average
                                  --------------------------
                                  Remaining Life    Exercise                 Weighted Average
Exercise Price Range     Number      (in years)       Price        Number     Exercise Price
---------------------------------------------------------------------------------------------
$ 2.50 - $ 4.49           5,000         5.0           $ 2.75        5,000          $2.75
  4.50 -   6.49          40,200         5.0             5.12       40,200           5.12
  6.50 -   8.49         508,350         6.0             6.88      276,925           6.91
  8.50 -  10.49          37,700         1.5             8.50       37,700           8.50
 10.50 -  12.50          22,650         7.5            11.85           --             --
---------------------------------------------------------------------------------------------
                        613,900         5.7           $ 7.01      359,825          $6.82
                      =======================================================================


The weighted average fair value of options granted during 1995 was $3.02 per share at the grant date, estimated using the Black-Scholes option-pricing model and the following assumptions: dividend yield of 3.7%; expected volatility of 23%; risk-free interest rate of 6.4%; and expected life of seven years. Accounting for the 1995 option grant in accordance with the fair-value-based method of SFAS No. 123 would have had an insignificant effect on People's net income and net income per common share for both 1995 and 1996.

Restricted stock awards for 142,250 common shares were outstanding at December 31, 1996, which were primarily granted prior to 1994. Employees become fully vested in these shares after a three-year period, with no performance-based conditions to such vesting. A total of 85,500 shares were vested at December 31, 1996.


Stock Price Appreciation Unit Plan
----------------------------------

People's 1995 Stock Price Appreciation Unit Plan (the "Unit Plan") provides for the granting of up to 1,700,000 stock price appreciation units to officers and employees. Under the Unit Plan, participants are granted units which entitle the holder to receive a cash payment upon exercise equal to the difference between (i) the fair value of People's common stock at that time and (ii) the base price of such units. The base price equals the fair value of People's common stock at the grant date. Unit grants totaled 316,500 in 1995 (base price of $12.50 per unit) and 5,200 in 1996 (base price of $21.75 per unit). The weighted average base price of the 317,000 units outstanding at December 31, 1996 was $12.65 per share. The units are exercisable 50% after three years and 100% after four years, and expire, if unexercised, after ten years. No units were exercisable at December 31, 1996. Compensation expense of $1.8 million and $0.8 million was recognized for the Unit Plan in 1996 and 1995, respectively.


Note 11.  Off-Balance-Sheet Items and Contingent Liabilities
------------------------------------------------------------

Off-Balance-Sheet Financial Instruments
---------------------------------------

In the normal course of business, People's is a party to financial instruments that involve, to varying degrees, elements of credit and interest rate risk in addition to the amounts recognized in the consolidated statements of condition. The contractual amounts of these instruments reflect the extent of People's involvement in particular classes of financial instruments.

People's Bank 1996 Annual Report

A summary of the contractual or notional amounts of People's off-balance-sheet financial instruments follows:


As of December 31 (in millions)                   1996         1995
--------------------------------------------------------------------
Financial instruments whose contractual
amounts represent credit risk:
      Loan origination commitments and
      unadvanced lines of credit:
        Residential mortgage                    $ 53.5       $ 46.2
        Commercial mortgage                      154.0         85.9
        Commercial                               291.1        222.9
        Credit card (managed portfolio)        5,889.4      2,846.7
        Other consumer                           211.0        318.3
      Stand-by letters of credit                  26.6         22.7
      Commercial letters of credit                 3.4          3.6
Financial instruments whose contractual
or notional amounts exceed the amount of
credit risk:
      Credit card loans securitized and sold
        with limited recourse                  1,333.3      1,200.0
      Interest rate swaps                        682.5        299.0
      Interest rate corridors                    425.0        900.0
      Interest rate futures contracts
        (swap-equivalent value of
        $334 million)                          2,675.0           --
      Foreign exchange forward contracts          56.0           --
      Forward commitments to sell
        residential mortgage loans                34.7         47.9
      Option contracts on equity securities        1.2          6.4
--------------------------------------------------------------------


For the lending-related financial instruments listed in the preceding table (such as origination commitments and lines of credit), People's maximum potential exposure to credit loss equals the contractual amount of the instruments. The contractual amounts, however, do not necessarily represent future cash requirements since certain of these instruments may expire without being funded and others may not be fully drawn upon. These instruments are subject to People's credit approval process, including an evaluation of the customer's creditworthiness and related collateral requirements. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee by the customer. The geographic distribution of People's lending-related financial instruments is similar to the distribution of its on-balance-sheet loan portfolio, as described in note 4. People's does not have a significant exposure to any individual customer or counterparty.

Under a stand-by letter of credit, People's is obligated to disburse funds to a designated third-party beneficiary in the event that the customer fails to perform under the terms of the agreement with the beneficiary. A commercial letter of credit is normally a short-term instrument used to finance a commercial contract for the shipment of goods from seller to buyer. The letter of credit ensures prompt payment to the seller in accordance with its terms. Although a commercial letter of credit is contingent upon the satisfaction of specified conditions, it becomes a current exposure if the customer defaults on the underlying transaction.

For the other financial instruments listed in the preceding table (such as limited recourse obligations, and interest rate swaps and corridors), the contractual or notional amounts are substantially greater than People's exposure to credit loss. People's controls the credit risk of these instruments through collateral, credit approvals, limits and monitoring procedures.

People's exposure to losses under the recourse provisions of its credit card securitizations is contractually limited to future excess spread revenue (or the residual income after deducting payments to investors, credit losses and other trust expenses) and to the amount of its cash collateral contribution which is available to make payments to investors over the term of the securitization. Other assets at December 31, 1996 and 1995 include cash collateral balances of $37.3 million and $34.0 million, respectively. It has not been necessary to make any payments from People's cash collateral accounts through December 31, 1996.

People's off-balance-sheet derivative financial instruments are used for risk management and not for trading purposes. Master netting agreements for swaps, corridors and foreign exchange forward contracts are arranged and collateral is obtained through physical delivery of securities or cash to reduce People's exposure to credit losses in the event of non-performance by the counterparties to these transactions. People's also controls its counterparty risk by entering into agreements only with highly-rated counterparties which are specifically approved by People's for a maximum credit exposure. People's net credit exposure

People's Bank 1996 Annual Report
on swaps, corridors and foreign exchange forward contracts, representing the net positive fair values including the effect of bi-lateral netting agreements, amounted to $0.9 million and $0.5 million at December 31, 1996 and 1995, respectively. The net effect of interest rate swaps and corridors during 1996, 1995 and 1994 was to decrease net interest income by $5.6 million, $2.4 million and $1.2 million, respectively.

Under interest rate swaps, People's agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional amount. People's entered into these transactions to match more closely the repricing of its assets and liabilities, and to reduce its exposure to increases in interest rates and their effect on net interest income.

The following is a summary of People's outstanding interest rate swap transactions. Carrying values (including in other assets) and estimated fair values include accruals for interest receipts and payments.


As of December 31, 1996 (dollars in millions)
-----------------------------------------------------------------------------------------
                                          Weighted Average Rates
            Notional    Weighted Average  ----------------------
Year of    Principal     Remaining Term    Pay         Receive      Carrying    Estimated
Maturity      Amount        (in months)   Fixed        Floating       Value    Fair Value
-----------------------------------------------------------------------------------------

1997          $150.0            8         5.86%          5.54%       $(0.02)      $(0.31)
1998           192.5           14         6.00           5.56         (0.03)       (0.48)
1999           128.0           32         6.23           5.54         (0.09)       (0.59)
2000            85.0           44         6.12           5.50         (0.09)        0.29
2001           122.0           50         6.05           5.52         (0.08)        0.95
2007             5.0          121         7.21           5.56         (0.01)       (0.22)
-----------------------------------------------------------------------------------------
              $682.5           27         6.04%          5.54%       $(0.32)      $(0.36)
             ============================================================================


Interest rate corridors grant the purchaser, for a premium, the right to exercise an option. Options will be exercised if the purchaser will realize an economic benefit by doing so. People's entered into these transactions to match more closely the repricing of its assets and liabilities, and to reduce its exposure to potential increases in interest rates and their effect on net interest income.

The following is a summary of People's outstanding interest rate corridor transactions, all of which have maturity dates in 1999.
The carrying value, which consists of unamortized premiums and accrued interest, is included in other assets.


As of December 31, 1996 (dollars in millions)
-------------------------------------------------------------------------------------------------------
                                                            Weighted Average
                            Notional    Weighted Average      Strike Rates
Transaction                Principal     Remaining Term   --------------------    Carrying   Estimated
Purpose                       Amount       in months)     Long           Short      Value    Fair Value
-------------------------------------------------------------------------------------------------------
Reduce exposure to
  increases in deposit
  interest rates              $275.0           29         5.50%          8.01%       $ --       $0.59
Reduce risk of narrower
  spreads between prime
  rate and LIBOR               150.0           25         5.52           8.92        0.16        0.12
-------------------------------------------------------------------------------------------------------
    Total                     $425.0           28         5.51%          8.33%     $ 0.16       $0.71
                             ==========================================================================

People's Bank 1996 Annual Report

In July 1996, People's sold eurodollar futures contracts with a total notional amount of $3.4 billion to reduce the impact that higher interest rates would have on the estimated fair value of a portion of the available for sale debt securities portfolio. Changes in the estimated fair value of the hedged portion of the securities portfolio have been (and are expected to be) substantially offset by gains or losses on the futures contracts. During 1996, People's closed futures contracts with a total notional amount of $0.7 billion. As of December 31, 1996, People's had $2.7 billion in open futures contracts, with expiration dates ranging from March 1997 to December 1998, that create a hedge with risk-mitigating characteristics similar to a $334 million pay-fixed interest rate swap. During 1996, deferred futures losses of $0.8 million were recognized in income due to amortization and other portfolio activity. Deferred futures losses of $5.0 million ($2.9 million after taxes) are reflected in stockholders' equity at December 31, 1996.

Foreign exchange forward contracts are commitments to buy or sell foreign currency on a future date at a contractual price. People's uses these contracts to reduce its exposure to foreign currency exchange rate risk on credit card receivables denominated in pounds sterling. At December 31, 1996, People's had contracts outstanding to sell pounds sterling, with a total U.S. dollar notional amount of $56.0 million, which mature within six months. Gross unrealized losses on these contracts were $2.8 million at December 31, 1996 and realized losses on closed contracts were $1.7 million for 1996. These amounts substantially offset the net translation gain on assets and liabilities denominated in pounds sterling at December 31, 1996.

People's enters into forward commitments to sell residential mortgage loans in order to reduce the market risk associated with originating loans for sale in the secondary market. In order to fulfill a forward commitment, People's delivers originated loans at prices or yields specified by the contract. The risks associated with such contracts arise from the possible inability of counterparties to meet the contract terms or People's inability to originate loans to fulfill these contracts.

Option contracts on equity securities are used to hedge a portion of the market risk associated with this portfolio.

Off-balance-sheet financial instruments are also used in connection with credit card securitizations, to reduce the exposure to potential increases in interest rates and their effect on People's credit card securitization income.

At December 31, 1996, Investor Certificates issued in these securitizations include $1.2 billion of securities with floating rates set at spreads above one-month LIBOR. Interest payments to investors are funded from the collections of finance charge receivables up to predetermined rate limits. Any interest payments above these predetermined rates will be paid by the counterparties to interest rate cap agreements, entered into by the Trust, with notional principal amounts equal to the outstanding certificate balances. At December 31, 1996, these interest rate cap agreements had a carrying value of $10.1 million, which is included in other assets, and an estimated fair value of $2.7 million.

Lease Commitments
-----------------

At December 31, 1996, People's was obligated under various noncancelable operating leases for office space which expire on various dates through 2027. Certain leases contain renewal options and provide for increased rentals based principally on increases in the average consumer price index. The future minimum payments under operating leases at December 31, 1996 were $7.4 million in 1997, $6.0 million in 1998, $5.3 million in 1999, $5.1 million in 2000, $4.6 million in 2001, and an aggregate of $8.8 million in 2002 and thereafter until the expiration of the leases. Rent expense under operating leases was $8.1 million, $6.8 million and $6.4 million for 1996, 1995 and 1994, respectively.

Legal Proceedings
-----------------

People's and certain present and former officers have been named in a lawsuit commenced in 1990 in which the plaintiff alleges that such parties violated federal securities laws and committed fraud by making allegedly incomplete, misleading or false statements regarding People's financial position. In 1992, the federal district court denied the defendants' motion to dismiss the case and certified the action as a class action. The lawsuit remains at a preliminary stage and, accordingly, its ultimate outcome is not presently determinable. Management believes the named parties have meritorious defenses to the claims alleged by the plaintiff and will contest the matter vigorously. At this time, management does not believe the resolution of this matter will have a material effect on People's financial condition.

In the normal course of business, People's is subject to various other legal proceedings. Management has discussed the nature of these legal proceedings with legal counsel. In the opinion of management, People's financial condition will not be affected materially as a result of the outcome of such legal proceedings.

People's Bank 1996 Annual Report

Note 12.  Fair Values of Financial Instruments
----------------------------------------------

      The following is a summary of the carrying values and estimated fair values of People's financial instruments:


                                                 1996                          1995
                                       ------------------------       ----------------------
                                       Carrying      Estimated        Carrying    Estimated
As of December 31 (in millions)           Value     Fair Value           Value    Fair Value
--------------------------------------------------------------------------------------------

Financial assets:
  Cash and due from banks               $ 196.2        $ 196.2         $ 269.0     $  269.0
  Short-term investments                  146.7          146.7           137.2        137.2
  Securities (a)                        1,702.5        1,696.9         1,686.3      1,681.3
  Loans, net                            5,189.4        5,247.4         4,378.1      4,446.7
  Accrued interest receivable              35.6           35.6            37.3         37.3
Financial liabilities:
  Demand, NOW, savings and
  money market deposits                 3,075.0        3,075.0         2,959.5      2,959.5
  Time deposits                         2,170.2        2,203.7         1,876.6      1,884.4
  FHLB advances                           836.8          834.7           567.5        568.0
  Repurchase agreements                   452.7          452.8           585.6        586.7
  Federal funds purchased                 257.1          257.1           239.2        239.2
  Subordinated notes                      148.0          147.3              --           --
  Accrued interest payable                 11.4           11.4             8.6          8.6
Off-balance-sheet financial
instruments (b):
  Interest rate swaps                      (0.3)          (0.4)            0.1         (3.0)
  Interest rate corridors                   0.2            0.7             4.7          1.6
  Interest rate futures contracts           (c)          (4.3)              --           --
  Foreign exchange forward contracts        (c)          (2.8)              --           --
--------------------------------------------------------------------------------------------

(a)  Includes trading account securities of $2.8 million in 1996
     (none in 1995). No other financial instruments set forth in this table were held for trading purposes.

(b) See Note 11 for a further discussion of swaps, corridors, futures and forwards. People's other off-balance-sheet financial instruments, as described in Note 11, have carrying values that primarily consist of deferred fee income and other accruals, which were not significant. The fair values of these other instruments approximated the carrying values.

(c) As discussed in Note 11, futures and forwards are used to hedge existing assets and liabilities for which gains and losses are recognized in stockholders' equity. The estimated fair values of the futures and forwards at December 31, 1996 represent losses on open contracts which have also been recognized in stockholders' equity.


SFAS No. 107 requires disclosures about the fair values of financial instruments for which it is practicable to estimate fair value. Fair value is defined in SFAS No. 107 as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices are used to estimate fair values when those prices are available. However, active markets do not exist for many types of financial instruments. Consequently, fair values for these instruments must be estimated by management using techniques such as discounted cash flow analysis and comparison to similar instruments. These estimates are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that appropriately reflect market and credit risks. Changes in these judgments often have a material impact on the fair value estimates. In addition, since these estimates are made as of a specific point in time, they are susceptible to material near-term changes. Fair values disclosed in accordance with SFAS No. 107 do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect possible tax ramifications or estimated transaction costs.

The following is a description of the principal valuation methods used by People's to estimate the fair values of its financial instruments:

Securities
----------

The fair values of securities were based principally on market prices or dealer quotes. Certain fair values were estimated using pricing models or were based on comparisons to market prices of similar securities.

Loans
-----

For valuation purposes, the loan portfolio was segregated into its significant categories such as residential mortgage loans, commercial mortgage loans, commercial loans, credit card loans and other consumer loans. These categories were further analyzed, where appropriate, into components based on significant financial characteristics such as type of interest rate (fixed or adjustable) and payment status (performing or non-performing). Fair values

People's Bank 1996 Annual Report
were estimated for each component using a valuation method selected by management.

The fair values of residential mortgage loans, performing commercial mortgage and commercial loans, credit card loans and other consumer loans were estimated by discounting the anticipated cash flows from the respective portfolios. Estimates of the timing and amount of these cash flows considered factors such as future loan prepayments and credit losses. The discount rates reflected current market rates for loans with similar terms to borrowers of similar credit quality.

The fair values of non-performing commercial mortgage and commercial loans were based on recent collateral appraisals or management's analysis of estimated cash flows discounted at rates commensurate with the credit risk involved.

The fair values of credit card loans and home equity lines of credit were based on the outstanding loan balances, as required by SFAS No. 107, and therefore do not reflect the value associated with earnings from future loans to existing borrowers. Management believes that the fair values of these customer relationships have a substantial intangible value separate from the loan balances currently outstanding.

Deposit Liabilities
-------------------

In accordance with SFAS No. 107, the fair values of deposit liabilities with no stated maturity (demand, NOW, savings and money market accounts) are equal to the carrying amounts payable on demand. The fair values of time deposits represent contractual cash flows discounted using interest rates currently offered on deposits with similar characteristics and remaining maturities.

As required by SFAS No. 107, these estimated fair values do not include the intangible value of core deposit relationships which comprise a significant portion of People's deposit base. Management believes that People's core deposit relationships provide a relatively stable, low-cost funding source which has a substantial value separate from the deposit balances.

Federal Home Loan Bank Advances
-------------------------------

The fair values of fixed rate advances represent contractual repayments discounted using interest rates currently available on advances with similar characteristics and remaining maturities.

Repurchase Agreements
---------------------

The fair values of short-term repurchase agreements approximate carrying value. The fair values of repurchase agreements with a remaining maturity of greater than three months represent contractual repayments discounted using interest rates currently available on borrowings with similar characteristics and remaining maturities.

Subordinated Notes
------------------

The fair value of subordinated notes was based on dealer quotes.

Other Financial Assets and Liabilities
--------------------------------------

Cash and due from banks, short-term investments, accrued interest receivable and payable, and federal funds purchased have fair values which approximate the respective carrying values because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk.

Off-Balance-Sheet Financial Instruments
---------------------------------------

The estimated fair values of swaps, corridors, futures and forwards generally reflect the estimated amounts that People's would receive or pay to terminate the contracts at the reporting date, thereby taking into account the current unrealized gains and losses on open contracts. Exchange prices or dealer quotes are available on substantially all of these financial instruments.

The estimated fair values of People's other off-balance-sheet financial instruments approximate the respective carrying values. These include (i) commitments to extend credit and unadvanced lines of credit for which fair values were estimated based on an analysis of the interest rates and fees currently charged to enter into similar transactions, considering the remaining terms of the commitments and the creditworthiness of the potential borrowers; (ii) commitments to sell residential mortgage loans for which fair values were estimated based on current secondary market prices available for commitments with similar terms; and
(iii) option contracts on equity securities for which fair values were based upon quoted market prices.

People's Bank 1996 Annual Report

Note 13.  Accounting Standards
------------------------------

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Transactions within the scope of SFAS No. 125 include transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements, loan participations, transfers of receivables with recourse and extinguishments of liabilities. SFAS No. 125 establishes an accounting framework for these transactions based on consistent application of a financial components approach that focuses on control. Under this approach, an entity, subsequent to a transfer of financial assets, must (i) recognize the financial and servicing assets it controls and the liabilities it has incurred, (ii) derecognize financial assets when control has been surrendered, and (iii) derecognize liabilities when extinguished.

Standards for distinguishing transfers of financial assets that are sales from those that are secured borrowings are provided in SFAS No. 125. If the transferor has surrendered control over the transferred assets, the transaction is accounted for as a sale. Under SFAS No. 125, control is considered to have been surrendered only if (i) the assets are isolated from the transferor, (ii) the transferee has the right to pledge or exchange the assets or is a qualifying special-purpose entity, and (iii) the transferor does not maintain effective control over the assets through an agreement to repurchase or redeem the assets prior to maturity or to repurchase or redeem transferred assets that are not readily obtainable. A transfer not meeting the criteria for a sale must be accounted for as a secured borrowing with the pledge of collateral.

SFAS No. 125 requires that servicing assets and other retained interests in transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and the retained interests, if any, based on their relative fair values at the date of transfer.

Servicing assets and liabilities are subsequently amortized in proportion to and over the period of estimated net servicing income or loss and assessed for asset impairment, or increased obligation, based on their fair value.

Other provisions of SFAS No. 125 include requirements that (i) liabilities and derivatives incurred or obtained by transferors as part of an asset transfer be measured initially at fair value and (ii) loans and other assets that can be prepaid or otherwise settled in such a way that the holder would not recover substantially all of its recorded investment be subsequently measured like debt securities classified as available for sale or trading under SFAS No. 115.

SFAS No. 125 is generally effective for transactions occurring after December 31, 1996 and is to be applied prospectively. People's accounting policies which management believes will not be affected by SFAS No. 125 include (i) accounting for mortgage loan sales and the related servicing assets, (ii) accounting for sales of securities under repurchase agreements as secured borrowings, and (iii) accounting for transfers of securitized credit card receivables as sales. Consistent with current industry practice, People's recognizes excess spread revenue on sold credit card receivables over the term of the securitization. In certain circumstances, however, SFAS No. 125 requires recognition of servicing assets and other receivables arising from credit card securitizations at the time of the initial transfer, which could result in earlier recognition of certain components of credit card securitization income. The actual impact on People's will depend on the nature and extent of its future credit card securitization activities which cannot be predicted with certainty. However, based on currently outstanding securitizations, management believes that the initial adoption of SFAS No. 125 will not have an adverse effect on People's 1997 consolidated financial statements.

People's Bank 1996 Annual Report


Note 14.  Selected Quarterly Financial Data (Unaudited)
-------------------------------------------------------

                                                   1996                                1995
(in millions,                       ----------------------------------    ---------------------------------
except per share data)                First   Second    Third   Fourth    First   Second    Third    Fourth
-----------------------------------------------------------------------------------------------------------
Interest and dividend income         $117.3   $120.7   $116.8   $125.2   $115.0   $109.5   $114.6    $116.7
Interest expense                      (59.4)   (61.6)   (61.7)   (62.8)   (52.7)   (53.8)   (58.4)    (59.3)
-----------------------------------------------------------------------------------------------------------
   Net interest income                 57.9     59.1     55.1     62.4     62.3     55.7     56.2      57.4
-----------------------------------------------------------------------------------------------------------
Provision for loan losses              (8.7)   (12.3)   (17.5)   (12.6)    (9.9)   (12.4)    (7.6)    (10.0)
-----------------------------------------------------------------------------------------------------------
Fee-based revenues:
   Credit card securitization income   16.5     13.9     18.1     17.6     13.1     21.0     17.4      17.0
   Credit card fees                     6.3      7.5      6.4      8.9      7.2      5.4      5.4       6.0
   Service charges on demand and
     NOW accounts                       6.3      6.7      7.1      7.5      5.9      6.2      6.3       6.4
   Other                                6.3      6.7      6.4      6.6      5.5      5.7      5.8       5.8
-----------------------------------------------------------------------------------------------------------
   Total fee-based revenues            35.4     34.8     38.0     40.6     31.7     38.3     34.9      35.2
-----------------------------------------------------------------------------------------------------------
Net security gains (losses)             3.1      4.3      2.8      5.0     (0.1)     3.4      3.3       1.0
Net gains on sales of residential
  mortgages                             1.0      0.8      2.7      0.9      0.1      0.5      2.3       1.1
Net gain on sale of other consumer
  loans                                 6.0       --       --       --       --       --       --        --
Loss on REI                            (0.6)    (0.5)    (0.6)    (0.4)    (0.7)    (0.8)    (0.2)     (0.1)
Other                                   0.3      1.6      0.8      0.7      0.6      0.3      0.7       0.6
-----------------------------------------------------------------------------------------------------------
   Net interest and non-interest
     income                            94.4     87.8     81.3     96.6     84.0     85.0     89.6      85.2
-----------------------------------------------------------------------------------------------------------
Non-interest expense:
   Compensation and benefits          (30.0)   (30.3)   (32.1)   (31.8)   (27.1)   (27.3)   (28.4)    (28.1)
   Occupancy and equipment             (9.8)   (10.1)   (11.7)   (11.6)    (9.9)   (10.0)   (10.3)    (10.3)
   Professional and outside
     service fees                      (6.1)    (5.5)    (9.0)    (7.9)    (4.6)    (5.5)    (5.8)     (6.3)
   Advertising and promotion           (4.9)    (5.5)    (7.8)    (7.2)    (2.2)    (3.5)    (3.0)     (3.1)
   Loss on REO                         (0.9)    (1.3)    (0.9)    (1.2)    (2.6)    (0.9)    (2.5)     (0.8)
   Other                               (9.2)    (8.4)    (8.8)    (7.0)   (11.1)    (9.5)    (8.1)     (8.9)
-----------------------------------------------------------------------------------------------------------
   Total non-interest expense         (60.9)   (61.1)   (70.3)   (66.7)   (57.5)   (56.7)   (58.1)    (57.5)
-----------------------------------------------------------------------------------------------------------
   Income before income taxes          33.5     26.7     11.0     29.9     26.5     28.3     31.5      27.7
Income tax (expense) benefit          (12.7)    (8.5)     9.5     (9.3)   (10.8)   (11.2)   (12.0)     (9.0)
-----------------------------------------------------------------------------------------------------------
Net income                           $ 20.8   $ 18.2   $ 20.5   $ 20.6   $ 15.7   $ 17.1   $ 19.5    $ 18.7
                                    =======================================================================
Net income applicable to
  common stock                       $ 20.5   $ 18.1   $ 20.3   $ 20.6   $ 15.0   $ 16.5   $ 19.0    $ 18.3
                                    =======================================================================
Net income per common share:
   Primary                            $ 0.52   $ 0.45   $ 0.51  $  0.50   $ 0.40  $  0.44   $ 0.49   $ 0.47
   Fully diluted                        0.51     0.45     0.50     0.50     0.39     0.42     0.48     0.46
Average common shares:
   Primary                             39.51    39.96    40.44    40.99    37.20    37.67    38.49    39.06
   Fully diluted                       40.88    40.94    40.97    41.00    40.70    40.79    40.86    40.87
Common stock price:
   High                              $22 1/4  $23      $25 1/2  $30 1/8  $15 1/8  $16 1/2  $21 1/2  $23 1/8
   Low                                18 1/2   19 5/8   20 1/4   23 7/8   11 3/8   14 1/4   16 1/8   18 1/2
Common stock dividends per share        0.18     0.20     0.20     0.22     0.14     0.16     0.16     0.18
Total dividend payout ratio 1           14.5%    18.8%    16.9%    18.4%    15.8%    16.0%    14.0%    16.0%
                                    ------------------------------------------------------------------------

1 Reflects the waiver of common stock dividends on substantially all of the common shares owned by Holdings, and includes cash dividends paid on noncumulative convertible preferred stock prior to its retirement in September 1996.

People's Bank 1996 Annual Report

             Statement of Management's Responsibility


Management is responsible for the preparation, content and integrity of the consolidated financial statements and all other information included in this annual report. The consolidated financial statements and related footnotes are prepared in accordance with generally accepted accounting principles applied on a consistent basis. Management is also responsible for compliance with laws and regulations relating to safety and soundness as designated by the FDIC.

Management maintains a system of internal accounting control, including an internal audit program, which provides reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition, transactions are properly authorized, and that accounting records are reliable for the preparation of financial statements. The foundation of the system of internal accounting controls rests upon careful selection and training of personnel, segregation of responsibilities, and application of formal policies and procedures that are consistent with the highest standards of business conduct. The system of internal accounting control is being continually modified and improved in response to changes in business conditions and operations.

The Board of Directors has an Audit Committee composed of four outside directors. The Committee meets periodically with the independent auditors, the internal auditors and management to ensure that the system of internal accounting control is being properly administered and that the financial data are being properly reported. The Committee reviews the scope and timing of internal audits, including recommendations made with respect to the system of internal accounting control. The independent auditors and the internal auditors have free access to the Committee.

The consolidated financial statements as identified in the accompanying Independent Auditors' Report have been audited by KPMG Peat Marwick LLP, independent certified public accountants. These audits were conducted in accordance with generally accepted auditing standards, and included tests of the accounting records and other auditing procedures considered necessary to formulate an opinion on the consolidated financial statements.


/s/ David E.A. Carson                 /s/ George W. Morriss

David E.A. Carson                     George W. Morriss
President and                         Executive Vice President and
Chief Executive Officer               Chief Financial Officer
-----------------------------------------------------------------

                   Independent Auditors' Report


The Board of Directors and Stockholders of People's Bank:

We have audited the accompanying consolidated statements of condition of People's Bank and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of People's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of People's Bank and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

Stamford, Connecticut
January 16, 1997

People's Bank 1996 Annual Report

                             Officers


David E.A. Carson
President and CEO

James P. Biggs                         Ellen P. Davis
Executive Vice President               Senior Vice President
Marketing and Regional Banking         Commercial Banking

Edward H. Bucnis                       Brian F. Dreyer
Executive Vice President               Senior Vice President
Operations and                         Commercial Banking
Information Services

Bryan Huebner                          Jay M. Forgotson
Executive Vice President               Senior Vice President
Consumer Financial Services            Credit Administration

John A. Klein                          Raymond P. Granville
Executive Vice President               Senior Vice President
Credit Card                            Equity Strategist

William T. Kosturko                    Thomas E. Hylinski
Executive Vice President               Senior Vice President
Legal/Government Affairs               Residential Mortgage
                                       Lending

George W. Morriss                      Barbara P. Johnson
Executive Vice President               Senior Vice President
Chief Financial Officer                New Haven Region Manager

Louis H. Ulizio, Jr.                   Michael J. Leone
Executive Vice President               Senior Vice President
Commercial Banking                     Bridgeport Region Manager

Dennis J. Colwell                      Patricia E. Matteson
Senior Vice President                  Senior Vice President
Treasury and Investment                Marketing

Robert R. D'Amore                      Carlos R. Mello
Senior Vice President                  Senior Vice President
Hartford Region Manager                Comptroller

                                       Parry E. Spahr
                                       Senior Vice President
                                       Stamford Region Manager


Ronald T. Urquhart
Senior Vice President
International Credit Card

Mark K. Vitelli                        Arthur C. McAdams III
Senior Vice President                  First Vice President
National Credit Card                   Business Information
                                       Systems

Dorothea E. Brennan                    Humphrey T. Nichols II
First Vice President                   First Vice President
Risk/Profitability Management          Trust and Financial
                                       Management Services

Peter M. Brestovan                     Roger L. Perry
First Vice President                   First Vice President
Real Estate Services                   Trust and Financial
                                       Management Services

Michael J. Cataldo                     Barbara J. Phillips
First Vice President                   First Vice President
Operations Services                    Human Resources

Walter S. Dusza, Jr.                   Robert V. Rodia
First Vice President                   President
Auditing                               People's Securities, Inc.

Carl M. Harris                         Susan D. Stanley
First Vice President                   First Vice President
Community Lending                      Corporate Counsel

Thomas A. Jagodzinski                  Kenneth L. Weinstein
First Vice President                   First Vice President
Technology and Communications          Consumer Deposit Products

William C. Mack
First Vice President
Loan Servicing

Patricia A. Manion
First Vice President
Corporate Service/Telephone
Banking

                      Directors and Trustees


[Photograph: "Left to Right,
Betty Ruth Hollander, James P.
Biggs, John F. Merchant and
Wilmot F. Wheeler, Jr."]



          [Photograph: "Left to Right,
          Jack E. McGregor, Eunice S. Groark,
          George P. Carter, David E.A. Carson
          and Jean M. LaVecchia."]



                    [Photograph: "Left to Right,
                    Joseph E. Clancy, Samuel W. Hawley,
                    George R. Dunbar and Norwick R.G.
                    Goodspeed. Not available for photo-
                    graph, Saul Kwartin."]

                      Directors and Trustees


People's Bank Board of Directors

James P. Biggs                            Samuel W. Hawley
Executive Vice President                  Chairman of the Executive
People's Bank                             Committee

David E.A. Carson                         Betty Ruth Hollander
President and CEO                         Chairman and CEO
People's Bank                             Omega Technologies, Inc.

George P. Carter                          Saul Kwartin
President                                 Of Counsel
Connecticut Foods, Inc.                   Wofsey, Rosen, Kweskin &
                                          Kuriansky
Joseph E. Clancy
Chairman and CEO                          Jean M. LaVecchia
Bridgeport Machines, Inc.                 Senior Vice President -
                                          SNET
                                          Organization Development
George R. Dunbar
President                                 Jack E. McGregor
Dunbar Associates and                     Former CEO, Aquarion
Retired President                         Company
Bryant Electric Division of               Of Counsel,
Westinghouse Electric Corp.               Cohen and Wolf, P.C.;
                                          and Principal,
Norwick R.G. Goodspeed                    Bridgeport Waterfront
Chairman of the Board                     Investors, LLC.
People's Mutual Holdings
                                          John F. Merchant
Eunice S. Groark                          Attorney
Attorney; Former Fellow
The Institute of Politics                 Wilmot F. Wheeler, Jr.
Kennedy School                            Chairman
Harvard University                        Jelliff Corp.


People's Mutual Holdings Board of Trustees

Jean A. Adnopoz                           Betty Ruth Hollander
Associate Clinical Professor              Chairman and CEO
Yale School of Medicine                   Omega Technologies, Inc.

Robert B. Bruner                          Leonard N. Mainiero
President                                 Retired Executive Vice
Mt. Sinai Hospital                        President
Foundation                                People's Bank

David E.A. Carson                         John F. Merchant
President and CEO                         Attorney
People's Bank
                                          John G. Phelan
George P. Carter                          President
President                                 Fletcher Thompson, Inc.
Connecticut Foods, Inc.
                                          Glenda Copes Reed
Joseph E. Clancy                          Vice President
Chairman and CEO                          Corporate Real Estate
Bridgeport Machines, Inc.                 Aetna, Inc.

                                          Robert L. Rosensweig
George R. Dunbar                          Of Counsel
President                                 Shipman & Goodwin
Dunbar Associates and
Retired President                         Frederick J. Ross
Bryant Electric Division of               Private Investor and
Westinghouse Electric Corp.               Consultant

John L. Flannery                          James A. Thomas
Vice Chairman of the Board                Associate Dean
                                          Yale Law School
Norwick R.G. Goodspeed
Chairman of the Board                     Wilmot F. Wheeler, Jr.
                                          Chairman
Samuel W. Hawley                          Jelliff Corp.
Chairman of the Executive
Committee

              Frequently Asked Questions By Investors


Credit cards are a large component of your business. How can you compete with the "giants" of the industry?

People's entered the credit card business in 1985 as an issuer of low fixed-rate credit cards. This basic business strategy hasn't changed. To make the strategy work, we need to combine effective marketing, efficient business operations and stringent risk management. These practices are designed to keep operating costs low and produce strong asset quality. We actively manage the risk characteristics of our customer database through sophisticated modeling techniques.

Through a combination of internal investments in technology and partnerships with major vendors in the credit card industry, we are one of the most efficient operations in the country. By using this strategy, we are able to obtain "state of the art" without the burden of development and maintenance costs.

Leveraging and developing our human resources are crucial to making the formula work, marrying the best people with the best technology. We have continuously improved our skills as targeted marketers, which has led to significantly better response and approval rates.


Why is a mid-sized bank from Connecticut establishing a credit card operation in the United Kingdom?

In researching the credit card market in the United Kingdom, we found a situation very similar to the United States when we entered the business in 1985. There are a few large issuers who presently dominate the market, charging average rates around 21%. As in the U.S., we believe that our low fixed-rate strategy will provide us with a competitive advantage in the U.K. market.

By exporting the competencies we have developed in the U.S. over the past 12 years, we believe there is great opportunity in the U.K. While we've only been in business a short time, we are pleased with the early results. In fact, our U.K. portfolio is larger than our U.S. portfolio was at the nine-month mark.


Why did you issue $150 million in subordinated notes during 1996?

While our current capital ratios significantly exceed the well-capitalized minimums set by the regulators, we felt it made sense to bolster our Tier 2 and Total risk-based capital position given the continued growth in our assets.

With the attractiveness of market conditions for 10-year subordinated notes during the year, this was a cost-effective means to lengthen the maturity of our funding base and increase our flexibility to better manage capital.


Why has People's been noticeably absent from the acquisition arena?

People's has been actively analyzing acquisition opportunities for several years now. The premiums commanded in the marketplace have not met our internal benchmark for a return on investment of at least 15%. Investors seem to be pleased with our discipline.

Given the internal growth we're generating and the market opportunities created by industry consolidation in Connecticut, we feel it's better to reinvest earnings in People's Bank. We currently are investing in businesses that we believe will provide above-average returns for the long term.

For example, we think our alliance with Stop & Shop is a far more cost-effective way to build value. For a $10 million capital investment to build branches in 45 superstores, we gain weekly access to more than one million potential customers. We believe this is a better use of capital than paying an 8 to 10% premium to purchase additional deposits in our existing market area.


Why are People's expenses higher in 1996?

The market opportunities that exist today are rare, thanks to the consolidation of the financial services sector. We currently are investing in several initiatives for the future. Our credit card operation followed a three-pronged strategy this year: continuing expansion in the U.S.; establishing an operation in the U.K.; and entering into a partnership with TJX Companies to offer credit cards to T.J. Maxx and Marshalls customers.

Other initiatives include: opening 45 Super Stop & Shop branches throughout Connecticut; creating a municipal banking and finance unit to serve the banking needs of Connecticut's towns and cities; and opening several regional trust offices to complement our existing presence.

While these investments place near-term pressure on expenses, our managed efficiency ratio for 1996 equaled a respectable 55%. Over the longer term, these investments should generate above-average returns.


You're halfway through your implementation program for Stop &
Shop branches. Has it met your expectations?

We are very pleased with the progress of our supermarket banking initiative. Our offices have been well-received by customers who like the convenience of 7-day-a-week banking with extended hours.

At the end of 1996, 21 of the 45 planned branches were open and handling $165 million in retail and commercial deposits. Several of the branches have exceeded $10 million in new deposits, an important milestone for new offices.


Why do you have a mutual holding company structure? Any plans to fully convert the remaining shares of People's Bank stock?

People's Mutual Holdings was formed in 1988 as part of our conversion from a mutual savings bank to a stock savings bank, holding 78% of the shares initially offered. This structure was chosen for two primary reasons. First, it allowed incremental access to capital, which is easier to manage and makes financial sense. Second, it helped preserve the bank's independence and community focus. Holdings currently owns 60% of People's shares outstanding, as a result of the full conversion of our convertible preferred stock into common stock.

Presently there are no plans to change the current structure to a 100% publicly-owned company.


                      Stockholder Information


Stock Listing

People's Bank common stock is traded on the NASDAQ National
Market System under the trading symbol PBCT.

Financial Information

Rating agencies, portfolio managers, stock analysts and brokers seeking financial and competitive analysis information about
People's Bank should contact Vincent J. Calabrese, vice president, Investor Relations, at 203-338-4114, or vjcalab@peoples.com.

Shareholder Assistance

Requests for information about the bank, annual and quarterly reports and other financial materials should be directed to Corporate Communications and Shareholder Relations at 203-338-7228. Information also is available about shareholder services, including dividend reinvestment, direct deposit of dividends and the cash option programs. News media should contact Jane S. Sharpe, vice president, Corporate Communications, at 203-338-3162, or jssharp@peoples.com.

Fax-On-Demand

Call 800-758-5804 at PR Newswire for the latest news announcements by fax. The People's Bank code number is 113252.

Internet Address

Our Internet global computer address is: http://www.peoples.com.
Financial information and press releases are available on PR
Newswire at: http://www.prnewswire.com.

Annual Meeting

The Annual Meeting of stockholders will be at 10 a.m. Thursday, April 17, 1997, in Bridgeport, Connecticut.

Transfer Agent

Please direct address changes and inquiries regarding stock transfer and registration to: Customer Service at Chase Mellon Shareholder Services, L.L.C., 85 Challenger Road, Overpeck Centre, Ridgefield Park, NJ 07660. Or call 800-953-2592.

Eliminating Multiple Mailings

Our goal is to reduce the expense associated with mailing financial reports to stockholders by receiving authorization to mail only one per address. An authorization card is provided at the back of this Annual Report. This authorization is strictly voluntary.


                      http://www.peoples.com
people's bank

People's Bank
850 Main Street
Bridgeport
Connecticut  06604

                        [Tear-out Mailer]


              Request to Eliminate Multiple Mailings
                of the People's Bank Annual Report

      If you receive multiple copies of the People's Bank Annual
Report and would like to help us reduce printing and mailing costs, please return this card. This authorization is strictly voluntary and will not affect dividend or proxy mailings.

      Please provide below the names, addresses, and registration
(or use Social Security numbers) of accounts to be eliminated.

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________



               Request for People's Bank Information

We would be pleased to provide you with material about the bank and its services. Please indicate any materials that you would like mailed.

      ___  Credit Card Application

      ___  Stock Purchase and Dividend
           Reinvestment Plan Information

      ___  Dividend Reinvestment
           Enrollment Card

      ___  Other (Please Specify)

           _______________________________________________________

           _______________________________________________________



Name_____________________________________________________________

Address__________________________________________________________

_________________________________________________________________

City__________________________  State_________  Zip______________

Area Code and Telephone Number (___) ____________________________

BUSINESS REPLY MAIL
FIRST CLASS MAIL  PERMIT NO. 359  BRIDGEPORT, CT

    POSTAGE WILL BE PAID BY ADDRESSEE


People's Bank
Bridgeport Center
Corporate Communications RC #634
P.O. Box 1580
Bridgeport CT 06601-9978



BUSINESS REPLY MAIL
FIRST CLASS MAIL  PERMIT NO. 359  BRIDGEPORT, CT

        POSTAGE WILL BE PAID BY ADDRESSEE


People's Bank
Bridgeport Center
Corporate Communications RC #634
P.O. Box 1580
Bridgeport CT 06601-9978

                            Exhibit II

                       Impact of Inflation

The consolidated financial statements and other financial information presented in the Annual Report (Exhibit I) have been prepared in conformity with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

                            Exhibit III

            Computation of Net Income Per Common Share


----------------------------------------------------------------------------
Years ended December 31
(dollars in millions, except per share data)      1996      1995      1994
----------------------------------------------------------------------------
Primary Earnings Per Share:
  Net income applicable to common stock:
    Net income                                   $80.1     $71.0     $70.1
    Dividends paid on preferred stock             (0.6)     (2.2)     (5.0)
----------------------------------------------------------------------------
       Net income applicable to common stock     $79.5     $68.8     $65.1
                                               =============================

  Weighted average number of shares outstanding:
    Weighted average number of common
    shares outstanding                            39.77     37.60     34.03
    Dilutive effect of outstanding stock options   0.42      0.48      0.43
----------------------------------------------------------------------------
       Total weighted average number
         of shares outstanding                    40.19     38.08     34.46
                                               =============================

       Primary earnings per share                 $1.98     $1.81     $1.89
                                               =============================



Fully Diluted Earnings Per Share:
  Net income                                   $80.1       $71.0     $70.1
                                               =============================

  Weighted average number of shares outstanding:
    Weighted average number of common
    shares outstanding                          39.77       37.60     34.03
    Dilutive effect of outstanding
    stock options                                0.47        0.52      0.43
    Shares issuable from assumed exercise of
    convertible preferred stock                  0.70        2.66      6.10
----------------------------------------------------------------------------
       Total weighted average number
         of shares outstanding                  40.94       40.78     40.56
                                               =============================

       Fully diluted earnings per share         $1.96       $1.74     $1.73
                                               =============================

                            Exhibit IV

                      Other Statistical Data

The following table sets forth the contractual maturity and interest rate sensitivity of construction loans and commercial loans in accordance with regulatory requirements:

----------------------------------------------------------------------
As of December 31,        One Year      One to         Over
  1996 (in millions)       or Less  Five Years   Five Years      Total
----------------------------------------------------------------------
Contractual maturity:
  Construction loans:
    Residential mortgage     $83.8       $3.3           $-      $87.1
    Commercial mortgage       72.2       44.5          1.6      118.3
  Commercial loans           357.0      135.2         99.0      591.2
----------------------------------------------------------------------
     Total                  $513.0     $183.0       $100.6     $796.6
                         ---------------------------------------------

Interest rate sensitivity:
  Predetermined rates         $8.7      $74.9        $74.7     $158.3
  Variable rates             504.3      108.1         25.9      638.3
----------------------------------------------------------------------
     Total                  $513.0     $183.0       $100.6     $796.6
                         ---------------------------------------------


The following table sets forth information concerning borrowings:

--------------------------------------------------------------------------
As of and for the years ended
  December 31 (dollars in millions)            1996       1995      1994
--------------------------------------------------------------------------
Repurchase agreements:
  Balance at year end                         $452.7     $585.6    $549.4
  Average outstanding during the year          460.2      479.3     526.8
  Maximum outstanding at any month end         810.7      608.3     693.7
  Average interest rate during the year        5.96%      6.32%     4.36%
  Interest rate at year end                     5.52       5.89      5.53

Federal funds purchased:
  Balance at year end                         $257.1     $239.2      $3.0
  Average outstanding during the year          297.3       79.9       3.4
  Maximum outstanding at any month end         487.3      239.2       3.0
  Average interest rate during the year        5.34%      5.92%     4.94%
  Interest rate at year end                     6.68       5.99      6.00
--------------------------------------------------------------------------

                             Exhibit V

                     Wholly Owned Subsidiaries
                         December 31, 1996

Name and Address of Each           Jurisdiction
Member of the Affiliated Group    of Incorporation      Line of Business
------------------------------    ----------------      ----------------

People's Securities, Inc.            Connecticut        Securities Brokerage
815 Main Street
Bridgeport, Connecticut


The address of the following wholly owned subsidiaries is 850
Main Street, Bridgeport, Connecticut:

People's Structured Finance Corp.    Connecticut        Special Purpose
                                                        Finance Subsidiary

PBRE Connecticut, Inc.               Connecticut        Real Estate
                                                        Investments

PB Real Estate, Inc.                 Connecticut        Real Estate
                                                        Investments

MSB Mortgage Company                 Florida            Mortgage Lending
of Florida, Inc.

MSB Real Estate Corp.                Connecticut        Real Estate
                                                        Investments

Pow-Dan Corporation                  Connecticut        Real Estate
                                                        Investments

Pow-Dan II Corporation               Connecticut        Real Estate
                                                        Investments

Caprice Properties, Inc.             Florida            Real Estate
(a wholly owned subsidiary of MSB                       Development
 Real Estate Corp.)

CMSB Enterprises of Florida, Inc.    Florida            Real Estate
(a wholly owned subsidiary of MSB                       Development
 Real Estate Corp.)

DelRay Properties, Inc.              Florida            Real Estate
(a wholly owned subsidiary of MSB                       Development
 Real Estate Corp.)

Stonebridge Golf and Country Club    Florida            Real Estate
Partnership (a 50% subsidiary                           Investment
of CMSB Enterprises of Florida,
Inc. and a 50% subsidiary of
Caprice Properties, Inc.)

Wycliffe Golf & Country Club         Florida            Real Estate
Partnership (a 50% subsidiary                           Investment
of CMSB Enterprises of Florida,
Inc. and a 50% subsidiary of
Caprice Properties, Inc.)

1401 Farmington Avenue Joint         Connecticut        Real Estate
Venture (50% owned by MSB Real                          Development
Estate Corp. and 50% owned by
Pow-Dan Corporation)

Name and Address of Each           Jurisdiction
Member of the Affiliated Group    of Incorporation      Line of Business
------------------------------    ----------------      ----------------

South Village Association            Connecticut        Real Estate Development
(50% owned by MSB Real Estate
 Corp. and 50% owned by Pow-Dan
 Corporation)

Shelton Heights Joint Venture        Connecticut        Real Estate Investments
(a wholly owned subsidiary of
 MSB Real Estate Corp.)

PB Real Estate #1, Inc.              Connecticut        Real Estate Investment
(a wholly owned subsidiary of
PB Real Estate, Inc.)

PB Real Estate #2, Inc.              Connecticut        Real Estate Investment
(a wholly owned subsidiary of
PB Real Estate, Inc.)

PB Real Estate #3, Inc.              Connecticut        Real Estate Investment
(a wholly owned subsidiary of
PB Real Estate, Inc.)

PB Real Estate #4, Inc.              Connecticut        Real Estate Investment
(a wholly owned subsidiary of
PB Real Estate, Inc.)

PB Real Estate #5, Inc.              Connecticut        Real Estate Investment
(a wholly owned subsidiary of
PB Real Estate, Inc.)

PB Real Estate #6, Inc.              Connecticut        Real Estate Investment
(a wholly owned subsidiary of
PB Real Estate, Inc.)

PB Real Estate #7, Inc.              Connecticut        Real Estate Investment
(a wholly owned subsidiary of
PB Real Estate, Inc.)

PB Real Estate #8, Inc.              Connecticut        Real Estate Investment
(a wholly owned subsidiary of
PB Real Estate, Inc.)

PB Real Estate #9, Inc.              Connecticut        Real Estate Investment
(a wholly owned subsidiary of
PB Real Estate, Inc.)

PB Real Estate #10, Inc.             Connecticut        Real Estate Investment
(a wholly owned subsidiary of
PB Real Estate, Inc.)

PB Massachusetts, Inc.               Massachusetts      Real Estate Investment
(a wholly owned subsidiary of
PB Real Estate, Inc.)

Name and Address of Each           Jurisdiction
Member of the Affiliated Group    of Incorporation      Line of Business
------------------------------    ----------------      ----------------

6 North Street, Inc.                 New York           Real Estate Investment
(a wholly owned subsidiary of
PB Real Estate, Inc.)

PB Real Estate #11, Inc.             Connecticut        Real Estate Investment
(a wholly owned subsidiary of
PBRE Connecticut, Inc.)

PB Real Estate #12, Inc.             Connecticut        Real Estate Investment
(a wholly owned subsidiary of
PBRE Connecticut, Inc.)

PB Real Estate #13, Inc.             Connecticut        Real Estate Investment
(a wholly owned subsidiary of
PBRE Connecticut, Inc.)

PB Real Estate #14, Inc.             Connecticut        Real Estate Investment
(a wholly owned subsidiary of
PBRE Connecticut, Inc.)

PB Real Estate #16, Inc.             Connecticut        Real Estate Investment
(a wholly owned subsidiary of
PBRE Connecticut, Inc.)

                           Exhibit VI

       Supplemental Financial Statement Schedules Required
                      to be Filed by Item 8

SCHEDULE IV - Bank Premises and Equipment

Classification                                                  Amount
                                                Accumulated    at Which
                                        Gross   Depreciation  Carried on
                                         Book       and         Balance
As of December 31, 1996 (in millions)   Value   Amortization   Sheet (1)
------------------------------------------------------------------------
Bank premises (including land
of $13.1)                               $162.5      $36.3       $126.2

Data processing and other equipment,
furniture and fixtures                   121.0       79.4         41.6

Leasehold improvements                    22.1       16.3          5.8
-------------------------------------------------------------------------
                                        $305.6     $132.0       $173.6
                                     ====================================

(1) Bank premises and equipment are carried at cost, less accumulated depreciation and amortization, except for land which is carried at cost. Buildings, data processing and other equipment, furniture and fixtures are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining lease term or estimated useful life of the improvements.

SCHEDULE V - Investments in, Income from Dividends,
             and Equity in Earnings or Losses of
             Subsidiaries and Associated Companies

As of December 31, 1996
(dollars in millions)
------------------------------------------------------------------------------
                                                                     Bank's
                                           Equity in             proportionate
                                           underlying               share of
                   Percent                 net assets     Amount  earnings or
Name of           of voting    Total       at balance      of       loss for
issuer            stock owned  investment  sheet date   dividends  the period
------------------------------------------------------------------------------

Consolidated
subsidiaries:
--------------

MSB Real Estate Corp.
and Subsidiaries       100%     $(31.0)       $(31.0)      None      $(1.7)

Pow-Dan Corporation    100%        0.6           0.6       None       (0.1)

Pow-Dan II
Corporation            100%          -             -       None        0.1

People's Securities,
Inc.                   100%       14.7          14.7       None        2.2

MSB Mortgage Company
of Florida, Inc.       100%          -             -       None          -

PB Real Estate, Inc.
and Subsidiaries       100%          -             -       None        0.3

PB Real Estate 1994,
Inc. and Subsidiaries  100%        2.8           2.8       None       (0.6)

People's Structured
Finance Corp.          100%      982.0         982.0       None       53.5


Unconsolidated
subsidiaries:
--------------

None

Associated
companies:
----------

The Affordable
Housing Fund for
Connecticut             (1)        1.0           1.0       None          -



(1)  People's holds a 33% partnership interest in the Affordable
     Housing Fund for Connecticut.

                   Independent Auditors' Report


The Board of Directors and Stockholders
People's Bank:

Under date of January 16, 1997, we reported on the consolidated statements of condition of People's Bank and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, as contained in the 1996 Annual Report to Stockholders. These consolidated financial statements and our report thereon are incorporated by reference in the annual report on Form F-2 for the year 1996. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedules as listed in Item 11 (a) (2) of Form F-2. These consolidated financial statement schedules are the responsibility of People's management. Our responsibility is to express an opinion on these consolidated financial statement schedules based on our audits.

In our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.


/s/ KPMG Peat Marwick LLP

Stamford, Connecticut
January 16, 1997

                            Exhibit VII

            Management's Report on the Effectiveness of
      the Internal Control Structure Over Financial Reporting
        and Compliance with Designated Laws and Regulations

                         Management Report


Financial Statements
--------------------
People's Bank ("People's") is responsible for the preparation, integrity and fair presentation of its published financial statements as of December 31, 1996, and the year then ended. The financial statements have been prepared in accordance with generally accepted accounting principles, and include some amounts which are based on judgments and estimates of management.

Internal Control Structure Over Financial Reporting
---------------------------------------------------
Management is responsible for establishing and maintaining an effective internal control structure over financial reporting presented in conformity with generally accepted accounting principles and the Federal Financial Institutions Examination Council instructions for Consolidated Reports of Condition and Income (call report instructions). The structure contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any internal control structure, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control structure may vary over time.

Management assessed People's internal control structure over financial reporting presented in conformity with generally accepted accounting principles and call report instructions as of December 31, 1996. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control -- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 1996, People's maintained an effective internal control structure over financial reporting presented in conformity with generally accepted accounting principles and call report instructions.

Compliance With Laws And Regulations
------------------------------------
Management is also responsible for compliance with the Federal and state laws and regulations concerning dividend restrictions and Federal laws and regulations concerning loans to insiders designated by the FDIC as safety and soundness laws and regulations.

Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that People's complied, in all significant respects, with the designated laws and regulations relating to safety and soundness for the year ended December 31, 1996.


/s/ David E. A. Carson                    /s/ George W. Morriss
-------------------------                 -------------------------
David E. A. Carson                        George W. Morriss
President and                             Executive Vice President and
Chief Executive Officer                   Chief Financial Officer

February 20, 1997

                           Exhibit VIII

                Independent Accountants' Report On
           Management's Assertion Regarding the Internal
            Control Structure Over Financial Reporting

                 Independent Accountants' Report



The Board of Directors
People's Bank:


We have examined management's assertion that People's Bank maintained an effective internal control structure over financial reporting presented in conformity with generally accepted accounting principles and the Federal Financial Institutions Examination Council instructions for Consolidated Reports of Condition and Income ("Call Report Instructions") as of December 31, 1996, included in the accompanying Management Report dated February 20, 1997.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control structure over financial reporting, testing and evaluating the design and operating effectiveness of the internal control structure, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control structure to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that People's Bank maintained an effective internal control structure over financial reporting presented in conformity with generally accepted accounting principles and the Call Report Instructions as of December 31, 1996 is fairly stated, in all material respects, based upon criteria described in Internal Control -- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.


/s/ KPMG Peat Marwick LLP


Stamford, Connecticut
February 20, 1997

                                                  Exhibit XIII(vii)


                    AGREEMENT FOR COMPENSATION
                           ON DISCHARGE
                 SUBSEQUENT TO A CHANGE IN CONTROL


      Agreement made as of the 15th day of August, 1996 by and between People's Bank (the "Bank") and Bryan J. Huebner, an
Officer of the Bank (the "Officer").

                       Purpose of Agreement

      This Agreement does not constitute an employment agreement and nothing herein shall prevent the discharge of the Officer for any reason. The purpose of this Agreement is merely to provide assurance that if there is a Change In Control of the Bank or any successor and the Officer is discharged without cause as defined herein, the Officer will be entitle to receive payments as set forth below. This Agreement supersedes in its entirety any agreement for compensation on discharge subsequent to a Change In Control previously entered into by the Bank and the Officer.

                            Agreement

      In consideration of the Officer's continuation of his employment and the agreements contained herein, and intending to be legally bound hereby, the Bank and the Officer agree as follows:

      Section 1.  Definitions.

      (a) Parent. The term "parent" of the Bank means People's
Mutual Holdings ("PMH"), a mutual holding company organized pursuant to The Banking Law of Connecticut.

      (b) Change in Control. The term "Change in Control" means the occurrence of any of the following:

      (i) The board of directors of the Bank or its parent shall approve (A) a merger or consolidation (or series of mergers and consolidations) of the Bank or its parent with any other corporation other than (1) a merger or consolidation (or series of mergers and consolidations) which would result in the voting stock (as described in paragraph (ii) of this subsection) of the Bank or its parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than 80% of the combined voting power of the voting stock of the Bank or its parent (or such surviving entity) outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Bank or its parent (or similar transaction) in which no "person" (as defined in paragraph (ii) of this subsection) acquires more than 20% of the combined voting power of the then outstanding securities of the Bank or its parent, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Bank or its parent, or (C) the adoption of any plan or proposal for the liquidation or dissolution of the Bank;

      (ii) Any person (as such term is defined in Section 3(a)(9) and Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), corporation, or other entity (other than the Bank, its parent, or any benefit plan, including, but not limited to, any employee stock ownership plan, sponsored by the Bank, its parent, or any subsidiary) shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 20 percent or more of the combined voting power of the then outstanding securities of the Bank or its parent ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire such securities); or

      (iii) During any period of two consecutive calendar years, individuals who at the beginning of such period constitute the entire board of directors of the Bank or its parent, and any new director (excluding a director designated by a person who has entered into an agreement with the Bank or its parent to effect a transaction described in paragraph (i) or (ii) of this subsection) whose election by the board or nomination for election by the shareholders of the Bank or its parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, shall cease for any reason to constitute a majority thereof.

      (c) Annual Salary. The term "annual salary" means the greater of (i) the Officer's base salary plus incentive compensation received during the last full calendar year immediately prior to any Change In Control of (ii) the Officer's base salary plus incentive compensation received during the last full calendar year prior to his discharge.

      (d) Base Salary. The term "base salary" means the Officer's salary, including any salary amounts for such year which the Officer has elected to defer under the People's Bank Supplemental Savings Plan (or predecessor plan) or to contribute pursuant to a salary reduction agreement to a plan described in section 401(k) or section 125 of the Code; and base salary shall exclude incentive compensation, stock options, stock price appreciation units and the value of benefits.

      (d) Code. The term "Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time.

      Section 2.  Terms of Agreement.

      (a) This Agreement shall be effective as of August 15, 1996, and shall continue in effect through February 14, 1999, subject to the following provisions of this Section 2.

      (b) In the event of a Change In Control of the Bank during the period specified in Section 2(a), this Agreement shall be effective for a period of three years from the date of such Change in Control.

      (c) Following its expiration, this Agreement may be renewed only by a written agreement executed by the Officer and the Bank.

      (d) This Agreement shall terminate (i) prior to any Change In Control, on the Officer's ceasing to be a principal officer of the Bank as a result of a transfer to any other position at the Bank or separation from employment with the Bank for any reason; or (ii) subsequent to a Change In Control, on the Officer's separation from employment with the Bank under circumstances not entitling the Officer to any benefits under this Agreement.

      Section 3.  The Bank's Payment Obligation.

      (a) If during the term of this Agreement, (i) a Change In Control of the Bank shall occur, and (ii) within three years following such Change In Control, the Officer shall be discharged from employment, the Bank shall pay to the Office a lump sum severance payment in an amount equal to 2.99 times his annual salary, unless the discharge is for cause as defined in Section 4(e). Such severance payment shall be made within 30 days after the Officer's discharge. If the Officer dies after notice of discharge and prior to payment hereunder, such payment shall be made to his estate.

      (b) In the event of any discharge resulting in a payment obligation under subsection (a) of this Section, the Bank shall arrange to provide the Officer with split dollar life and group health insurance benefits substantially similar to those the Officer was receiving immediately prior to such discharge. Such benefits shall be provided for a 36-month period following the Officer's discharge, except that prior to the expiration of such 36-month period such benefits shall be reduced to the extent the Officer receives comparable coverage from a new employer, and the Officer shall be required promptly to report such coverage to the Bank.

      (c) In addition to the retirement benefits to which the Officer is entitled under the People's Bank Employee's Retirement Plan, The People's Bank Enhanced Senior Pension Plan, and any additional Supplemental Retirement Agreement in effect between the Bank and the Officer, in the event of any discharge resulting in a payment obligation under subsection (a) of this Section, the Bank shall pay the Officer additional supplemental amounts equal to the difference between the Officer's retirement benefits under the foregoing plans and agreements and the retirement benefits the Officer would have received under such plans and agreements if (A) the Officer were 100% vested in all such retirement benefits, and (B) the Officer were credited with an additional three years of service under all such plans and agreements. The supplemental amounts described in this subsection shall be calculated in the same manner and paid at the same time and in the same form (including survivor benefits, if applicable) as the Officer's retirement benefit under The People's Bank Enhanced Senior Pension Plan.

      Section 4.  Discharge. For purposes of Section 3:

      (a) the Officer shall be deemed discharged if (i) he is discharged by the Bank or if (ii) the Officer elects to discontinue his employment with the Bank for "good reason," as defined in subsection (b).

      (b) "Good reason" shall mean the occurrence of any of the following events, without the Officer's express written consent, following a Change In Control:

      (i) Any adverse alteration in or diminution of the nature or status of the Officer's responsibilities or conditions of employment from those in effect immediately prior to such Change
In Control;

      (ii) Any reduction in the Officer's base salary or change in the method of computation of incentive compensation resulting in a diminution of the Officer's incentive compensation other than any reduction or change which is effected by the Bank in good faith and in the reasonable exercise of its business judgment and which is of general applicability to all officers of the Bank in the case of reduction of base salary or to all Bank officers receiving incentive compensation in the case of changes to the method of incentive compensation;

      (iii) A relocation which would result in the Officer's location of employment following such Change In Control being 75 or more miles away from his or her location of employment prior to the Change In Control;

      (iv) The Bank's failure to pay the Officer any compensation within 30 days of the date of such compensation is due;

      (v) The Bank's discontinuance of any compensation plan in which the Officer participated immediately before the Change In Control, or discontinuance of the Officer's participation in any such plan, if such plan is material to the Officer's total compensation, excluding any (A) amendment or substitution of plans which is effected by the Bank in good faith and in the reasonable exercise of its business judgment and which is of general applicability to all participants in such plans or (B) amendment, substitution, or discontinuance of plans which is effected by the Bank in order to comply with any state or federal statute, regulation, or regulatory order;

      (vi) The Bank's failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 11(a) hereof.

      (c) A separation from employment because of permanent disability shall not be considered a discharge, but the Officer shall receive the disability benefits available under the then existing plans of the Bank or any successor.

      (d) A sale of assets of the Bank or a merger of the Bank, in each case where the successor (i) assumes and agrees to perform this Agreement in accordance with Section 11(a) and (ii) offers the Officer a position comparable to that the Officer had with the Bank immediately prior to the sale or merger, shall not be deemed a discharge. For purposes hereof, a new position shall not be deemed comparable to the Officer's old position if it involves the occurrence of any of the events constituting good reason, as defined in subsection (b) of this Section.

      (e) A discharge is "for cause" only if occasioned by (i) the Officer's willful failure substantially to perform his duties with the Bank, which continues after the board of directors of the Bank delivers to the Officer a written demand for performance specifically identifying the manner in which the board believes the Officer has failed to perform his duties; or (ii) the Officer's willfully engaging in conduct which is demonstrably and materially injurious to the Bank, monetarily or otherwise. For purposes of this section, no act or failure to act by the Officer shall be deemed "willful" unless done or omitted to be done not in good faith and without reasonable belief that such action or omission was in the best interest of the Bank. The Officer shall not be deemed to be discharged for cause unless and until there is delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the board, at a meeting of the board called and held for such purpose (after reasonable notice to the Officer and an opportunity for the Officer, together with his counsel, to be heard before the board), finding that, in the good faith opinion of the board, the Officer was guilty of the conduct set forth above and specifying the particulars thereof in detail.

      (f) A discharge of the Officer by the Bank or termination of employment by the Officer for good reason shall be communicated by written notice to the other party hereto. Such written notice shall specify the provisions of this Agreement relied upon and shall set forth any facts and circumstances pertinent thereto; provided that, in the case of a discharge for cause, such written notice shall be the copy of the board resolution described in subsection (e). If, within fifteen days after the notice of discharge or termination is given, the receiving party notifies the other party in good faith that a dispute exists concerning the discharge or termination, and if such party pursues the resolution of such dispute with reasonable diligence, then the Bank shall continue in effect the Officer's compensation and benefits immediately prior to such discharge or termination until the dispute is resolved, either by mutual written agreement of the parties, or in accordance with the arbitration procedure set forth in Section 10. If the resolution of the dispute results in a determination that benefits are payable under Section 3, the amount of the lump sum payment under Section 3(a) shall be offset by the amount of the compensation paid during the dispute, and the period of benefit continuation under Section 3(b) and the period of additional service credit under Section 3(c) shall be determined to be satisfied to the extent of such benefits and credit provided to the Officer during the pendency of the dispute.

      Section 5.     Limitation on Payment Obligation.

      (a) Notwithstanding any other provision of this Agreement, any "parachute payment" to be made to or for the benefit of the Officer, whether pursuant to this Agreement or otherwise, shall be modified to the extent necessary so that the requirements of either subparagraph (i) or (ii) below are satisfied:

      (i) The aggregate "present value" of all "parachute payments" payable to or for the benefit of the Officer, whether pursuant to this Agreement or otherwise, shall be less than three times the Officer's "base amount"; or

      (ii) Each "parachute payment" to or for the benefit of the Officer, whether pursuant to this Agreement or otherwise, shall be in an amount which does not exceed the portion of the "base amount" allocable to such "parachute payment" or, if greater, the "reasonable compensation" allocable to such "parachute payment."

      For the purposes of this limitation, (i) no "parachute payment" the receipt of which the Officer shall have effectively waived prior to the date which is fifteen (15) days following termination of employment and prior to the earlier of the date of constructive receipt and the date of payment thereof shall be taken into account; and (ii) any reduction in the payments and benefits pursuant to Section 3 shall be made in order of clauses
(a) through (c) except to the extent that such payments and benefits are "reasonable compensation."

      (b) Notwithstanding any other provision of this Agreement, no "illegal parachute payments" shall be made to or for the benefit of the Officer.

      (c) For purposes of this Section:

      (i) The term "base amount" shall have the meaning set forth in section 280G(b)(3) of the Code;

      (ii) The term "parachute payment" shall mean a payment described in section 280G(b)(2)(A) and not excluded under section
280G(b)(4)(A) or Section 280G(b)(6) of the Code;

      (iii) The term "illegal parachute payment" shall mean a payment described in section 280G(b)(2)(B) of the Code;

      (iv) "Present value" shall be determined in accordance with section 280G(d)(4) of the Code;

      (v) The term "reasonable compensation" shall mean reasonable compensation for prior personal services as defined in section
280G(b)(4)(B) of the Code; and

      (vi) The portion of the "base amount" and the amount of "reasonable compensation" allocable to any "parachute payment" shall be determined in accordance with section 280G(b)(3) and (4) of the Code.

      (d) This Section shall be interpreted and applied to limit the amounts otherwise payable to the Officer under this Agreement or otherwise only to the extent required to avoid the imposition of excise taxes on the Officer under section 4999 of the Code or the disallowance of a deduction to the Bank under section 280G(a) of the Code, except that the Officer shall be presumed to be a disqualified individual for purposes of applying the limitations set forth in subsection (a) above without regard to whether or not the Officer meets the definition of disqualified individual set forth in section 280G(c) of the Code. In the event that the Bank and the Officer are unable to agree as to the application of this Section, the Bank's independent auditors shall select independent tax counsel to determine the amount of such limits. Such selection of tax counsel shall be subject to the Officer's consent, provided that the Officer shall not unreasonably withhold his consent. The determination of such tax counsel under this Section shall be final and binding upon the Bank and the Officer.

      (e) Notwithstanding any other provision of this Agreement, the Bank shall not be obligated to make, and the Officer shall have no right to receive, any payment, benefit or amount under this Agreement which would violate any law, regulation or regulatory order applicable to the Bank or its parent at the time such payment, benefit or amount is due, including, without limitation, Section 1828(k)(1) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation. In such event the provisions of
Section 14(b) below shall apply.

      Section 6. The Bank's Right of Discharge. Subject to its obligation to make the payments specified in Section 3, it is expressly agreed that the Bank shall have the right to discharge the Officer at any time and for any reason, or for no reason.

      Section 7. Payment of Attorneys Fees, Interest and Cost. If the Bank fails to make any payment required under Section 3, the Officer shall be entitled to receive, in addition to the payments hereunder, (i) interest on all such payments at the prime rate announced by the Bank or its successor as of January 1 of the calendar year in which the lump sum payment under Section 3(a) is due, plus one percent per annum from the date such payments were due; (ii) costs of any arbitration or legal proceeding; and (iii) reasonable attorneys fees incurred by the Officer with respect to the enforcement of this Agreement, including any attorneys fees incurred under Section 5, whether or not any fees are contingent in nature. In addition, the Bank shall pay reasonable attorneys fees incurred by the Officer in connection with a tax audit or proceeding involving the Internal Revenue Service or a state taxing authority to the extent attributable to the Bank's interpretation, or the interpretation of independent tax counsel pursuant to Section 5, of the application of Code section 4999 to any payment or benefit hereunder.

      Section 8. Effect on other Contracts. Except as provided in
Section 5 and below, this Agreement shall not affect the Officer's rights under any compensation, pension, benefit, stock option, or incentive plans.

      (a) The lump sum severance payment described in Section 3(a) shall be in lieu of any severance payments to which the Officer would otherwise be entitled under any severance pay plan or arrangement maintained by the Bank.

      Section 9. No Mitigation. the Officer shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefit earned by the Officer after his discharge, except as provided in Section 3(b).

      Section 10. Arbitration. Except as otherwise provided in
Section 5, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Bridgeport, Connecticut, in accordance with Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitator's award in any court having jurisdiction.

      Section 11. Binding Effect.

      (a) The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of its business and/or assets to expressly assume and agree to perform this Agreement.

      (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective succesors, assigns, heirs, executors, and administrators.

      Section 12. Sole Remedy. In the event of the discharge of the Officer under the circumstances giving rise to the payment obligation described in Section 3, the payments and other benefits provided for by this Agreement, by any stock option or other agreement between the Bank and the Officer in effect at the time, and by any other applicable plan of the Bank shall constitute the entire obligation of the Bank to the Officer and shall also constitute full settlement of any claim under law or in equity that the Officer might otherwise assert against the Bank or any of its employees on account of such discharge. In order to effectuate the intent of this Section, the Officer agrees to deliver an enforceable release of claims against the Bank, at the time of receipt of the lump sum payment pursuant to
Section 3(a).

      Section 13. Governing Law. The validity, interpretation, and enforcement of this Agreement shall be governed by the laws of the State of Connecticut.

      Section 14. Severability.

      (a) If any provision of this Agreement is declared void or unenforceable for any reason, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

      (b) If any provision of this Agreement is unenforceable solely on account of Section 5(e) above, the lump sum payment and/or an amount equal to the value of the unpaid benefits under
Section 3 shall be due and payable within 30 days of the first date on which the Bank may legally make such payment. Interest shall be paid on the amounts due in accordance with Section 7 above, unless prohibited by Section 5(e) above. The Bank agrees to use its best efforts to receive the regulator(s)' permission to make payments due under Section 3. The Bank's obligation to make such application for permission to make such payments shall continue for a period of six (6) years subsequent to the discharge of the Officer.

      Section 15. Entire Agreement. This writing represents the entire agreement and understanding of the parties with respect to the subject matter of the Agreement and it may not be altered or amended except by an agreement in writing.

      IN WITNESS WHEREOF the parties have executed this Agreement effective as of the date written above.


Attest: /s/ Robert C. Clarkson     /s/ Bryan J. Huebner
       ------------------------    ---------------------------------
                                   Bryan J. Huebner


                                   PEOPLE'S BANK


                                   By: /s/ David E.A. Carson
                                      ------------------------------
                                      David E.A. Carson, President
                                      and Chief Executive Officer

                                                       Exhibit XV


                    SHORT TERM INCENTIVE PLAN
                       FOR KEY EMPLOYEES OF
                          PEOPLE'S BANK

                       1997 PLAN GUIDELINES


The Human Resources Committee (the "Committee") of the Board of Directors has approved the following Corporate Performance Measures, Performance Targets, and Target Awards for the calendar year ending December 31, 1997, for the Short Term Incentive Plan (the "Plan") for Key Employees of People's Bank (the "Bank").

1. Role of the Human Resources Committee. The following Plan details are guidelines which the Human Resources Committee of the Board has approved and has the stated intention of following. However, notwithstanding any other statement contained herein, the Committee and the Board reserves the authority to approve, modify, or disallow any payment under this Plan.

2. Eligibility. All employees in Grade 8 and above, not in a production or sales incentive plan, are eligible for participation.

3.    Bank Performance Measure.  The following Bank Performance
      Measure will be used for the calendar year 1997:

           -    Return on Equity - Net Income divided by average
                Shareholders' Equity.

      Note:  The Net Income will be for the consolidated entity.

4. Individual Performance Measure. These are three to five individual performance objectives that relate to the Bank's strategic business objectives for the Plan Year.

5. Provision. To receive a payment under the Plan, the Bank's capital ratios must meet or exceed regulatory requirements and the Bank's ROE must meet or exceed threshold.

      To receive a payment under the Plan, participants must achieve a minimum of 70% of their Individual Performance
      Objectives and receive a rating of "Meets Most" or higher on their most recent performance evaluation.

6. Corporate Performance Targets. Any payment will be based on People's 1997 ROE relative to the Performance Target. For
      1997, the Performance Target ROE is 14.7%.

7. Pool Funding. Initial pool funding will be comprised of two parts:

           -    Bank Portion
                Funding of this part of the pool is the sum of the target bank portion awards of all participants.

           -    Individual Portion
                Funding of this part of the pool is the sum of the actual individual portion awards after the determination of achievement of Individual
                Performance Objectives.

The combined Bank and Individual pool is then contingent upon People's ROE performance according to the following scale.

                            People's           %
                            1997 ROE      Pool Funded
                            --------      -----------
          Maximum             16.2%          150.0%
                              15.8%          130.0%
                              15.3%          115.0%
          Target              14.7%          100.0%
                              14.2%           90.0%
                              13.7%           80.0%
          Threshold           13.2%           70.0%

8.    Target Incentive Awards. Each participant has been slotted into tiers based upon responsiblities and/or duties. Target
      Awards as a percentage of base salary vary by Tier as
      follows:
                                             Target
                                           Incentive
          Tier                               Amount
          ----                               ------
            I - President                      50%
           II - Executive Vice President       40%
          III - Senior Vice President          30%
           IV - First Vice President           20%
            V - Vice President                 15%

Awards are paid out based upon achievement of Bank and Individual
Objectives. Portions of each Participant's award are allocated based upon Bank and Individual results as follows:

                              Allocation % Based on:
                            Bank              Individual
          Tier             Results             Results
          ----             -------             ------
            I               100%                  0%
           II                80%                 20%
          III                20%                 80%
           IV                20%                 80%
            V                20%                 80%

9. Example of Payment Calculation. The Bank results component payment will be allocated to individuals based solely upon Bank's performance:

      Bank Results. The Bank portion of each Award (20%-100%) will be paid out once Bank performance results are calculated.
      The following general formula will be used to determine a Participant's Bank portion of their Award:

         Example:  Tier V Participant

         Salary:             $80,000
         Target Award:       $12,000   ($80,000 x 15%)
         Bank Allocation %:      20%
         Pool Funded %:         125%   (% of Target)

         Bank portion of award paid =

         [Target Award] x [Bank Allocation %] x [% Pool Funded]

         [$12,000] x [20%] x [125%] = $3,000

      Individual Results. The individual results portion of the Plan depends upon the achievement of Individual Performance
      Objectives. The following general formula will be used to determine a participant's individual award portion:

      Individual portion of award paid =

         Example:  Tier V Participant
         Salary:                       $80,000
         Target Award:                 $12,000    ($80,000 x 15%)
         Individual Allocation %:          80%
         Individual Performance %:         90%    (% of Target)
         Pool Funded %:                   125%
         Individual portion of award paid =

         [Target Award] x [Individual Allocation %] x [Individual
         Performance Rating % (0% - 150%)] x [% Pool Funded].

         [$12,000] x [80%] x [90%] x [125%] = $10,800

         Note: The total award paid would be the sum of the Bank and individual portions. In the above example, the total award would be $13,300 ($3,000 + $10,800).

         This individual component is funded by allocating the sum of the actual individual portion awards of all participants after determination of achievement of Individual Performance Objectives. The funding is dependent on attaining Threshold Bank results performance. In the event the Bank results are less than Threshold, the Committee may decide to fund all or a portion of the individual component.

10. Terminations. If a participant terminates employment prior to the payout date of the Plan Year for reasons of death, retirement or disability, a pro-rata payout may be recommended to the committee. If a participant terminates employment for any other reason, any award for that year is forfeited.

11. Partial Year Participation. If an employee becomes a participant after the beginning of a Plan year, he/she may be eligible for a pro-rate award at the discretion of the Committee. Any employee who first becomes eligible for participation after the end of the third quarter will not be eligible for an award in that Plan year.

                                                        Exhibit XVI


                 1997 - 1999 Performance Unit Plan
                          People's Bank

The Human Resources Committee (The "Committee") of the Board of Directors has approved the following Performance Measures, Performance Targets, and Target Awards for the Three Year Performance Period beginning January 1, 1997 and ending December 31, 1999 (hereafter referred to as the "Performance Period") for the Long-Term Incentive Plan for Key Employees of People's Bank (The "Plan").

1. Role of the Human Resources Committee. The following Plan details are guidelines which the Human Resources Committee of the Board has approved and has the stated intention of following. However, notwithstanding any other statement contained herein, the Committee and the Board reserves the authority to approve, modify, or disallow any payment under this Plan.

2.    Eligibility:  All employees in grade 10 and above.

3. Target Awards: Three year cumulative plan payout at the end of the Performance Period, expressed as a percent of base salary.

                                                       3-Year
                                                     cumulative
         Tier      Grade     Title                     Target
         ----      -----     -----                   ----------
         I           -       Chief Exec. Officer         75%

         II          -       Exec. Vice President        45%

         III        12       Senior Vice President       25%

         IV        10 & 11   First Vice President        20%

        The actual number of performance units granted to participants is calculated by dividing their target dollar amount by the $30.00 target unit value illustrated in item #5.

4. Performance Measures: The following performance measures will be used for the Performance Period:

      - ROE: 15% average ROE over the three year period; calculated by adding each year's ending average equity, divided by three, and adding each year's net income divided by three.

      - Total Return to Shareholders: Compared to (a) the S & P 500 index, (b) the SNL New England Bank Index, and (c) the SNL Thrift Index - Assets greater than $5 billion, equally weighted, over the three year period.

5.    -  Target Unit Value:  Set at $30.00

      - Actual Value: Will be determined by the following scale;

                       People's
                    Performance as a
                    % of the Target         % Payout
                    ---------------         --------
          Maximum         115%                 150%
          Target          100%                 100%
          Threshold        85%                  50%

      Performance between threshold and target, and between target and maximum, will be computed based upon a straight line interpolation.

6.    Example:

      1)  Target ROE               15.0%
          People's Actual ROE      15.5%
          People's Performance    103.3% of Target
          Payout Interpolation    111.0%

      2)  Index TRS                50.0%
          People's Actual          45.0%
          People's Performance     90.0% of Target
          Payout Interpolation     66.7%

      ROE Value is $15 (1/2 of $30 Unit Value) x 111% = $16.65 TRS Value is $15 (1/2 of $30 Unit Value) x 66.7% = $10.00
      Total Performance Unit Value is....................$26.65
      Cumulative Plan Payout = Units granted x Unit Value

7. Provision: To receive a payout from the Performance Unit Plan, the Bank must achieve the following:

      A. Capital ratios must meet or exceed regulatory requirements during the three year Performance period

      B. A cumulative positive net income result at the end of the three year Performance Period

8. Terminations: If a participant terminates employment prior to the payout date of the Performance Period for reasons of death, retirement or disability, a pro-rata payout of Performance Units may be recommended to the committee at the time of the Plan payout. If a participant terminates employment for any other reason, any award for that Performance Period is forfeited.

9. Pro-Rata Participation: If an employee becomes eligible for participation in the Plan during the Performance Period prior to the end of the second year, a pro-rata Performance Unit award may be earned. If an employee becomes an eligible participant after the end of the second year, no award should be earned.


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